UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Sec.240.14a-12
PARTY CITY HOLDCO INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PARTY CITY HOLDCO INC.
80 Grasslands Road
Elmsford, NY 10523
Dear Stockholder:	April 26, 2021
We cordially invite you to attend our 2021 Annual Meeting of Stockholders on Thursday, June 10, 2021, at 8:30 a.m. (eastern time), to be held by virtual meeting format at www.virtualshareholdermeeting.com/PRTY2021. We hope that you will be able to join us.
Securities and Exchange Commission rules allow companies to furnish proxy materials to their stockholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to each of our stockholders providing instructions on how to access our proxy materials and fiscal 2020 Annual Report over the Internet. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials.
Details regarding how to access the virtual meeting are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in this proxy statement. We have also made available a copy of our fiscal 2020 Annual Report with this proxy statement. We encourage you to read our fiscal 2020 Annual Report. It includes our audited financial statements and provides information about our business and products.
Your vote is very important to us. Whether or not you plan to attend the meeting online, your shares should be represented and voted.
Sincerely,

Brad Weston
President and Chief Executive Officer

PARTY CITY HOLDCO INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2021

The Annual Meeting of Stockholders (the “Annual Meeting”) of Party City Holdco Inc. (the “Company” or “Party City”) will be held by virtual meeting format at www.virtualshareholdermeeting.com/PRTY2021 on Thursday, June 10, 2021, at 8:30 a.m. (eastern time), for the following purposes as further described in the proxy statement accompanying this notice:
1)
To elect eleven directors named in this proxy statement, each to hold office until the Company’s annual meeting of stockholders in 2022, or until his or her successor has been duly elected and qualified;

2)	To consider and act upon the approval of the amendment to and restatement of the Company’s Amended and Restated 2012 Omnibus Incentive Plan;
3)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for fiscal 2021; and
4)	To consider any other business properly brought before the meeting.
Stockholders of record at the close of business on April 12, 2021 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.
To attend the Annual Meeting, you must demonstrate that you were a Party City stockholder as of the close of business on April 12, 2021 or hold a valid proxy for the Annual Meeting from any such stockholder. Due to the ongoing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our directors, employees and stockholders, the Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PRTY2021. You will also be able to vote your shares electronically at the Annual Meeting. Details regarding how to attend the meeting online are more fully described in the Notice of Meeting and Proxy Statement.
By Order of the Board of Directors

Ian Heller
Assistant Secretary
Elmsford, NY
April 26, 2021
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on June 10, 2021: This proxy statement and our fiscal 2020 Annual Report to stockholders are available at www.proxyvote.com as well as on the Investor Relations section of our website at investor.partycity.com.

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Proxy Statement
PARTY CITY HOLDCO INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2021

General Information

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Party City Holdco Inc. (the “Company” or “Party City”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 8:30 a.m. (eastern time) on Thursday, June 10, 2021. The Annual Meeting will be held in a virtual meeting format at www.virtualshareholdermeeting.com/PRTY2021.
Important Notice Regarding the Internet Availability of Proxy Materials. We save significant mailing and printing costs by providing proxy materials to you over the Internet in accordance with Securities and Exchange Commission (“SEC”) rules. On or about April 26, 2021, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our fiscal 2020 Annual Report on Form 10-K online. The Notice of Internet Availability of Proxy Materials, which cannot itself be used to vote your shares, also provides instructions on how to vote by Internet and how to request a paper copy of the proxy materials, if you so desire. The Notice of Internet Availability of Proxy Materials includes a control number that must be entered at the website in order to view the proxy materials. Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of our proxy materials, the Proxy Statement and fiscal 2020 Annual Report on Form 10-K are available to you at www.proxyvote.com.
Why a Virtual Meeting?

Due to the ongoing public health impact COVID-19 and to support the health and well-being of our directors, employees and stockholders, we are relying on the latest technology to host a virtual Annual Meeting. Stockholders will be able to attend the Annual Meeting online and submit questions by visiting www.virtualshareholdermeeting.com/PRTY2021. Stockholders will also be able to vote their shares electronically during the Annual Meeting.
Who May Vote

The Board has set April 12, 2021 as the record date (the “Record Date”). As of the Record Date, 111,268,696 shares of common stock, $0.01 par value per share, of the Company were issued and outstanding. Stockholders are entitled to one vote per share of common stock outstanding on the Record Date on any matter presented at the Annual Meeting.
How To Vote

By Internet. You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card. If you are the beneficial owner (i.e. hold your shares in street name), you may be able to vote by Internet by following the instructions on your voting instruction form.
By Telephone. You can vote your proxy over the telephone by calling 1-800-690-6903. You must have your Notice or proxy card available when you call. If you are the beneficial owner (i.e. hold your shares in street name), you may be able to vote by telephone by following the instructions on your voting instruction form.
By Mail. If you requested a printed copy of the proxy materials, you can vote by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction form to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. If you requested a printed copy of the proxy materials and are the beneficial owner (i.e. hold your shares in street name), you can vote by mail by signing, dating and mailing the enclosing voting instruction form in the envelope provided; you must contact your broker, bank or other nominee to obtain any missing proxy materials, including the voting instruction form. Please allow sufficient time for delivery if you decide to vote by mail. Further, please do not mail in the Notice, as it is not intended to serve as a voting instrument.
At the Annual Meeting. The Annual Meeting will be held entirely online. See “Attending the Annual Meeting” on how to attend and vote at the Annual Meeting.
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Proxy Statement
The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked will be voted at the Annual Meeting. Internet voting facilities for stockholders of record will be available 24 hours a day beginning immediately and will close at 11:59 p.m., Eastern Time, on June 9, 2021. Voting limitations for beneficial owners will be set forth in the voting instruction form, or you may contact your broker, bank or other nominee.
How Proxies Work

The Board of Directors is asking for your proxy. This means you authorize Bradley M. Weston and Ian R. Heller (members of Party City’s management) as proxyholders to vote your shares at the Annual Meeting in the manner you direct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted in accordance with the stockholder’s specific voting instructions. If you do not specify how you wish the proxyholders to vote your shares, then they will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxyholders may determine in their discretion for any other matters properly presented for a vote at the meeting.
Many of our stockholders hold their shares in “street name” through a broker, bank or other nominee rather than directly in their own names. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, and the applicable proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting if you obtain a legal proxy. Your broker, bank or nominee has enclosed a voting instruction form for you to use in directing the broker, bank or nominee on how to vote your shares.
You may receive more than one set of proxy materials and voting instrument depending on how you hold your shares. For example, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one Notice of Internet Availability of Proxy Materials, more than one e-mail or more than one proxy card. If you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability of Proxy Materials, a separate e-mail or a separate voting instruction form for each brokerage account in which you hold your shares. To vote all of your shares, you must vote separately as described above under “How to Vote” for each Notice of Internet Availability of Proxy Materials, e-mail notification or proxy card and/or voting instruction form that you receive.
Quorum

Transaction of business at the Annual Meeting may occur only if a quorum is present. The presence, online or by proxy, of the holders of a majority of the total votes entitled to be cast by the holders of all outstanding common stock of the Company, present in person or by proxy, will constitute a quorum. If a quorum is not reached, the Annual Meeting will be adjourned until a later time.
Revoking Your Proxy or Changing Your Vote

If you are a stockholder of record, you may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting by (i) submitting a written notice of revocation to the Company for receipt by the Company’s Secretary at or before the Annual Meeting, to Party City, 80 Grasslands Road, Elmsford, NY 10523, (ii) delivering a proxy bearing a later date using any of the voting methods described above under “How to Vote,” including by telephone or via the Internet, and until the applicable deadline for each method specified in the accompanying Notice, proxy card or voting instruction form, or (iii) attending the virtual Annual Meeting and voting online. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote online at the meeting. For all methods of voting, the last vote cast will supersede all previous votes.
If you hold your shares through an account with a bank, broker or other nominee, you may change or revoke your voting instructions by following the specific directions provided to you by the holder of record, or, if you have obtained a legal proxy from your bank, broker or other nominee, by attending the Annual Meeting, and revoking your prior vote and/or voting online.
Votes Needed

The following are the voting requirements for each proposal:
Proposal 1: Election of Directors. The election of directors will be determined by a plurality of the votes cast, meaning that the nominees with the greatest number of votes cast for election, even if less than a majority, will be elected.
Proposal 2: Approval of the proposed amendment to and restatement of the Amended and Restated 2012 Omnibus Incentive Plan. The approval of the proposed amendment to and restatement of the Company’s Amended and Restated 2012 Omnibus Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.
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Proxy Statement
Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP (“E&Y”) as the independent registered public accounting firm of the Company for fiscal 2021 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.
Other Items. For any other matters, the affirmative vote of a majority of the votes cast on the item at the Annual Meeting online or by proxy will be required for approval.
Withhold Votes, Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted as present or represented for purposes of determining a quorum for the Annual Meeting. A broker non-vote is a proxy from a bank, broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the bank, broker or other nominee does not have discretionary voting power. Shares held by a bank, broker or other nominee that are not voted on any matter at the meeting are not included in determining whether a quorum is present.
Banks, brokers and other nominees who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. Although the determination of whether a nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that the proposal on ratification of the appointment of our independent registered public accounting firm (Proposal 3) will be a routine matter and that the other proposals (Proposals 1 and 2) will be non-routine matters. Accordingly, if your shares are held by a bank, broker or other nominee on your behalf and you do not instruct the bank, broker or other nominee as to how to vote your shares, your bank, broker or other nominee will be entitled to exercise discretion to vote your shares only on the proposal to ratify the appointment of our independent registered public accounting firm, but your bank, broker or other nominee may not exercise discretion to vote on the other proposals.
With respect to Proposal 1, the election of directors, only “for” and “withhold” votes may be cast, and broker non-votes will have no effect on the outcome of this proposal. With respect to Proposals 2 and 3, the approval of the amendment to and restatement of the Company’s Amended and Restated 2012 Omnibus Incentive Plan and the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for fiscal 2021, only “for,” “against” and “abstain” votes may be cast. For Proposal 2, abstentions will be treated as votes against the proposal under NYSE rules, which require the number of votes cast in favor of the proposal to exceed the aggregate of votes cast against the proposal plus abstentions, and broker non-votes will have no effect on the outcome of the proposal. For Proposal 3, abstentions and broker non-votes will have no effect on the outcome of the proposal, and we expect that there will be no broker non-votes on this proposal due to the discretionary authority described above.
Board’s Voting Recommendations

The Board recommends that you vote your shares:
•	“FOR ALL” to elect all of the director nominees named in this Proxy Statement to the Board;
•	“FOR” the approval of the amendment to and restatement of the Company’s Amended and Restated 2012 Omnibus Incentive Plan; and
•	“FOR” the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for fiscal 2021.
Advisory Votes on the Frequency of Say-On-Pay Proposal

In an advisory vote on the frequency of the say-on-pay proposal held at our 2016 Annual Meeting of Stockholders, stockholders voted in favor of holding a say-on-pay vote every three years. In light of this result and other factors, the Board of Directors determined to hold the say-on-pay vote every three years. The Company held an advisory vote on Named Executive Officer compensation at the 2019 Annual Meeting of Stockholders and will hold its next frequency of the say-on-pay vote and advisory vote on say-on-pay at the 2022 Annual Meeting of Stockholders.
Solicitation of Proxies

This solicitation is being made by our Board. We will bear all costs of this proxy solicitation, including the cost of preparing, printing and delivering materials, the cost of the proxy solicitation and the expenses of brokers, fiduciaries and other nominees who forward proxy materials to stockholders. This cost also includes support for the hosting of the virtual Annual Meeting.
Stockholder List

For ten days prior to the Annual Meeting, a complete list of stockholders will be available during regular business hours at our principal executive office, 80 Grasslands Road, Elmsford, New York 10523. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting. The stockholder list also will be available to view by stockholders attending the Annual Meeting that log in to the meeting with their 16-digit control number.
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Proxy Statement
Voting Results

The Company will announce preliminary voting results at the Annual Meeting and publish final voting results in a Current Report on Form 8-K, which we intend to file with the SEC within four business days of the completion of the Annual Meeting.
Attending the Annual Meeting

Only stockholders of record as of the close of business on April 12, 2021, their properly designated proxies and guests of the Company may attend the Annual Meeting. To participate in the Annual Meeting, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Material or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at 8:30 a.m. (eastern time). We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:20 a.m. (eastern time), and you should allow ample time for the check-in procedures. If your shares are held in street name and you did not receive a 16-digit control number, you may gain access to and vote at the Annual Meeting by logging into your bank or brokerage firm’s website and selecting the stockholder communications mailbox to access the meeting. The control number will automatically populate. Instructions should also be provided on the voting instruction form provided by your bank or brokerage firm. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest,” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date.
What if During the Check-In Time or During the Annual Meeting I have Technical Difficulties or Trouble Accessing the Virtual Meeting Website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.
Conduct of the Meeting

Rules of conduct for the Annual Meeting will be posted online at the Annual Meeting website. Pursuant to the Company’s Amended and Restated Bylaws, the Chair of the Board will act as Chair and preside over the Annual Meeting. The Chair has broad authority to conduct the meeting in an orderly and timely manner. This authority includes making all rulings on matters of procedure at the Annual Meeting, including recognizing stockholders or proxies who wish to speak, determining the extent of discussion on each item of business and managing disruptions or disorderly conduct.
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Corporate Governance
Leadership of the Board
The Board is responsible for the oversight of the Company’s overall strategy and operations. The Board is committed to objective oversight of the Company’s management, especially through its independent leadership and committee membership.
The Company does not have a fixed policy regarding the separation of the offices of Chair of the Board and Chief Executive Officer and believes that it should maintain the flexibility to select the Chair of the Board and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders at such time. Currently, the roles of Chief Executive Officer and Chair of the Board are separate, and our Chair of the Board is an independent director. The Chief Executive Officer is responsible for the general management, oversight, leadership, supervision and control of the day-to-day business and affairs of the Company and ensures that all directions of the Board are carried into effect. The Chair is charged with presiding over all meetings of the Board (as well as executive sessions of the independent or non-management directors) and the Company’s stockholders and providing advice and counsel to the Chief Executive Officer and other Company officers regarding the Company’s business and operations.
In addition, independent directors are the sole members of the Audit, Compensation, and Nominating and Governance Committees, which oversee critical matters of the Company, including the integrity of the Company’s financial statements, the compensation of executive management, the appointment and nomination of directors, and the development of the Company’s corporate governance policies and structures.
Board Independence
Our Corporate Governance Guidelines provide that our Board will be comprised of a majority of directors who are independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being independent as defined by the NYSE rules. Our Board reviews any transactions and relationships between each non-management director or any member of his or her immediate family and the Company. The purpose of this review is to determine whether there are any such relationships or transactions and, if so, whether they were inconsistent with a determination that the director was independent. Our Board then makes an affirmative determination whether or not each director or nominee is independent. As a result of our review process described above, our Board unanimously determined that Messrs.
Alsfine, Collins, Conroy, Creekmuir, Frascotti and Matthews and Mses. Dodds-Brown, Fleiss, Klinger and Millstone-Shroff are independent under the governance and listing standards of the NYSE.
After considering all of the relevant facts and circumstances, the Board also has determined that each member of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee qualifies as independent in accordance with the rules established by the SEC and the NYSE for such committees, including the additional independence considerations for members of the Audit Committee and Compensation Committee.
Risk Oversight
The Board’s role in the Company’s risk oversight process includes regularly reviewing at the Audit Committee level – at least annually – the Company’s risk management efforts, including receiving reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and cyber security risks. The full Board receives these reports from the Audit Committee Chair in order to aid its understanding of the Company’s risk identification, risk management and risk mitigation strategies. The Audit, Compensation and Nominating and Governance Committees are responsible for evaluating certain risks relevant to their respective responsibilities and overseeing the management of such risks, as described below, and the entire Board is informed of such risks at the Board meetings, following a given committee meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
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Corporate Governance
Full Board • Business plan and budget • Strategy • Liquidity • Crisis management, including pandemic response	Audit Committee • Financial reporting • Internal controls • Credit risk • Compliance • Risk management	Compensation Committee • CEO and executive officer compensation • Company-wide compensation programs and policies • Human capital management	Nominating and Governance Committee • Board structure and composition • Board effectiveness • Key governance policies • Corporate social responsibility
Corporate Social Responsibility Highlights
Our environment, social and governance practices are integrated into our core business strategy with oversight responsibility by the Nominating and Governance Committee, and we embrace these practices as an integral part of our corporate culture. We have further increased our focus on our Diversity & Inclusion work, listening to the organization so we could create strategies that are meaningful to our employees and customers and the communities in which we operate. Party City is also committed to working and partnering with small businesses across the nation and in particular minority and women owned businesses. As an example, over a third of the businesses we employ for the repair and maintenance of our retail stores are minority and women owned. We are proud of this accomplishment and will continue to seek new opportunities for our small business partners.
We are committed to supporting conditions under which people and nature can productively co-exist through an array of initiatives designed to achieve this goal. The following summarizes some of the initiatives that we have undertaken to encourage global sustainability among our processes, suppliers and customers:
•	using energy, land, air, and water resources efficiently in facilities and processes;
•	implementing environmental and energy conservation programs;
•	increasing use of recycled and recyclable materials in product and packaging;
•	responsible sourcing of timber products, including FSC-certified material;
•	reducing packaging materials, especially resin-based items;
•	offering renewable resources, such as sugar cane, corn, or bamboo, for consumer products;
•	minimizing waste and energy consumption at company-owned facilities;
•	identifying products and packaging which should be replaced or redesigned to lessen environmental impact;
•	collaborating and supporting organizations, such as Wounded Nature-Working Veterans, to provide products that are “Better Choices for Nature”; and
•	communicating with consumers about proper use, re-use, and disposal of our branded products.
Board Annual Performance Reviews
Our Corporate Governance Guidelines provide that the Nominating and Governance Committee is responsible for periodically, and at least annually, conducting a self-evaluation of the Board as a whole. In addition, the written charters of the Audit Committee, Nominating and Governance Committee, and the Compensation Committee provide that each such committee will evaluate its performance on an annual basis using criteria that it has developed and will report to the Board on its findings. Such evaluations were conducted in 2020 by the Board and each of the committees.
Board Nominations and Board Refreshment
Pursuant to its charter, our Nominating and Governance Committee is responsible for recommending to the Board candidates to stand for election to the Board at the Company’s annual meeting of stockholders and for recommending candidates to fill vacancies on the Board that may occur between annual meetings of stockholders. The Corporate Governance Guidelines provide that nominees for director will be selected on the basis of their personal and professional ethics, integrity and values, business acumen and interest in the Company. Board members are expected to become and remain informed about the Company, its business and its industry and prepare for, attend and participate in all Board and applicable committee meetings. The Nominating and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. In addition, the Committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills.
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Corporate Governance
The Nominating and Governance Committee will consider recommendations of director nominees by stockholders so long as such recommendations are sent on a timely basis as set forth in our amended and restated bylaws and as summarized under “Other Information—Annual Meeting Advance Notice Requirements.” The Nominating and Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. We did not receive any director nominations by stockholders for the 2021 Annual Meeting.
In September 2020, we entered into a board nomination agreement (the “Board Nomination Agreement”) with certain nominating parties (the “Nominating Parties”) in connection with refinancing transactions in 2020. Pursuant to the terms of the Board Nomination Agreement, the Nominating Parties have the right to jointly designate one individual to serve on the Board of Directors. The Company has an ongoing obligation to appoint the Nominating Parties’ nominee, subject to the nominee meeting the requirements specified in Section 1(f) of the Board Nomination Agreement and being reasonably acceptable to the Nominating and Governance Committee of the Company, until the earlier of (i) August 15, 2025, (ii) the 15.00% senior secured notes due 2025 (the “Notes”) are accelerated or otherwise become due prior to August 15, 2025, or (iii) the Board Nomination Agreement
terminates because (x) the Nominating Parties in aggregate hold less than $40 million in Notes or (y) all Nominating Parties cease to be a Nominating Party by virtue of each Nominating Party no longer holding at least 50% of the Notes as of the date of the Board Nomination Agreement.
In September 2020, Morry J. Weiss resigned from our Board and, acting upon the recommendation of the Nominating and Governance Committee, the Board increased the size of the Board from ten to eleven directors and the Board appointed Jennifer Fleiss and Joel Alsfine to fill the vacancy resulting from Mr. Weiss’ resignation and the newly created directorship. In October 2020, acting upon the recommendation of the Nominating and Governance Committee, the Board increased its size from eleven to twelve directors and appointed Sarah Dodds-Brown to fill the newly created directorship. Each of Ms. Fleiss and Ms. Dodds-Brown was identified following a director search process led by the Nominating and Governance Committee that included review of the mix of specific experience, qualifications and skills of the Company’s directors to identify and evaluate potential director appointees. The Nominating and Governance Committee engaged a leading third-party search firm, Seiden Krieger Associates, to assist with the foregoing search process. Mr. Alsfine was nominated to the Board by the Nominating Parties pursuant to the Board Nomination Agreement described above.

Board Expertise and Diversity

We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests.
10 of 12 Independent Directors	4 of 12 Diverse Directors	Average Tenure Approx. 3 3∕4 Years	Average Age Approx. 56 1∕2 Years

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines setting forth guidelines and standards with respect to the role and composition of the Board, the functioning of the Board and its committees, the compensation of directors, succession planning and management development, the Board’s and its committees’ access to independent advisers and other matters. The Nominating and Governance Committee of the Board reviews and assesses corporate governance developments and recommends to the Board modifications to the Corporate Governance Guidelines as warranted. The Company has also adopted a Corporate Code of Business Conduct and Ethics for its directors, officers and employees. The Corporate Governance Guidelines and Corporate Code of Business Conduct and Ethics are posted on the Company’s website at investor.partycity.com under the
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Corporate Governance
Corporate Governance section. If we make any substantive amendment to the Corporate Code of Business Conduct and Ethics or grant any waiver, including any implicit waiver, from a provision of the Corporate Code of Business Conduct and Ethics
to certain executive officers, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on our website or in a report on Form 8-K.

Overboarding Policy

The Company expects that each of its directors will be able to dedicate the time and resources sufficient to ensure the diligent performance of his or her duties on the Company’s behalf, including attending Board and applicable committee meetings. Accordingly, the Corporate Governance Guidelines provide that
Board members should not serve on more than a total of four public company boards of directors. In addition, Board members who hold the position of chief executive officer of a public company should not serve on more than a total of three public company boards (including the board of his or her own company).

Communications with Directors

The Company is committed to ensuring that the views of stockholders and other interested parties are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Stockholders and other interested parties may communicate with the Board or individual directors, as applicable, by sending a letter to the director, c/o Secretary, Party City Holdco Inc., 80 Grasslands Road, Elmsford, New York 10523. All such letters will be promptly forwarded to the Board or individual directors, as applicable, by the Secretary.

Board Meetings and Annual Meeting Attendance

During the year ended December 31, 2020, the Board held sixteen (16) meetings. Each of the current directors attended at least 75% of the total of (i) the meetings of the Board held during the period for which he or she has been a director and (ii) the meetings of the committee(s) on which that director served during such period. The Company does not have a formal policy regarding director attendance at the annual meeting of stockholders of the Company. Each director who is up for election at the Annual Meeting is expected to attend the Annual Meeting online. All directors then in office attended the 2020 annual meeting of stockholders.
In addition to regular meetings of the full Board, the Company’s independent directors regularly meet in executive sessions without management participation. Currently, Norman S. Matthews, Chair, presides over such executive sessions.
8	| 2021 Proxy Statement | Party City Holdco Inc.

Corporate Governance
Committees of the Board

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each committee operates pursuant to a charter that has been approved by the Board. The current composition of each committee is as follows:
	Audit Committee	Compensation Committee	Nominating and Governance Committee
Joel Alsfine(1)	✔
Steven J. Collins(2)		Chair	✔
James G. Conroy(3)			Chair
William S. Creekmuir	Chair
Sarah Dodds-Brown(4)	✔
Jennifer Fleiss
John A. Frascotti(5)	✔
Lisa K. Klinger(6)	✔
Norman S. Matthews		✔	✔
Michelle Millstone-Shroff(7)		✔
(1)	Joel Alsfine was appointed to the Audit Committee in September 2020.
(2)	Steven J. Collins was appointed Chair of the Compensation Committee in July 2020.
(3)	James G. Conroy was appointed Chair of the Nominating and Governance Committee in January 2020.
(4)	Sarah Dodds-Brown was appointed to the Audit Committee in October 2020.
(5)	John A. Frascotti was appointed to the Audit Committee in January 2020.
(6)	Lisa K. Klinger is not standing for re-election to the Board at the Annual Meeting.
(7)	Michelle Millstone-Shroff was appointed to the Compensation Committee in January 2020. Prior to January 2020, she served as a member of the Audit Committee.
Audit Committee

The Audit Committee’s primary duties and responsibilities are to:
•
appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and review and appraise the audit efforts of our independent accountants;

•
review our reports filed with or furnished to the SEC that include financial statements, results or guidance, and produce an Audit Committee report for inclusion in our annual proxy statement or annual report;

•	establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters;
•	engage independent counsel and other advisers, as necessary;
•	determine funding of various services provided by accountants or advisers retained by the Committee;
•	serve as an independent and objective party to oversee our internal controls and procedures system;
•	oversee compliance with legal and regulatory requirements, including any violations of the Code of Business Conduct and Ethics;
•	review policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process;
•	oversee the scope of work and performance of the internal audit function; and
•	provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.
Party City Holdco Inc. | 2021 Proxy Statement |	9

Corporate Governance
Our Board has determined that each director appointed to the Audit Committee is financially literate and that each of Mr. Creekmuir and Ms. Klinger is an “audit committee financial expert” within the meaning of the SEC regulations and has accounting or related financial management expertise under the listing standards of the NYSE. Our Board has adopted a written charter pursuant to which the Audit Committee operates, which is reviewed periodically and at least annually. The Audit Committee met nine times during fiscal 2020.
Compensation Committee

The Compensation Committee is responsible for:
•
review and approval of corporate and individual goals and objectives relevant to executive officer compensation and evaluation of the performance of executive officers in light of the goals and objectives;

•	review and approval of executive officer compensation;
•	review and approval of the Chief Executive Officer’s compensation based upon the Nominating and Governance Committee’s evaluation of the Chief Executive Officer’s performance;
•	evaluation of appropriate peer group benchmarking in connection with evaluation of executive officer and director compensation;
•	recommendation to the Board of Directors regarding the adoption of new incentive compensation and equity-based plans, and administration of our existing incentive compensation and equity-based plans;
•	recommendation to the Board of Directors regarding compensation of the members of the Board of Directors and its committees;
•
review of and collaboration with management the compensation discussion and analysis to be included in our filings with the SEC and preparation of an annual Compensation Committee report for inclusion in our annual proxy statement or annual report;

•	review and approval of generally, any significant non-executive compensation and benefits plans;
•	analysis of risk as part of the review of our compensation policies and practices for all employees;
•	appointment, compensation, retention and oversight of the work of any compensation consultant; and
•	review of our significant policies, practices and procedures concerning human resource-related matters.
Our Board has adopted a written charter under which the Compensation Committee operates, and the charter is reviewed annually. The Compensation Committee met seven times during fiscal 2020.
Nominating and Governance Committee

The Nominating and Governance Committee is responsible for:
•	recruiting and retention of qualified persons to serve on our Board of Directors;
•	proposing such individuals to the Board of Directors for nomination for election as directors and to fill any vacancies on the Board of Directors;
•	evaluating the size and composition of our Board of Directors and committees;
•	reviewing the practices and policies with respect to directors, including stock ownership guidelines;
•	overseeing the annual evaluation of the performance of the Board of Directors and the evaluation of the Company’s Chief Executive Officer;
•	reviewing policies with respect to significant issues of corporate public responsibility; and
•	periodically assessing the Company’s Corporate Governance Guidelines.
Our Board has adopted a written charter pursuant to which the Nominating and Governance Committee operates, which is reviewed periodically. The Nominating and Governance Committee met four times during fiscal 2020.
The charters for each of our Board committees are available on our website at investor.partycity.com under the Corporate Governance section. References to any website addresses are not intended to function as hyperlinks and, except as specified herein, the information contained on or accessible through such websites is not part of this Proxy Statement.
10	| 2021 Proxy Statement | Party City Holdco Inc.

Proposal 1	TO ELECT ELEVEN DIRECTORS
Upon the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated Messrs. Alsfine, Collins, Conroy, Creekmuir, Frascotti, Harrison, Matthews and Weston and Mses. Dodds-Brown, Fleiss and Millstone-Shroff to serve as directors. Ms. Klinger will not be standing for re-election at the Annual Meeting. Each nominee has consented to be named in this proxy statement and agreed to continue to serve as a director if elected by the stockholders. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the Company will provide additional disclosures to stockholders, and the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee. Alternatively, the Board may leave the position vacant or reduce the size of the Board of Directors.
The Company seeks nominees with established strong professional reputations, sophistication, business acumen and experience in retail and consumer industries. The Company also seeks nominees with experience in substantive areas that are important to the Company’s business such as: international operations; accounting, finance and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; strategy and innovation; and digital infrastructure and communications. The Company’s nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. The nominees also have experience serving on boards of directors and board committees of other organizations, and each of the nominees has an understanding of public company corporate governance practices and trends.
In addition, all of the Company’s nominees have prior service on the Party City Board, which has provided them with significant exposure to both our business and the industry in which we compete. The Company believes that all its nominees possess the professional and personal qualifications necessary for board service, and the particularly noteworthy attributes for each director is highlighted in the individual biographies below.
Nominees for Election as Directors

General Information

Below is a summary of the Nominees for election as Director at the Annual Meeting, their ages as of April 12, 2021 and the year they were each first elected to the Board.
Name	Age	Position	Director Since
Norman S. Matthews	88	Non-Executive Chair and Director	2013
Joel Alsfine	51	Director	2020
Steven J. Collins	52	Director	2012
James G. Conroy	51	Director	2019
William S. Creekmuir	65	Director	2016
Sarah Dodds-Brown	48	Director	2020
Jennifer Fleiss	37	Director	2020
John A. Frascotti	60	Director	2019
James M. Harrison	69	Vice Chair and Director	2012
Michelle Millstone-Shroff	46	Director	2019
Bradley M. Weston	56	Chief Executive Officer and Director	2020
Party City Holdco Inc. | 2021 Proxy Statement |	11

Proposal 1
Norman S. Matthews
Norman S. Matthews has been a member of our Board since May 2013 and has served as non- employee Chair of the Board since June 2018.
Mr. Matthews has worked as an independent consultant and venture capitalist since 1989. From 1978 to 1988, Mr. Matthews served in various senior management positions for Federated Department Stores, Inc., including President from 1987 to 1988. Mr. Matthews currently serves as Chair of the board of directors of The Children’s Place, Inc. (NASDAQ: PLCE), and is a board member of Grocery Outlet (NASDAQ: GO) and ThredUp (NASDAQ: TDUP). Additionally, Mr. Matthews is director emeritus of The Progressive Corporation, Sunoco, Inc., Toys ‘R’ Us, Inc., Federated Department Stores, Inc., Henry Schein, Inc. and a trustee emeritus at the American Museum of Natural History. In 2005, Mr. Matthews was named as one of eight outstanding directors by the Outstanding Directors Exchange (an annual award voted on by peer directors and awarded to an outstanding director for the key role he played during a crisis, business transformation or turnaround). Mr. Matthews is a Princeton University graduate, and earned his MBA from Harvard Business School. Mr. Matthews’ extensive experience in strategic marketing and sales, his over 30 years of experience as a senior business leader in marketing and merchandising at large public companies and his valuable expertise in compensation programs and strategy led to the conclusion that he should serve as a director of our Company.
Joel Alsfine
Joel Alsfine has been a member of our Board since September 2020.
Mr. Alsfine is a Senior Advisor to MSD Capital, an investment firm formed to manage the capital of Michael Dell and his family. Until July 2020, Mr. Alsfine was a Partner and the head of the Tactical Investments Group at MSD Capital. Mr. Alsfine joined MSD Capital in 2002 as an analyst focusing on investing in public equity securities and subsequently became the portfolio manager of a large, concentrated public equity portfolio. Mr. Alsfine became a Partner of MSD in February 2014. Prior to joining MSD, Mr. Alsfine worked at TG Capital Corp, a single-family investment office investing across all asset classes, McKinsey & Company, and accounting firm Fisher Hoffman Stride. Mr. Alsfine is a member of the board of Asbury Automotive Group Inc. (NYSE: ABG) and the board of Life Time Inc. He is also an independent director of CC Neuberger Principal Holdings II (NYSE: PRPB), a special purpose acquisition company. Mr. Alsfine received an MBA from Stanford Graduate School of Business and a Bachelor of Commerce (Honors) in Accounting from the University of the Witwatersrand in South Africa. Mr. Alsfine’s extensive capital markets, investment, financial and risk management experience from his executive and consulting roles, as well as his public company experience from director service and serving as an analyst focusing on public company equity, led to the conclusion that he should continue to serve as a director of our Company. Mr. Alsfine was nominated to the Board by the Nominating Parties pursuant to the Board Nomination Agreement.
Steven J. Collins
Steven J. Collins has been a member of our Board since July 2012.
Mr. Collins founded Exeter Capital, a private equity firm, in 2019 and serves as a Managing Director. Mr. Collins was a Managing Director at Advent International, a global private equity firm, from 2007 to 2017. Mr. Collins joined Advent in 1995 and rejoined after graduate school in 2000. Mr. Collins is a member of the board of directors of Kirkland’s Inc. (NASDAQ: KIRK) and several privately-held businesses. He was a member of the board of Five Below (NASDAQ: FIVE) from 2010 to 2015, lululemon athletica (NASDAQ: LULU) from 2014 to 2017 and Bojangles’ from 2011 to 2019. He holds a B.A./B.S. from the University of Pennsylvania’s Wharton School and an MBA from Harvard Business School. Mr. Collins’ experience serving as a director of various public and private companies and significant knowledge of the retail and consumer sectors, led to the conclusion that he should serve as a director of our Company.
James G. Conroy
James G. Conroy has been a member of our Board since September 2019.
Mr. Conroy has been a director and the President and Chief Executive Officer of Boot Barn (NYSE: BOOT) since 2012. Prior to joining Boot Barn, Mr. Conroy was with Claire’s Stores, Inc. from 2007 to 2012, where Mr. Conroy served as Chief Operating Officer and Interim Co-Chief Executive Officer during 2012, President from 2009 to 2012 and Executive Vice President from 2007 to 2009. During his career, he was employed by Viacom Entertainment in their Retail Group from 1996 to 1998, Kurt Salmon Associates from 2003 to 2005 and Deloitte Consulting. Mr. Conroy currently serves on the Foundation Board of Children’s Hospital of Orange County (CHOC). Mr. Conroy received a bachelor’s degree in business management and marketing, and a master’s degree in business administration from Cornell University. Mr. Conroy is qualified to serve on our board of directors because of his expertise in the strategic and operational aspects of the retail industry, which he has gained during his 27 years working in the industry.
12	| 2021 Proxy Statement | Party City Holdco Inc.

Proposal 1
William S. Creekmuir
William S. Creekmuir has been a member of our Board since March 2016.
Mr. Creekmuir is President of Pinnacle Search Partners, LLC (“Pinnacle”), a global executive search firm, and has served in that capacity since December 2015. Originally hired as a consultant to Pinnacle in 2014, he quickly assumed roles of continuing responsibility and became owner of the company in December 2015. Since January 2019, Mr. Creekmuir has served on the Board of Directors for Flexsteel Industries, Inc. (NASDAQ: FLXS). He is the Chair of its Audit and Ethics Committee and a member of its Nominating and Governance Committee. Additionally, Mr. Creekmuir has served on a number of private company advisory boards, is a member of the President’s Advisory Council at Elon University, is on the American Home Furnishings Alliance Solution Partners board, and is Chair of the Statistics Committee of the International Sleep Products Association. From October 2011 through January 2015, Mr. Creekmuir served as an independent consultant, including Pinnacle and as the Interim Chief Financial Officer of Sleep Innovations, Inc. Mr. Creekmuir served as Executive Vice President and Chief Financial Officer of Simmons Bedding Company from 2000 to 2011 and LADD Furniture, Inc. from 1992 to 2000. His earlier years were spent with Big 4 global accounting firm KPMG where he was ultimately named Partner and held responsibilities in the United States and Ireland. Mr. Creekmuir is a graduate of The University of North Carolina at Chapel Hill, and he is a CPA. Mr. Creekmuir’s extensive experience in financial executive roles led to the conclusion that he should serve as a director of our Company.
Sarah Dodds-Brown
Sarah Dodds-Brown has been a member of our Board since October 2020.
Since 2005, Ms. Dodds-Brown has served in a variety of leadership positions in the General Counsel’s Organization at American Express (NYSE: AXP), including currently as Executive Vice President and Managing Counsel leading the Business Legal Group. For several years, in addition to her business support responsibilities, Ms. Dodds-Brown also led the global privacy law center of excellence at American Express and helped develop the company’s principle-based approach to privacy and data governance. Ms. Dodds-Brown currently serves as an Adviser on an American Law Institute project focused on developing principles for a data economy and is active with educational and civic organizations, including Duke University, Rye Country Day School, the City of New Rochelle Planning Board and DirectWomen. Previously, Ms. Dodds-Brown worked at Paul, Weiss, Rifkind, Wharton & Garrison LLP in the firm’s M&A and private equity practices. Ms. Dodds-Brown received a JD from
Columbia University School of Law and a B.A. from Duke University. Ms. Dodds-Brown’s extensive expertise in regulatory, legal, privacy, consumer and merchant matters, as well as significant experience activating cultural engagement and promoting diversity and inclusion across global organizations, led to the conclusion that she should serve as a director of our Company.
Jennifer Fleiss
Jennifer Fleiss has been a member of our Board since September 2020.
Ms. Fleiss is a Venture Partner at Volition Capital, a growth equity firm, since February 2021 and the Co-Founder of both Rent the Runway, Inc. (“Rent the Runway”), an online service that provides designer dress and accessory rentals, and Walmart’s text-based shopping service (previously named Jetblack), companies she started in November 2008 and March 2017, respectively. She is a board member of Party City, Rent the Runway and Apollo Strategic Growth Capital (NYSE: APSG), a special purpose acquisition company within Apollo Global Management, Inc. and is an adviser to consumer startups and venture funds. Ms. Fleiss holds an undergraduate degree from Yale University and an MBA from Harvard Business School. Ms. Fleiss’ significant executive experience, digital expertise and record of building unique marketplace platforms that disrupt the traditional shopping experience and enable leading retail businesses led to the conclusion that she should serve as a director of our Company.
John A. Frascotti
John A. Frascotti has been a member of our Board since September 2019.
Mr. Frascotti is a Special Advisor and director of Hasbro, Inc (NASDAQ: HAS), and served as Hasbro’s President and Chief Operating Officer from 2018 until his retirement on March 31, 2021. Mr. Frascotti joined Hasbro in 2008 as Executive Vice President and Chief Marketing Officer, became President of Hasbro Brands in 2014, and became President of Hasbro in 2017. In 2018, he was also named Chief Operating Officer, and became a member of Hasbro’s Board of Directors. Mr. Frascotti will not be standing for re-election to Hasbro’s Board of Directors at its Annual Meeting. Before joining Hasbro, Mr. Frascotti served in several senior executive positions at Reebok International Ltd. and myteam.com and the law firms of Mitchell, Silberberg & Knupp in Los Angeles and Palmer & Dodge in Boston. Mr. Frascotti was a member of the Board of Directors of Corus Entertainment in Toronto, Canada, the Toy Association and the Hasbro Children’s Fund. Mr. Frascotti received his B.A. in Economics from Yale University, where he graduated Phi Beta Kappa and summa cum laude, and his JD, cum laude, from
Party City Holdco Inc. | 2021 Proxy Statement |	13

Proposal 1
Harvard Law School. We believe Mr. Frascotti is qualified to serve on our Board of Directors because of his experience as a senior executive and his extensive experience in the strategic and operational aspects of the consumer products, gaming and entertainment industry.
James M. Harrison
James M. Harrison became our Vice Chair effective April 1, 2020 and has served on the Board since July 2012.
Prior to his appointment as Vice Chair, Mr. James Harrison served as Chief Executive Officer from January 2014 to March 2020. Mr. James Harrison also served as our President from December 1997 to January 2015. From March 2002 to July 2012, Mr. James Harrison served as our Chief Operating Officer. From February 1997 to March 2002, Mr. James Harrison also served as our Chief Financial Officer and Treasurer. From February 1997 to December 1997, Mr. James Harrison served as our Secretary. Mr. James Harrison holds a B.S. in accounting from Fordham University. Mr. James Harrison’s extensive experience in the decorated party goods industry and his 20-year tenure and his role as the Vice Chair of our Company led to the conclusion that he should serve as a director of our Company.
Michelle Millstone-Shroff
Michelle Millstone-Shroff has been a member of our Board since February 2019.
Ms. Millstone-Shroff most recently served as the President and Chief Operating Officer of buybuy Baby (NYSE: BBBY), the nation’s leading retailer of items for infants and toddlers, and Chief Customer Experience Officer of Bed Bath & Beyond, Inc. During her fifteen years at Bed Bath & Beyond, Inc. (NYSE: BBBY), Ms. Millstone-Shroff also served in a variety of senior roles in strategy and business development. Earlier in her career, she worked at McKinsey & Company, with a focus on retail- and consumer-oriented companies. Ms. Millstone-Shroff serves as an independent advisor to various businesses, including serving as a Senior Advisor to McKinsey & Company, a global management consulting firm, since April 2019. She also serves on the boards of directors of Public Storage (NYSE: PSA), a self-storage REIT, Neiman Marcus Group Inc. (NYSE: NMG.A), a chain of luxury department stores, Able Brands, a SPAC, and Nanit, a private technology startup that develops smart baby monitor devices. Ms. Millstone-Shroff is a graduate of Harvard Business School, where she earned an MBA with distinction, and the University of Pennsylvania, where she earned a dual B.S. summa cum laude in strategic management from The Wharton School and a B.A. in psychology summa cum laude from The College of Arts &
Sciences. Ms. Millstone-Shroff’s significant strategic and operating experience at omni-channel consumer-facing businesses, including experience scaling a specialty retailer from less than $100 million in revenue to over $1 billion, led to the conclusion she should serve as a Director.
Bradley M. Weston
Bradley M. Weston became our President & Chief Executive Officer effective April 1, 2020 and has been a member of our Board since April 2020.
Mr. Weston joined the Company as President of the Company and Chief Executive Officer of Party City Retail Group, in July 2019. Prior to joining the Company, Mr. Weston served as Chief Executive Officer at Petco (NASDAQ: WOOF), where he held several leadership positions of increasing responsibility from 2011 to 2018. Before joining Petco, Mr. Weston held several senior executive positions at Dick’s Sporting Goods (NASDAQ: DKS) from 2006 to 2011, including Chief Merchandising Officer. Mr. Weston currently serves on the Board of Directors of Boot Barn (NYSE: BOOT). Mr. Weston holds a B.S. in business administration from the University of California, Berkeley. Mr. Weston’s extensive experience in the retail industry and his roles as Chief Executive Officer here and at Petco led to the conclusion that he should serve as a director of our Company.
Director Not Standing for Re-election at the Annual Meeting

Lisa K. Klinger has been a member of our Board since June 2015. She served as the Chief Administrative and Financial Officer for Ideal Image Development Corp., the largest U.S. retail provider of non-surgical cosmetic procedures, from January 2018 to February 2019. Ms. Klinger has also served as Chief Administrative and Financial Officer for Peloton Interactive, Inc. (NASDAQ: PTON) from June 2016 to December 2017, as Chief Financial Officer and Treasurer for Vince Holding Corp. (NYSE: VNCE) from December 2012 to June 2015, and as Executive Vice President and Chief Financial Officer of The Fresh Market, Inc. from March 2009 to November 2012. During her career, she has also held financial leadership roles at Michael’s Stores (NASDAQ: MIK) and Limited Brands (NYSE: LB). Ms. Klinger also serves on the board of directors and is the audit committee chair of Emerald Holdings, Inc., a leading operator of business-to-business trade shows in the United States. She holds a B.S.B.A. in Finance from Bowling Green State University. Ms. Klinger’s extensive expertise in leadership and corporate finance led to the conclusion that she should serve as a director of our Company.
14	| 2021 Proxy Statement | Party City Holdco Inc.

Proposal 1
Vote Required

Directors are elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present online or represented by proxy and entitled to vote on the election of the directors. The eleven nominees receiving the highest number of “For” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eleven nominees named above. If any of the nominees become unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our Board.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

Director Compensation for 2020

Annual Compensation

Directors who are also our employees receive no additional compensation for serving on our Board during such time they are an employee. Further, Todd Abbrecht, who was a representative of THL, received no additional compensation for serving on our Board in 2020. During 2020, there were eleven non-employee directors on our Board who were not affiliated with THL during the calendar year: Joel Alsfine, Steven J. Collins, James G. Conroy, William S. Creekmuir, Sarah Dodds-Brown, Jennifer Fleiss, John A Frascotti, Lisa K. Klinger, Norman S. Matthews, Michelle Millstone-Shroff, and Morry J. Weiss.
Our non-employee director compensation was developed taking into account the recommendations developed from a fiscal 2017 analysis of similar programs of our peer companies, which was performed by the Compensation Committee’s independent compensation consultant, Semler Brossy Consulting Group, LLC. None of these retainer amounts changed in fiscal 2020.
Party City Holdco Inc. | 2021 Proxy Statement |	15

Proposal 1
Under the program, each non-employee director is eligible to receive a cash retainer as follows:
($)
Annual cash retainer for Board service:
Chair of the Board	135,000
Other non-employee directors	75,000
Annual cash retainers for Committee service:
Nominating and Governance Committee:
Chair	12,500
Member	7,500
Audit Committee
Chair	20,000
Member	12,500
Compensation Committee
Chair	15,000
Member	10,000
All retainers are paid quarterly in arrears. However, all non-employee directors elected to forgo their respective quarterly cash retainers for the second quarter of 2020 as part of the Company’s pandemic response effort. Our non-employee directors have the option to receive all or any portion of such compensation in the form of either cash or fully vested shares of our common stock.
In prior years, each participating non-employee director was also eligible to receive an annual equity retainer of restricted stock units (RSUs) equal to $125,000 (based on the aggregate value of the underlying shares on the grant date) as of our annual meeting of stockholders, and in the first year of director service, he or she received a sign-on, pro rata grant of RSUs.
In 2020, given the limitation of our shares available under our Incentive Plan, the Board determined that the annual equity retainer to each non-employee director in 2020 would consist of 30,000 RSUs. New directors also received a sign-on grant of 30,000 RSUs (instead of a pro rata grant of the RSUs as described above) to establish alignment with stockholders. The grant values of RSU awards made in 2020 was significantly lower than the value of the historical annual equity awards.
The annual grants and sign-on grants of RSUs will vest in full on the first anniversary of grant date or the date of the annual meeting of stockholders following the grant date, respectively, or the earlier the termination of the director’s service due to his or her death, or a change in control, subject, in each case, to the director’s continued service as a member of the Board through the vesting date.
16	| 2021 Proxy Statement | Party City Holdco Inc.

Proposal 1
The following table sets forth the compensation paid to the non-employee directors during the year ended December 31, 2020:
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Todd Abbrecht(3)	$0	$0	$0
Joel Alsfine(3)	$22,547	$77,400	$99,947
Steven J. Collins	$77,106	$41,400	$118,506
James G. Conroy	$68,990	$41,400	$110,390
William S. Creekmuir	$80,625	$41,400	$122,025
Sarah Dodds-Brown(3)	$0	$78,000	$78,000
Jennifer Fleiss(3)	$19,325	$77,400	$96,725
John A. Frascotti	$65,754	$41,400	$107,154
Lisa K. Klinger	$65,625	$41,400	$107,025
Norman S. Matthews	$117,250	$41,400	$158,650
Michelle Millstone-Shroff	$64,546	$41,400	$105,946
Morry J. Weiss(3)	$35,432	$41,400	$76,832
(1)
Messrs. Matthews and Weiss elected to receive equity in lieu of a cash retainer for 2020. Mr. Alsfine and Ms. Fleiss elected to receive their retainers for the third quarter of 2020 in the form of equity. All non-employee directors elected to forgo their respective quarterly cash retainers for the second quarter of 2020.

(2)
The dollar values shown reflect the aggregate grant date fair value of the RSUs granted during fiscal 2020 in accordance with FASB Accounting Standards Codification Topic 718 for stock-based compensation, disregarding the effect of estimated forfeitures. These amounts do not represent the actual value that will be received from the awards. The assumptions used in determining the fair values of RSU awards granted in 2020 are disclosed in Notes 2 and 16 to our audited consolidated financial statements that appear in our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)
Mr. Abbrecht was a representative of THL and received no additional compensation for serving on our Board during 2020. He resigned from our Board in July 2020. Mses. Fleiss and Dodds-Brown and Mr. Alsfine were newly appointed to the Board of Directors in 2020. Mr. Weiss resigned from the Board of Directors in September of 2020.

As of December 31, 2020, Messrs. Alsfine, Collins, Conroy, Creekmuir, Frascotti, Matthews, and, Mses. Dodds-Brown, Fleiss, Klinger and Millstone-Shroff each held 30,000 RSUs.
As of December 31, 2020, Messrs. Collins, Creekmuir, Matthews, and Ms. Klinger also held stock options with respect to 2,080 shares, 11,778 shares, 18,680 shares, and 12,930 shares of our common stock, respectively.
Non-Employee Director Stock Ownership Guidelines

Our Corporate Governance Guidelines provide that each non-employee director will, within three years of his or her appointment to the Board, hold stock of the Company equal to at least $375,000, inclusive of stock issued as director fees. As of the Record Date, all non-employee directors in service were either in compliance with the guidelines or within the compliance period and making appropriate progress.
Party City Holdco Inc. | 2021 Proxy Statement |	17

Executive Compensation
Executive Officers of the Company

Set forth below are the names, ages and positions with the Company of the persons who were serving as executive officers of the Company as of April 12, 2021.
Name	Age	Title
Bradley M. Weston	56	Chief Executive Officer and Director
Todd E. Vogensen	52	Chief Financial Officer
Sean C. Thompson	46	Chief Commercial Officer
Denise M. Kulikowsky	52	Chief Human Resources Officer
OFFICERS:
•	The background of Mr. Weston is described above under “Members of the Board of Directors Continuing in Office.”
•
Todd E. Vogensen became our Executive Vice President and Chief Financial Officer in February 2020. Previously, Mr. Vogensen served as Executive Vice President—Chief Financial Officer at Chico’s FAS, Inc. (NYSE: CHS) from June 2015 through January 2020. He joined Chico’s FAS in October 2009, and served in roles of increasing responsibility, including Senior Vice President – Finance, and Vice President – Investor Relations. Previously, Mr. Vogensen served in executive finance roles at Michaels Stores, Inc. (NASDAQ: MIK), Gap, Inc. (NASDAQ: GPS), Hewlett Packard Company and PricewaterhouseCoopers LLP. Mr. Vogensen graduated from Arizona State University and holds a B.S. in Accountancy.

•
Denise M. Kulikowsky became our Chief Human Resources Officer in November 2018. Prior to joining the Company, Ms. Kulikowsky served as the Vice President, Global Human Resources for The Estee Lauder Companies, Inc. (NYSE: EL) from 2015 to 2018. Before joining The Estee Lauder Companies Inc, Ms. Kulikowsky held several senior human resources positions at Gap Inc. (NYSE: GPS). Ms. Kulikowsky has an undergraduate degree in Psychology from Fordham University and a master’s degree in Counseling from The University of Pennsylvania.

•
Sean Thompson became Chief Merchandising Officer in November 2019 and Chief Commercial Officer in September of 2020. Prior to joining the Company, Mr. Thompson served at 7-Eleven, Inc. from 2012 to 2019, where he held several leadership positions of increasing responsibility, including SVP of Merchandising, SVP of Marketing, VP of Acquisition Integration, VP of Private Brands and Sr. Director of Merchandising. Previously, he served in merchandising and consulting roles with Target Corporation (NYSE: TGT) and The

Farnsworth Group. Mr. Thompson holds a B.A. in Psychology and an MBA from Indiana University.
•
Michael A. Correale served as the Company’s Chief Accounting Officer since August 2016 and also served as our Interim Chief Financial Officer from March 2019 to February 2020. He stepped down from full time duties in September 2020 and is now a consultant for the Company. Previously, Mr. Correale served as our Chief Financial Officer, from March 2002 to August 2016, and Vice President—Finance, from May 1997 to March 2002. Prior to joining the Company, Mr. Correale was the Director of Financial Reporting for Ultramar Corporation and also worked for Ernst & Young LLP. Mr. Correale holds a B.B.A. in Accounting from Iona College.

•
Michael P. Harrison served as our Senior Vice President and General Manager of the North American Consumer Products (“NACP”) Group from 2017 to March 2021, in which he oversaw the Company’s manufacturing, US wholesale, and Asian operations. From 2014 to 2017, Mr. Michael Harrison served as Vice President and General Manager of Amscan, where he oversaw the Company’s U.S. wholesale and Asian operations. From 2010 to 2014, Mr. Michael Harrison served as Vice President of Operations of Amscan. Mr. Michael Harrison joined the company in 2007 as a Senior Financial Analyst in the Amscan Division. Prior to joining the Company, Mr. Michael Harrison spent six years at FactSet Research Systems, which is a provider of financial information and analytical software to investment professionals. Mr. Michael Harrison is a graduate of Hamilton College and holds an MBA from NYU’s Stern School of Business. Mr. Michael Harrison is the son of our Vice Chair and former Chief Executive Officer, Mr. James Harrison.

18	| 2021 Proxy Statement | Party City Holdco Inc.

Executive Compensation
Compensation Committee Report

The Compensation Committee has reviewed and discussed the compensation discussion and analysis set forth below with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board that the compensation discussion and analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2020.
Compensation Committee
Steven J. Collins, Chair
Norman S. Matthews
Michelle Millstone-Shroff
Compensation Discussion and Analysis

This compensation discussion and analysis section provides context for the information contained in the tables following this discussion and is intended to provide information about our fiscal 2020 compensation objectives, programs and policies for our named executive officers (“Named Executive Officers”) who, during 2020, were:
Name	Title
Bradley M. Weston	Chief Executive Officer and Director
Todd E. Vogensen	Chief Financial Officer
James M. Harrison	Vice Chair
Sean C. Thompson	Chief Commercial Officer
Denise M. Kulikowsky	Chief Human Resources Officer
Michael A. Correale(1)	Former Interim Chief Financial Officer and Chief Accounting Officer
Michael P. Harrison(2)	Former Senior Vice President and General Manager, NACP Group
(1)
Mr. Correale ceased to serve as Interim Chief Financial Officer on February 2, 2020 and subsequently resigned from the Company on September 3, 2020. Mr. Correale continues to provide service to the Company as a consultant.

(2)	Mr. Michael Harrison resigned from the Company on March 31, 2021, after the end of fiscal year 2020.
Party City Holdco Inc. | 2021 Proxy Statement |	19

Executive Summary
Fiscal Year 2020 and COVID-19 Response

The impact from the COVID-19 pandemic and the resulting global economic environment caused unprecedented challenges for Party City in 2020. Shelter-in-place orders, lockdowns, and social distancing protocols severely impacted our operations for much of the year including three months when we operated in a closed store environment or with limited stores opened. The health and safety of our employees and customers remain a top priority. From the onset of the pandemic, we were laser focused on designing and implementing CDC-compliant COVID-19 protocols and practices and convened an enterprise-wide COVID-19 task force to continually evolve our approach as the guidelines shifted and evolved. Early on during the pandemic, we were also focused on supporting our employees from a mental, emotional and physical wellness perspective, and launched PCHI Cares, a series of communications with resources and information for employees and their families to maintain their own wellness. Additionally, we established the PCHI Employee Assistance Fund specifically to provide financial assistance to full-time active or furloughed PCHI employees and their qualifying family members experiencing temporary financial hardship as a result of COVID-19. A committee of company leaders and external partners was convened to deliberate on applications and to make grants that primarily cover basic living expenses for which there are no or limited government relief options available or easily accessible. The fund, still active today, has distributed over $315,000 to over 160 employees.
In response to the global pandemic, on April 8, 2020, we announced several precautionary measures to preserve our financial position:
•
a temporary base salary reduction of 50% for Bradley M. Weston, Chief Executive Officer, 30% for Todd E. Vogensen, Chief Financial Officer and 15% to 20% for the remainder of the executive leadership team while all of our stores were closed;

•	the decision by the Board of Directors to forgo their respective quarterly cash retainers for the second quarter of 2020;
•	the furlough of approximately 90% of our store employees and 70% of our wholesale, manufacturing and corporate employees, during which we continued to provide health benefits;
•	the reduction of non-payroll expenses including advertising, occupancy and other store operating expenses, as well as professional and consulting fees;
•	cancellation of orders and negotiated receipt delays to manage inventory levels; and
•	significant reduction in 2020 capital expenditure budget.
Despite the challenging financial and operational conditions, there were a number of financial highlights during 2020:
•
revenues of $1,850.7 million, net loss of $528.5 million and adjusting for items that are not indicative of our core operating performance including COVID-19 impacts, adjusted EBITDA for the full year was $95.5 million[1];

•	digitally enabled sales in North America increased by 35.4% when including “Buy Online Pick-Up In Store”, curbside pickup and delivery;
•	debt was reduced by $430 million as we successfully completed our debt exchange offering in July 2020;
•
the sale of a substantial portion of our Amscan International business, which closed on January 30, 2021, reflecting a continued rationalization of the business to narrow our focus on our core North American vertical model; and

•	higher operating cash flow generated in 2020 versus the prior-year period.
Operationally, we also made important progress on our five strategic priorities of 1) developing a more relevant in-store experience, 2) winning in balloons, 3) addressing value perception in key categories, 4) improving the customer selling engagement and selling culture, and 5) building on our omni channel platform. These strategies underpin our work to stabilize our retail business and are having a demonstrable impact on our business, and we will continue to build on this progress going forward.
Overall, despite the challenging business environment, we drove one-year total shareholder returns of 163% in 2020. Since Mr. Weston’s appointment as CEO, our share price has appreciated from $0.40, on April 1, 2020 to $6.15 on December 31, 2020.
Executive Compensation Actions

In addition to the precautionary financial measures described above, the Compensation Committee delayed establishing financial goals for the 2020 Annual Incentive Plan (AIP) until July 2020. As a result, AIP metrics were established based solely on the second half of fiscal year 2020, limiting the payout at target to 50% of the annual target opportunity and capping the maximum payout at 100% of the annual target opportunity. See the Fiscal Year 2020 Compensation - Annual Incentive Plan section for more details.
[1]	See APPENDIX A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.
20	| 2021 Proxy Statement | Party City Holdco Inc.

Executive Summary
The Committee also elected to delay making Long-term Incentive (LTI) awards to the NEOs given the economic uncertainty caused by the pandemic and the difficulty in establishing multi-year goals. In July 2020, the Committee worked with its executive compensation consultants to design a new program focused solely on incentivizing our NEOs and other key employees to deliver value to our shareholders. As a result, one-time performance-based restricted stock unit (PSU) awards were made to our NEOs and a select group of leaders based 100% on absolute stock price performance. See Fiscal Year 2020 Compensation – Long-Term Incentive Program section for more details.
Leadership Transitions

We underwent several leadership changes during and shortly after fiscal year 2020.
•
Chief Executive Officer: In April 2020, we announced that Mr. Weston had been appointed President and Chief Executive Officer, Party City Holdings Inc., succeeding Mr. James Harrison. Prior to April 1, 2020, Mr. Weston served as President and Chief Executive Officer of Party City Retail Group. In order to ensure a smooth transition, Mr. James Harrison was appointed to a newly created role of Vice Chair of the Company with a focus on corporate development opportunities, while also serving as a partner to Mr. Weston and Mr. Vogensen to provide counsel and assistance.

•
Chief Financial Officer: In February 2020, Mr. Vogensen joined the Company as Chief Financial Officer, succeeding Mr. Correale, who had been serving as Chief Accounting Officer and Interim Chief Financial Officer since March 2019.

•
Chief Commercial Officer: In September 2020, we appointed Mr. Thompson to an expanded and newly created role of Chief Commercial Officer with oversight for our retail business and Product Development. In March 2021, we announced that Mr. Michael Harrison resigned from the Company. With his departure, we eliminated the role of Senior Vice President and General Manager, North America Consumer Products Group, transferring a significant portion of his responsibilities to Mr. Thompson and other senior leaders at the Company.

The Board believes that the Company’s current management team, comprised of proven leaders who bring years of experience to their roles and who are collectively engaged in our transformation journey, is well positioned to execute our strategic plan and create shareholder value.
Party City Holdco Inc. | 2021 Proxy Statement |	21

Executive Compensation Program Overview
Compensation Philosophy

Our executive compensation program has been designed to:
•	attract, retain and motivate executives who will contribute to our future success;
•	be competitive with the pay practices of other companies of comparable size, scope and industry; and
•	create a strong linkage between pay and performance through the use of variable performance-based compensation.
The Compensation Committee believes that it has designed and implemented an executive compensation program that appropriately balanced our short-term and long-term objectives in fiscal 2020 with 100% of the variable compensation components tied to our financial and stock price performance, with the exception of certain sign-on bonuses and RSU awards.
Compensation Governance Policies

The Company’s executive compensation program is overseen by the Compensation Committee with the advice and support of the Compensation Committee’s independent compensation consultant as well as the Company’s management team. The following are key characteristics of the Company’s executive compensation program, which we believe promote good governance and best serve the interests of our shareholders:
	What We Do		What We Don’t Do
✔	Commit to oversight, evaluation and continuous improvement of our executive pay design and administration by an independent Compensation Committee consisting entirely of independent directors.	✘	Pay dividends or dividend equivalents on unearned performance shares.
✔	Engage an independent compensation consultant to advise on appropriate pay practices for our executives and independent directors.	✘	Re-price stock options without stockholder approval.
✔	Use a peer group to measure executive compensation levels and targets against other companies with similar industry relevance, business fit, valuation, and profitability.	✘	Allow hedging of Company stock.
✔	Employ a robust goal-setting process to align goals with Company strategy.	✘	Provide excessive perks to executive officers.
✔	Target executive compensation mix to favor performance-based compensation tied to business and share price performance.	✘	Provide for excise tax gross-ups to executives.
✔	Maintain a “double trigger” requirement for vesting of outstanding equity awards upon a change of control.	✘	Employ pay practices which incentivize excessive risk taking.
✔	Maintain a clawback policy which applies to any cash- or equity-based bonus, award, or other incentive compensation received by current or former officers.
✔	Maintain share ownership requirements for our Board of Directors, and will be introducing share ownership requirements for senior executives in 2021.
22	| 2021 Proxy Statement | Party City Holdco Inc.

Executive Compensation Program Overview
2020 Compensation Program Elements

The Company’s executive compensation program consists of base salary, annual incentive opportunity, long-term incentive compensation, and benefits. A breakdown of base salary, annual bonus, and long-term incentives is illustrated below:
Element	Fixed/Variable	Metrics	What the Pay Element Rewards
Base Salary	Fixed	Fixed amount based on responsibilities, experience and market data	Scope of responsibilities and the impact on the Company’s overall performance and operating results.
Annual Incentive Plan	Variable	100% Total Company Adjusted EBITDA for 2nd Half of 2020	Achievement of key profitability metric
Long-term Incentive Plan	Variable	PSUs: 100% Volume Weighted Average Fair Market Value (VWAP) Stock Price Appreciation Stock Options: Stock Price Appreciation, Retention RSUs: Retention	Shareholder value creation, retention
Under the Company’s compensation program, a significant portion of the compensation awarded to the CEO and other Named Executive Officers is generally subject to the achievement of pre-established short-term financial performance goals and is tied to the Company’s stock price. Named Executive Officer compensation that is variable and tied to Company performance incentivizes superior business and financial performance and, by linking compensation with stock performance, aligns the interests of executives with those of our shareholders.
Target Pay Mix

The following charts depict the relationship between the primary elements of the Company’s target annual direct compensation mix for fiscal year 2020 for each Named Executive Officer who was employed by the Company at the end of fiscal year 2020. For Mr. Weston, 83% of his target total compensation for fiscal year 2020 was performance-based.
For the other Named Executive Officers, an average of 61% of target total compensation was performance-based. The chart illustrates target total compensation for fiscal year 2020 as described in the “Annual Base Salary”, “Annual Incentive Plan” and “Long-Term Incentive Plan” sections below.

(1)
The charts above represent total annual target compensation for Named Executive Officers who were employed as of the end of fiscal year 2020 and exclude one-time payments (e.g., new hire sign-on bonuses and RSUs).

Party City Holdco Inc. | 2021 Proxy Statement |	23

Executive Compensation Program Overview
Fiscal Year 2020 Compensation

Base Salary
We pay our Named Executive Officers an annual base salary to provide them with a fixed, base level of compensation. During fiscal year 2020, the Compensation Committee approved certain salary increases in connection with the leadership transitions and role changes discussed above. Mr. Weston received a base salary increase upon his appointment as Chief Executive Officer, succeeding Mr. James Harrison, who transitioned to the role of Vice Chair. The Committee adjusted Mr. James Harrison’s base salary at the same time to take into account his new role. Mr. Thompson received a base salary increase in accordance with his expanded role of Chief Commercial Officer and his amended and restated employment agreement. Ms. Kulikowsky received a salary increase due to the increased complexity in leading the Company’s management transitions and organizational transformation and in expanding the Company’s Human Resources function. Mr. Correale’s salary was reduced when he ceased to serve as the Interim Chief Financial Officer and fully transitioned those responsibilities to Mr. Vogensen. Mr. Michael Harrison received a base salary increase to reflect additional responsibilities upon Mr. James Harrison’s transition from the CEO role; however, Mr. Michael Harrison subsequently resigned from the Company effective March 31, 2021.
Executive Officer	2020 Annual Base Salary(1)	2019 Annual Base Salary	% Change	Salary Effective Date
Bradley M. Weston	$1,050,000	$900,000	16.7%	April 1, 2020
Todd E. Vogensen	$625,000	n/a	n/a	February 3, 2020
James M. Harrison	$750,000	$1,821,518	-58.8%	April 1, 2020
Sean C. Thompson	$625,000	$580,000	7.8%	September 6, 2020
Denise M. Kulikowsky	$425,000	$400,000	6.3%	April 5, 2020
Michael A. Correale(2)	$216,507	$433,014	-50.0%	April 26, 2020
Michael P. Harrison(2)	$450,000	$408,000	10.3%	April 5, 2020
(1)	2020 Annual Base Salary represents the Named Executive Officer’s annual base salary following the respective contractual or discretionary increases in annual salary described above.
(2)	Mr. Correale resigned from the Company on September 3, 2020, and Mr. Michael Harrison resigned from the Company on March 31, 2021, after the end of fiscal year 2020.
Annual Incentive Plan
Our Named Executive Officers are eligible to earn annual cash incentive awards under the 2020 Annual Incentive Plan (“AIP”), which is designed to incentivize annual financial performance. The Compensation Committee sets the target annual cash bonus for each executive as a percentage of the executive’s annual base salary. Award opportunities are established at threshold, target and maximum levels. The maximum level for each performance criterion under the AIP is typically capped at 200% of target and the overall potential amount that may be earned by a Named Executive Officer is typically capped at 200% of his or her target bonus amount. The final amount of the cash-incentive award is determined based on the level of achievement of the performance criteria and the Named Executive Officer’s eligible base salary for the performance period. For 2020, each Named Executive Officer’s base salary, without giving effect to the reductions made in response to the COVID-19 pandemic, was used to determine his or her respective eligible base earnings for purposes of the AIP. For 2020, as described below, there was only one performance criterion used under the AIP.
2020 Goals and Target Setting
Due to the financial and operational challenges we faced due to the COVID-19 pandemic that began in the U.S. in March 2020, including the temporary closing of all of our stores for several months, performance criteria under the AIP were not established until mid-year and were established solely for the second half of 2020. The Company set goals in July 2020 for the second half of 2020 in order to establish challenging performance targets and incentivize strong performance during the last six months of the fiscal year. For the second half of 2020, participants were eligible to earn bonuses based on a consolidated adjusted EBITDA goal. Consolidated adjusted EBITDA is defined in Item 6 of our fiscal 2020 Annual Report on Form 10-K, before any accrued annual cash incentives.
24	| 2021 Proxy Statement | Party City Holdco Inc.

Executive Compensation Program Overview
Because bonuses only related to performance for the second half of 2020, only 50% of a participant’s original annual target bonus could be earned (up to a maximum of 100% of his or her target bonus amount). The following table shows the second half performance criteria under the AIP and our actual results:
	2020 2nd Half AIP (July 1, 2020 – December 31, 2020)
Performance Metric and Payout	Threshold	Target	Max	Actual
Adjusted EBITDA ($ millions)	$60	$86.4	$121	$126.3
Payout (as a % of target annual bonus opportunity)	25%	50%	100%	100%
2020 Results and Payouts
The following table illustrates the target AIP and actual amounts earned for our Named Executive Officers (other than Mr. Correale, who was not eligible for an annual bonus because he was not employed at the time they were paid):
				Actual 2020 AIP Earned
Executive Officer	2020 Salary (for basis of award calculation)	Full Year Target AIP %	2020 2nd Half AIP Target (i.e., 50% of Full Year)	As a % of 2020 Salary	Final Payout $
Bradley M. Weston	$1,012,867	100%	50%	100%	$1,012,867
Todd E. Vogensen	552,885	70%	35%	70%	387,019
James M. Harrison(1)	461,948	60%	30%	60%	277,169
Sean C. Thompson	592,115	70%	35%	70%	414,481
Denise M. Kulikowsky	425,000	50%	25%	50%	212,500
Michael P. Harrison	450,000	60%	30%	60%	270,000
(1)
As part of his transition agreement, Mr. James Harrison was eligible for a pro-rated annual cash bonus for the portion of the year he served as Chief Executive Officer, subject to the Compensation Committee’s approval.

No cash-incentive awards were granted under the AIP with respect to the first half of 2020.
Long-term Incentive Program
The Compensation Committee provides for annual grants of long-term, stock-based incentives as an important component of our overall compensation program. We believe that these long-term incentives help retain key employees, align their financial interests with the interests of our stockholders, and reward the achievement of our long-term strategic goals. Our long-term incentive program is intended to emphasize our pay-for-performance philosophy, while incorporating an additional time-based component that provides added retentive value. In designing our long-term incentive program, we generally seek to provide long-term incentive value to our Named Executive Officers that positions target total pay opportunities within a competitive range of the median of our peer group.
2020 Performance Restricted Stock Units (“PSUs”)
As a result of the financial and operational challenges we faced during 2020 due to the COVID-19 pandemic, the Compensation Committee delayed the grant of awards under our long-term incentive program and decided to modify our 2020 long-term incentive program for our senior executives to better reflect the then prevailing economic conditions. Historically, our annual long-term incentive grants had included a mix of 80% performance-based restricted stock (assuming target performance) and 20% time-based restricted stock. However, given the desire to focus our executive officers on taking actions that would serve the long-term interests of the Company and our stockholders by driving stock price appreciation, the Compensation Committee decided that the annual 2020 long-term incentive awards for our Named Executive Officers would be awarded 100% in the form of PSUs based on the achievement of the volume weighted average fair market value per share of Company common stock (“VWAP”) over a period of not less than ninety (90) consecutive calendar days during the three year performance period beginning on the date of grant.
Party City Holdco Inc. | 2021 Proxy Statement |	25

Executive Compensation Program Overview
The design of the 2020 PSU awards emphasized shareholder value creation while also incorporating a meaningful retentive component to ensure the continuity of our senior executive team during our turnaround. The performance component of the PSUs was contingent upon the Company achieving a VWAP at the following levels:
Performance Conditions
Tranche	% of Total Grant	Target Price (90-Day VWAP)*	Percentage Increase from Stock price on Grant Date
1	25%	$2.50	198%
2	25%	$5.00	397%
3	25%	$7.50	595%
4	25%	$10.00	794%
*	Volume weighted average fair market value per share of Company common stock
Under the 2020 PSU awards, once a stock price hurdle is achieved, the respective PSU tranche would be earned and then vest ratably based on continued employment and be settled every six months over the following two years (i.e., four vesting dates). No PSUs will vest prior to one year from the grant date. The following timeline illustrates the structure of the PSUs:

Any PSUs not earned after three years from the grant date will be forfeited for no consideration.
26	| 2021 Proxy Statement | Party City Holdco Inc.

Executive Compensation Program Overview
2020 Target LTI Awards
For fiscal year 2020, the Compensation Committee approved a fixed dollar target amount for each long-term incentive award. Award levels for each Named Executive Officer were set at market competitive levels considering each Named Executive Officer’s respective role and responsibilities as well as overall performance. The table below shows information regarding the target values and PSUs awarded to each Named Executive Officer (other than Mr. James Harrison) who received PSU awards in fiscal 2020. Mr. James Harrison was not eligible to receive a PSU award because he had transitioned to the role of Vice Chair at the time the awards were granted. He received a stock option award, as described below.
Executive	Target Award Value ($)	Number of PSUs Granted	Actual Grant Date Value of PSUs Granted ($)(1)
Bradley M. Weston	$4,300,000	2,866,667	$3,612,000
Todd E. Vogensen	1,000,000	666,667	840,000
Sean C. Thompson(2)	1,000,000	630,000	860,800
Denise M. Kulikowsky	375,000	250,000	315,000
Michael P. Harrison	420,000	280,000	352,800
Michael A. Correale(3)	N/A	N/A	N/A
(1)	The number of PSUs for each NEO was determined and approved by the Compensation Committee on July 18, 2020 using a $1.50 share price. The actual share price on the date of grant was $1.26.
(2)
Mr. Thompson received 580,000 PSUs on July 18, 2020 when the share price was $1.26. Upon his appointment as Chief Commercial Officer and Executive Officer of the Company on October 15, 2020, he received an additional 50,000 PSUs.

(3)	Mr. Correale was not eligible for a long-term incentive award in 2020 due to his anticipated retirement from the Company.
In addition to the annual grants made to Named Executive Officers under the Company’s long-term incentive plan, on July 18, 2020, Sean Thompson received an award of 35,587 RSUs and 53,381 PSUs in satisfaction of commitments to award him a sign-on equity grant in connection with the commencement of his employment as Chief Merchandising Officer in November 2019. The RSUs vest in two (2) equal installments upon each of the first and second anniversaries of Mr. Thompson’s commencement of employment with the Company on November 4, 2019.
Stock Options
On April 1, 2020, the Compensation Committee approved a one-time award of 200,000 stock options for Mr. James Harrison in accordance with his transition agreement to the role of Vice Chair with an exercise price of $3.00. On the date the stock options were granted, the closing price of our stock was $0.40. These stock options vested as to 50% of the underlying shares on December 31, 2020, with the remainder vesting on December 31, 2021, subject to Mr. James Harrison’s continued employment with the Company through each applicable vesting date.
PSUs with Completed Performance Periods (applied to Messrs. James Harrison and Michael Harrison)
After the end of fiscal year 2020, the Compensation Committee certified that the results for the PSU awards made on January 1, 2018 for the three-year performance period beginning 2018 through 2020 were below the threshold level of performance required to earn a payout under these awards. The metrics used for these PSU awards were Cumulative Earnings per Share (EPS) and Cumulative Free Cash Flow (FCF). The following table displays the metrics and results for the awards:
		Performance Requirements
Performance Metric	Weight	Threshold	Target	Maximum	Final Result(1)	% of Target Achieved
3-year Cumulative EPS	50%	$5.93	$6.15	$6.39	$1.58	0%
3-year Cumulative FCF (in $000’s)	50%	$1,110	$1,154	$1,199	$566	0%
Weighted average payout as a % of Target						0%
(1)
Actual payout is 0% if performance is below threshold, 37.5% of target for threshold performance, 100% of target for target performance, and 200% of target for maximum performance, with linear interpolation for performance levels between the amounts above.

Party City Holdco Inc. | 2021 Proxy Statement |	27

Executive Compensation Program Overview
Employment Agreements

As described above under “Components of Compensation – Annual Base Salary”, each of our Named Executive Officers had an employment agreement that was effective during fiscal 2020. The terms of these agreements, including any amendments thereto, are further described in “Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table” below. These agreements are intended to provide our Named Executive Officers with security regarding the terms and conditions of their employment or other services with us and are intended to secure restrictive covenants and, under certain circumstances, releases of claims that provide protection for the Company.
Severance and Change in Control Arrangements
We provide severance protection to our Named Executive Officers in their employment agreements and, in certain cases, through their stock option agreements. The severance terms that apply to our Named Executive Officers are described below under “Potential Payments upon Termination or Change in Control.” Our severance protections are designed to retain the services of our Named Executive Officers and generally resulted from prior negotiations regarding their employment arrangements. We believe the level of severance payments we provide is appropriate and within the range of competitive practice.
Additionally, as also described below under “Potential Payments Upon Termination or Change in Control”, a change of control and/or an accompanying qualifying termination may result in acceleration of certain long-term incentive awards that we have granted.
Other Benefits and Perquisites
Each Named Executive Officer was eligible to participate in our broad-based employee benefit plans for U.S.-based employees in 2020, such as medical, dental, group life, disability and accidental death and dismemberment insurance. Under our tax-qualified defined contribution plans, our Named Executive Officers and generally all full-time domestic exempt and non-exempt employees who meet certain length-of-service and age requirements, as defined in such plans, were eligible to contribute a portion of their compensation to the plan on a pre-tax basis in 2020 and receive an employer matching contribution ranging from approximately 11% to 100% of the employee contributions, not to exceed a range of 5% to 6% of the employee’s annual salary. In addition, the tax-qualified defined contribution plan sponsored by Amscan provides for annual discretionary contributions to be credited to participants’ accounts. Each Named Executive Officer other than Mr. Thompson participates in this plan. Our Named Executive Officers were eligible to participate in the benefit plans on the same basis as our other employees in 2020. The annual value of the contributions to our tax-qualified defined contribution plans for each Named Executive Officer is reflected in the All Other Compensation and Summary Compensation tables below. Each Named Executive Officer also has the option to enroll in a supplemental disability plan. In 2020 all NEOs with the exception of Messrs. Vogensen and Thompson were enrolled. These benefits are made available to a select group of employees earning above a specified salary threshold. The premium amounts are paid by the Company for these benefits and are included in the All Other Compensation and Summary Compensation tables below.
All of our NEOs are also eligible for an annual auto allowance. The annual values of the auto allowance are reported as taxable income to the executive and are reflected in the All Other Compensation and Summary Compensation tables below. The Compensation Committee believes that the cost of providing these automobile-related benefits is reasonable relative to its value to our Named Executive Officers. Messrs. Weston, Vogensen and Thompson were also eligible for reimbursement of relocation expenses. The total amount of relocation-related reimbursements and tax assistance provided to each NEO is included in the All Other Compensation column of the Summary Compensation table below.
Compensation Decision Making Process

Compensation Committee and Compensation Consultants
The Compensation Committee is responsible for setting and administering our executive compensation policies and programs and determining the compensation of our executive officers, including our Named Executive Officers. The Compensation Committee also administers the 2012 Stock Incentive Plan. All decisions regarding compensation of our executive officers during fiscal 2020 were made solely by the Compensation Committee, in certain cases, after consultation with our Chief Executive Officer (other than with respect to his own compensation).
The Compensation Committee meets at least quarterly, and at least annually evaluates the performance of our Named Executive Officers, to approve their annual base salaries, subject to the contractual commitments we have made with our Named Executive Officers (as described below), and to determine their annual cash incentive awards for the prior year’s performance and stock-based incentive compensation to be effective for the current year. In addition to its regularly scheduled meetings, the Compensation Committee may meet at interim dates during the year to review the compensation of a Named Executive Officer or other officer in the event of unforeseen organizational or responsibility changes, including new hires, which occur during the year.
28	| 2021 Proxy Statement | Party City Holdco Inc.

Executive Compensation Program Overview
In determining compensation components and levels for our Named Executive Officers, the Compensation Committee considers the scope and responsibility of the officer’s position, our overall financial and operating performance, and the officer’s overall performance and future potential. The Compensation Committee members apply their considerable experiences in serving as directors of other companies to devise compensation packages that they believe will attract, retain and provide incentives to the executive talent necessary to manage the Company. When we last held a say-on-pay stockholder vote in 2019, our stockholders expressed broad support for our program, and our Compensation Committee has continued to take that as support for the philosophy underlying our executive compensation practices, which continues to guide its decision making.
Additionally, the Compensation Committee is responsible for reviewing and assessing potential risk arising from the Company’s compensation policies and practices. The Compensation Committee is responsible for overseeing that there were not risks arising from the Company’s compensation policies and practices for the Company’s employees that are reasonably likely to have a material adverse effect on the Company.
The Compensation Committee has the sole authority to retain, at the Company’s expense, outside executive compensation consultants to assist it in the evaluation of executive officer compensation. This authority encompasses the ability to terminate any such consultant and the authority to approve such consultant’s fees and other retention terms.
Since December 2016, the Compensation Committee has engaged Semler Brossy as its independent compensation consultant. Semler Brossy has assisted the Compensation Committee in identifying an appropriate compensation peer group, conducting pay benchmarking, and reviewing our short-and long-term incentive programs and recommending design changes for our executive compensation program. After consideration of the independence assessment factors set forth under the listing rules of the NYSE, the Compensation Committee determined that Semler Brossy is independent and that the engagement does not raise any conflicts of interest.
Peer Group

The Compensation Committee identified the companies below as members of its peer group based on comparability. Specifically, the screening process looks at industry relevance, business fit favoring vertical integration, and scale, valuation, and profitability comparability through financial measures such as revenue, and enterprise value. There were no changes to the compensation peer group for 2020 decision-making purposes.
Company	Primary Industry	Revenue(1)	Market Capitalization(1)	Enterprise Value(1)(2)
Williams-Sonoma, Inc.	Specialty Retail	$6,783	$7,800	$8,570
Big Lots, Inc.	Multiline Retail	$6,199	$1,593	$2,940
The Michaels Companies, Inc.	Specialty Retail	$5,271	$1,921	$5,224
Mattel, Inc.	Leisure Products	$4,584	$6,073	$9,211
Tempur Sealy International, Inc.	Household Durables	$3,677	$5,572	$7,217
Sally Beauty Holdings, Inc.	Specialty Retail	$3,514	$1,466	$3,296
Urban Outfitters, Inc.	Specialty Retail	$3,450	$2,503	$3,203
Carter's, Inc.	Textiles, Apparel and Luxury Goods	$3,024	$4,106	$5,004
Tailored Brands (3)	Specialty Retail	$2,443	—	$2,161
Deckers Outdoor Corporation	Textiles, Apparel and Luxury Goods	$2,133	$8,054	$7,713
Vista Outdoor Inc.	Leisure Products	$1,756	$1,384	$1,769
Sleep Number Corporation	Specialty Retail	$1,857	$2,272	$2,647
Wolverine World Wide, Inc.	Textiles, Apparel and Luxury Goods	$1,791	$2,565	$3,280
Genesco Inc.	Specialty Retail	$1,787	$451	$1,127
GNC Holdings (4)	Specialty Retail	$1,786	—	$450
Fossil Group, Inc.	Textiles, Apparel and Luxury Goods	$1,613	$446	$687
The Children's Place, Inc.	Specialty Retail	$1,523	$731	$1,327
Steven Madden, Ltd.	Textiles, Apparel and Luxury Goods	$1,202	$2,938	$2,837
Party City Holdings Inc.	Specialty Retail	$1,851	$680	$3,071
(1)	Revenue figures are sourced from Capital IQ as of the latest fiscal year and market capitalization and enterprise value are as of December 31, 2020.
(2)	Enterprise value is defined as Market capitalization + Net Debt + Minority Interest.
(3)	Financials for Tailored Brands are as of May 2, 2020 due to the Company's bankruptcy and restructuring in November 2020.
(4)	Financials for GNC Holdings are as of June 30, 2020 due to the Company's bankruptcy and restructuring in June 2020.
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Executive Compensation Program Overview
Recoupment Policy (“Clawback”)

We adopted a recoupment (“clawback”) policy which provides that, in the event that we are required to prepare an accounting restatement, we may recover from current and former officers any cash- or equity-based bonus, award or other incentive compensation erroneously paid or awarded (as well as reducing or cancelling such bonuses, awards or other compensation and compelling payment for any gains or other accessions to wealth realized in respect of equity or equity-based awards) in excess of what would have been paid under the accounting restatement. This policy covers the three-year period preceding the date on which we are required to prepare the accounting restatement.
Derivatives Trading, Hedging and Pledging Policies

We maintain an insider trading policy that applies to all of our employees worldwide, including our Named Executive Officers, and members the Board, as well as their designees. The policy prohibits such employees and directors from (i) engaging (directly or indirectly) in hedging transactions or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities or (ii) holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception may be granted where an employee wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.
Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the deductibility of compensation paid to certain current and former executive officers to $1.0 million per year. The Compensation Committee retains flexibility to approve compensation arrangements that promote the objectives of our compensation program, but which may not qualify for full or partial tax deductibility. In designing our compensation and benefits programs, the Compensation Committee may consider the accounting implications of its decisions, including the accounting treatment of amounts awarded or paid to our executives.
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Executive Compensation Program Overview
Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by our Named Executive Officers for fiscal years 2020, 2019 and 2018 (or such shorter period as the individual was a Named Executive Officer of the Company):
Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Bradley M. Weston President and Chief Executive Officer	2020	$952,290	$0	$2,988,500	$0	$1,012,867	$210,805	$5,164,463
	2019	$450,000	$0	$0	$624,000	$0	$89,184	$1,163,184
Todd E. Vogensen Chief Financial Officer	2020	$531,250	$420,000	$695,000	$0	$387,019	$410,638	$2,443,907

James M. Harrison Vice Chair	2020	$1,027,278	$0	$0	$113,786	$277,169	$23,010	$1,441,243
	2019	$1,812,518	$0	$548,224	$0	$0	$21,867	$2,391,609
	2018	$1,785,802	$0	$730,447	$0	$0	$28,329	$2,544,578
Sean C. Thompson Chief Commercial Officer	2020	$578,731	$0	$705,139	$0	$414,481	$147,821	$1,846,172
	2019	$89,231	$300,000	$0	$0	$0	$33,893	$423,124
Denise M. Kulikowsky Chief Human Resources Officer	2020	$407,981	$0	$260,625	$0	$212,500	$20,069	$901,175

Michael A. Correale* Former Chief Accounting Officer and Interim Chief Financial Officer	2020	$260,641	$0	$0	$0	$0	$91,432	$352,073
	2019	$433,014	$25,000	$35,493	$0	$0	$37,207	$530,714
	2018	$430,402	$0	$48,232	$0	$0	$43,507	$522,141
Michael P. Harrison* Former Senior Vice President, General Manager, NACP Group	2020	$427,450	$0	$291,900	$0	$270,000	$18,512	$1,007,862
	2019	$405,692	$100,000	$53,505	$0	$0	$16,194	$575,391
	2018	$393,942	$0	$53,636	$0	$0	$10,073	$457,651
*
Ms. Kulikowsky was not a Named Executive Officer prior to 2020 and therefore only information for 2020 is shown for her in the table above. Mr. Correale ceased to serve in the capacity as Interim Chief Financial Officer on February 2, 2020. He continued to serve as Chief Accounting Officer through July 2, 2020 and subsequently terminated employment on September 3, 2020. Mr. Correale continues to serve as a consultant to the Company. Mr. Michael Harrison resigned from the company on March 31st, 2021.

(1)	Salary amounts reflect the actual base salary payments made in fiscal years 2020, 2019 and 2018, as applicable to the Named Executive Officer.
(2)
Messrs. Vogensen and Thompson each received cash sign-on bonuses in 2020 and 2019, respectively, pursuant to the terms of their employment agreements. Bonuses paid to Messrs. Correale and Michael Harrison in 2019 are described in the similar section of our 2019 proxy statement.

(3)
Reflects the aggregate grant date fair value of all PSU and RSU awards granted in the applicable fiscal year, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 for stock-based compensation, disregarding the effect of estimated forfeitures. These amounts do not represent the actual value that will be received by each individual from the awards. The assumptions used in determining the fair values of PSUs and RSUs granted in 2020 are disclosed in Notes 2 and 16 to our audited consolidated financial statements that appear in our Annual Report on Form 10-K for the year ended December 31, 2020. The assumptions used in determining the fair values of restricted stock awards granted in 2019 are disclosed in Note 16 to our audited consolidated financial statements that appear in our Annual Report on Form 10-K for the year ended December 31, 2019. The assumptions used in determining the fair values of restricted stock awards granted in 2018 are disclosed in Note 12 to our audited consolidated financial statements that appear in our Annual Report on Form 10-K for the year ended December 31, 2018. The grant date fair value of PSUs was determined based on the probable outcome of the performance conditions associated with these awards at the date of grant. For PSUs granted in fiscal year 2020, the grant date fair value of these awards, assuming the maximum level of performance is achieved, is as follows: Mr. Weston: $3,612,000, Mr. Vogensen: $840,000, Mr. Thompson: $928,060, Ms. Kulikowsky: $315,000 and Mr. Michael Harrison: $352,800. Neither Mr. James Harrison nor Mr. Correale received RSUs or PSUs in 2020. The grant date fair value of PSUs granted in fiscal year 2019 and 2018, assuming the maximum level of performance achieved is: Mr. James Harrison: 2019: $4,934,029; and 2018: $6,574,057; Mr. Correale: 2019: $177,457; and 2018: $434,084; and Mr. Michael Harrison: 2019: $481,548; 2018: $482,664.

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Executive Compensation Program Overview
(4)
Reflects the aggregate grant date fair value of stock options granted in the applicable fiscal year. The weighted-average assumptions used in calculating the grant date fair value for Mr. James Harrison’s option award granted in fiscal year 2020 are shown in the table below. The applicable weighted-average assumptions for fiscal years 2019 and 2018 are described in Note 12 to our audited consolidated financial statements that appear in our Annual Reports on Form 10-K for the years ended December 31, 2019 and December 31, 2018, respectively.

Value
Expected Term (years)	1.14
Expected Volatility	135.74%
Risk-free Interest Rate	0.2%
Dividend Yield	0%
(5)	Amounts represent annual bonuses paid under our annual cash incentive plan for such years. No annual cash bonuses were earned in 2019 and 2018.
(6)	“All Other Compensation” includes the following amounts for the years shown:
Name and Principal Position	Year	Transportation Benefit	Company Contribution to Qualified Defined Contribution Plans	Life Insurance Premiums	Other(a)
Bradley M. Weston President and Chief Executive Officer	2020	$7,800	$2,573	$480	$199,953
	2019	$3,210	$0	$0	$85,974
Todd E. Vogensen Chief Financial Officer	2020	$7,165	$6,314	$360	$396,798

James M. Harrison Vice Chair	2020	$6,750	$13,528	$480	$2,252
	2019	$8,200	$11,655	$0	$2,012
	2018	$13,500	$12,817	$0	$2,012
Sean C. Thompson Chief Commercial Officer	2020	$8,100	$8,250	$440	$131,031
	2019	$1,246	$0	$0	$32,647
Denise M. Kulikowsky Chief Human Resources Officer	2020	$7,200	$10,212	$480	$2,178

Michael A. Correale Former Chief Accounting Officer and Interim Chief Financial Officer	2020	$19,938	$9,536	$360	$61,597
	2019	$28,800	$6,517	$0	$1,890
	2018	$28,800	$12,817	$0	$1,890
Michael P. Harrison Former Senior Vice President, General Manager, NACP Group	2020	$7,200	$9,459	$480	$1,374
	2019	$6,757	$8,303	$0	$1,134
	2018	$0	$8,939	$0	$1,134
a)	Fiscal year 2020 amounts shown include:
•
Long-term disability insurance premiums for Mr. Weston ($2,478), Mr. Vogensen ($180), Mr. James Harrison ($2,252), Mr. Thompson ($220), Ms. Kulikowsky ($2,178), Mr. Correale ($1,597) and Mr. Michael Harrison ($1,374).

•	Payment of relocation expenses, pursuant to the Company’s relocation policy and each applicable employment agreement.
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Executive Compensation Program Overview
-	For Mr. Weston, reimbursement of $106,930 in moving expenses, plus $90,545 reimbursed for the payment of associated income taxes.
-	For Mr. Vogensen, reimbursement of $204,851 in moving expenses, plus $191,765 reimbursed for the payment of associated income taxes.
-	For Mr. Thompson, reimbursement of $67,619 in moving expenses, plus $54,188 reimbursed for the payment of associated income taxes.
•	A reimbursement of COBRA premiums in the gross amount of $9,004 for Mr. Thompson, which he incurred prior to becoming eligible for our healthcare benefits.
•	For Mr. Correale, $60,000 paid for consulting services rendered during 2020 following his termination of employment with the Company.
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Executive Compensation Program Overview
Grants of Plan-Based Awards

The table below provides information on cash and equity-based performance awards granted to each of the Company’s Named Executive Officers during the fiscal year 2020.
Name and Principal Position	Award Type (1)	Grant Date	Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares or Units (#) (4)	All Option Awards: Number of Securities Underlying Options (#) (5)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bradley M. Weston	Cash	6/28/2020	238,073	476,145	952,290
President and Chief Executive Officer	PSU	7/18/2020				0	2,866,667	2,866,667				3,612,000
Todd E. Vogensen	Cash	6/28/2020	92,969	185,937	371,875
Chief Financial Officer	PSU	7/18/2020				0	666,667	666,667				840,000
James M. Harrison	Cash	4/1/2020	0	277,169	554,339
Vice Chair	Option									200,000	3.00	113,786
Sean C. Thompson	Cash	6/28/2020	101,278	202,556	405,111
Chief Commercial Officer	RSU	7/18/2020							35,587			44,840
	PSU	7/18/2020				0	633,381	633,381				798,060
	PSU	10/15/2020				0	50,000	50,000				130,000
Denise M. Kulikowsky	Cash		53,125	106,250	212,500
Chief Human Resources Officer	PSU	7/18/2020				0	250,000	250,000				315,000
Michael A. Correale (7)
Former Chief Accounting Officer and Interim Chief Financial Officer
Michael P. Harrison	Cash		67,500	135,000	270,000
Former Senior Vice President, General Manager, NACP Group	PSU	7/18/2020				0	280,000	280,000				352,800
(1)
“RSU” indicates that the award is a time-based restricted stock unit award. “PSU” indicates that the award is a performance-based restricted stock unit award. “Options” indicates that the award is a grant of options to acquire shares of our common stock.

(2)
Represents annual bonus opportunities granted under our annual cash incentive plan. See “Annual Cash Incentive Plan” under “Compensation Discussion and Analysis” above for a description of our annual cash incentive plan and each Named Executive Officer’s bonus opportunity for second half of fiscal 2020. For Ms. Kulikowsky and Mr. Michael Harrison, the threshold, target and maximum amounts are calculated based of their annual salaries after merit increases. Mr. James Harrison’s target annual bonus for the full 2020 fiscal year was $270,000 and Ms. Kulikowsky’s target annual bonus for the full 2020 fiscal year was $212,500.

(3)
Represents the range of possible share payouts associated with pre-established levels of performance for PSUs granted in fiscal year 2020. These awards are earned based on the achievement of certain volume weighted average fair market value per share prices of Company common stock determined during the applicable three-year performance period, generally subject to the Named Executive Officer’s continued employment by the Company through the applicable vesting date. These PSU awards are further described in the section titled “Long-Term Incentive Program” within the Compensation Discussion & Analysis section of the proxy statement.

(4)
Time-based RSU awards were granted to Mr. Thompson on July 18, 2020, pursuant to his employment agreement. This award vests in two equal installments on each of the first two anniversaries of Mr. Thompson’s hire date, subject to his continued employment with through the applicable vesting dates.

(5)
In connection with his transition agreement to Vice Chair, Mr. James Harrison received an option to purchase 200,000 shares of the Company’s common stock at an exercise price of $3.00. The stock options vest in two equal annual installments on each of December 31, 2020 and December 31, 2021, subject to Mr. James Harrison’s continued employment with us through each applicable vesting date.

(6)	Amounts shown in this column reflect the fair value of the equity awards on the date of grant determined in accordance with ASC Topic 718.
(7)	Mr. Correale was not eligible for an Annual Cash Incentive or Long-term Incentive Award in 2020.
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Executive Compensation Program Overview
Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table

Employment Agreements

Employment Agreement with Bradley M. Weston. From July 25, 2019 through March 31, 2020, Mr. Weston was party to an employment agreement with the Company pursuant to which Mr. Weston served as President of the Company and Chief Executive Officer of Party City Retail Group. Mr. Weston’s annual base salary was $900,000, and he was eligible for an annual cash incentive bonus with a target of 100% of annual base salary. Mr. Weston’s employment agreement also provided for other customary benefits, including savings and retirement plans, paid vacation, health care, life insurance plans and expense reimbursement. In connection with his promotion to President and Chief Executive Officer of the Company, Mr. Weston’s employment agreement was amended and restated on March 11, 2020 to reflect the terms of his employment as of April 1, 2020. Mr. Weston’s amended and restated employment agreement provided for an annual base salary equal to $1,050,000. Mr. Weston’s target annual bonus remained unchanged at 100% of annual base salary. However, for any applicable year (including fiscal year 2020) during which the annual base salary was increased, the target bonus was to be determined by adjusting the target annual bonus based on the relative portions of the year that the annual base salary was at each respective level (e.g., for calendar year 2020, the target annual bonus was based on Mr. Weston having an annual base salary of $900,000 for the period from January 1, 2020 through March 31, 2020 and $1,050,000 for the remainder of fiscal 2020).
Employment Agreement with Todd E. Vogensen. Beginning January 6, 2020, Mr. Vogensen has been party to an employment agreement with the Company, pursuant to which he served as our Executive Vice President and Chief Financial Officer. Mr. Vogensen’s initial annual base salary was $625,000. During 2020, Mr. Vogensen was eligible for an annual cash incentive bonus with a target of 70% of annual base salary, not to exceed 140% of Mr. Vogensen’s annual base salary. Mr. Vogensen’s employment agreement also provides for other customary benefits, including savings and retirement plans, paid vacation, health and welfare benefit plans, and expense reimbursement.
Employment Agreement with James M. Harrison. Prior to April 1, 2020, Mr. James Harrison was party to an employment agreement with the Company, pursuant to which he served as our Chief Executive Officer. Mr. James Harrison’s annual base salary was $1,821,518. During 2020, Mr. James Harrison was eligible for an annual cash incentive bonus with a target amount equal to 60% of annual base salary, not to exceed 120% of Mr. James Harrison’s annual base salary. Mr. James Harrison’s employment agreement also provides for other customary benefits, including savings and retirement plans, paid vacation, health care, life insurance plans, payment of disability insurance premiums in an amount of up to $2,000 per month and expense reimbursement. In connection with his transition to his role as our Vice Chair, Mr. James Harrison’s employment agreement was amended and restated on March 11, 2020, effective April 1, 2020. Mr. James Harrison’s annual base salary was reduced to $750,000, and his target annual cash incentive bonus equaled $277,169.35 with a maximum amount equal to $554,338.70.
Employment Agreement with Sean C. Thompson. From November 4, 2019 through September 13, 2020, Mr. Thompson was party to an employment agreement with the Company, pursuant to which he served as our Chief Merchandising Officer. Mr. Thompson’s annual base salary was $580,000, and Mr. Thompson was eligible for an annual cash incentive bonus with a target of 60% of annual base salary. In connection with his promotion to Chief Commercial Officer, Mr. Thompson’s employment agreement was amended and restated, effective September 14, 2020. Mr. Thompson’s annual base salary was raised to $625,000, further increasing to $650,000, effective January 1, 2021. Mr. Thompson’s target annual cash incentive bonus was increased to 70% of annual base salary, further increasing to 80% of annual base salary, effective January 1, 2021. For fiscal 2020, Mr. Thompson’s annual cash incentive bonus was calculated based on his annual base salary pre- and post-effective date. Mr. Thompson’s employment agreement also provides for other customary benefits, including savings and retirement plans, paid vacation, health and welfare plans, and expense reimbursement.
Employment Agreement with Denise M. Kulikowsky. Until April 5, 2020, Ms. Kulikowsky was party to an employment agreement with the Company, pursuant to which she served as our Chief Human Resource Officer. Ms. Kulikowsky’s annual base salary was $400,000, and she was eligible for an annual cash incentive bonus with a target of 40% of annual base salary not to exceed 80% of annual base salary. Ms. Kulikowsky’s employment agreement was amended and restated, effective April 5, 2020, pursuant to which her annual base salary was raised to $425,000, and her target annual cash incentive bonus was increased to 50% of annual base salary, provided that her 2020 target annual cash
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Executive Compensation Program Overview
incentive bonus would equal $212,500. Ms. Kulikowsky’s employment agreement also provides for other customary benefits, including savings and retirement plans, paid vacation, health and welfare plans, and expense reimbursement.
Consulting Agreement with Michael A. Correale. Since March 21, 2019, Mr. Correale was party to a consulting agreement with the Company pursuant to which Mr. Correale would be entitled to a monthly consulting fee equal to $20,000 upon cessation of his day to day duties with the Company, which occurred on September 3, 2020.
Employment Agreements with Michael P. Harrison. Mr. Michael Harrison was party to an employment agreement with the Company pursuant to which he served as our Senior Vice President and General Manager of the North American Consumer
Products Division. Mr. Michael Harrison’s annual base salary was $450,000, and he was eligible for an annual cash incentive bonus with a target amount equal to 60% of annual base salary and a maximum amount of 120% of annual base salary. Mr. Michael Harrison left the Company on March 31, 2021, after the end of fiscal year 2020. Mr. Michael Harrison’s employment agreement also provides for other customary benefits, including savings and retirement plans, paid vacation, health and welfare plans, and expense reimbursement.
For a description of the payments and benefits our Named Executive Officers may be entitled to in connection with a termination of employment or a change in control, and for a description of the restrictive covenants in our favor by which our Named Executive Officers are bound, see “—Potential Payments upon Termination or Change in Control.”
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Executive Compensation Program Overview
Outstanding Equity Awards at Fiscal Year End 2020

The following table sets forth certain information with respect to outstanding stock options and restricted stock held by our Named Executive Officers on December 31, 2020.
	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Grant Date	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Restricted Stock Unit Grant Date	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(2)
Bradley M. Weston	100,000	200,000	7/25/2019	6.21	7/25/2029
President and Chief Executive Officer						716667(5)	7/18/2020	4,407,502
							7/18/2020		716,667(6)	4,407,502
							7/18/2020		716,667(7)	4,407,502
							7/18/2020		716,666(8)	4,407,496
Todd E. Vogensen						166,667(5)	7/18/2020	1,025,002
Chief Financial Officer							7/18/2020		166,667(6)	1,025,002
							7/18/2020		166,667(7)	1,025,002
							7/18/2020		166,666(8)	1,024,996
James M. Harrison	291,200	0	4/1/2013	5.33	4/1/2023
Vice Chair	641,200	0	4/15/2015	17.00	4/15/2025
	0	200,000	4/1/2020	3.00	4/1/2030
						15,362(9)	1/1/2018	94,476
						44,680(10)	1/1/2019	274,782
							1/1/2019		201,060(12)	1,236,521
Sean C. Thompson						17,793(11)	7/18/2020	218,860
Chief Commercial Officer						158,346(5)	7/18/2020	973,828
							7/18/2020		158,345(6)	973,822
							7/18/2020		158,345(7)	973,822
							7/18/2020		158,345(8)	973,822
							10/15/2020		16,667(6)	102,502
							10/15/2020		16,667(7)	102,502
							10/15/2020		16,666(8)	102,496
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Executive Compensation Program Overview
	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Grant Date	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Restricted Stock Unit Grant Date	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(2)
Denise M. Kulikowsky	4,000	16,000	11/14/2018	11.47	11/13/2028
Chief Human Resources Officer						3,207(10)	1/1/2019	19,723
							1/1/2019		7,214(12)	44,368
						62,500(5)	7/18/2020	384,375
							7/18/2020		62,500(6)	384,375
							7/18/2020		62,500(7)	384,375
							7/18/2020		62,500(8)	384,375
Michael A. Correale(4)	70,000	0	4/1/2013	5.33	11/3/2020
Former Chief Accounting Officer and Interim Chief Financial Officer	16,062	0	6/17/2015	21.79	11/3/2020
Michael P. Harrison	16,800	0	4/1/2013	5.33	4/1/2023
Former Senior Vice President, General Manager, NACP Group	6,884	0	6/17/2015	21.79	6/17/2025
						1,128(9)	1/1/2018	6,937
						4,361(10)	1/1/2019	26,820
							1/1/2019		19,623(12)	120,681
						70,000(5)	7/18/2020	430,500
							7/18/2020		70,000(6)	430,500
							7/18/2020		70,000(7)	430,500
							7/18/2020		70,000(8)	430,500
(1)
All time-based options with an exercise price of $5.33, $17.00 and $21.79 are fully vested. One-third of Mr. Weston’s time-based options granted with exercise prices of $6.21 vested on July 25, 2020; the remaining two-thirds will vest in equal increments on July 25, 2021 and July 25, 2022, generally subject to Mr. Weston’s continued employment or other service through the applicable vesting date.

(2)	Calculated using the 2020 year-end closing market price of $6.15 per share.
(3)
This column displays the number of shares that may be earned subject to certain performance criteria at the end of the relevant performance period. Please see the “Long-Term Incentive Program” section within the Compensation Discussion & Analysis section of the proxy statement.

(4)	Under Mr. Correale’s consulting agreement, the unvested time-based stock options and RSUs will continue vesting through the term of the consulting agreement.
(5)
PSU award may be earned subject to achievement of a VWAP of $2.50 over a period of not less than ninety (90) consecutive trading days during the three-year performance period beginning on the date of grant. As of December 31, 2020, this performance condition was achieved and the earned PSUs will vest 25% on July 18, 2021, 25% on November 2, 2021, 25% on May 4, 2022 and 25% on November 3, 2022.

(6)
PSU award may be earned subject to achievement of a VWAP of $5.00 over a period of not less than ninety (90) consecutive trading days during the three-year performance period beginning on the date of grant. As of December 31, 2020, the performance conditions were not achieved.

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Executive Compensation Program Overview
(7)
PSU award may be earned subject to achievement of a VWAP of$7.50 over a period of not less than ninety (90) consecutive trading days during the three-year performance period beginning on the date of grant. As of December 31, 2020, the performance conditions were not achieved.

(8)
PSU award may be earned subject to achievement of a VWAP of $10.00 over a period of not less than ninety (90) consecutive trading days during the three-year performance period beginning on the date of grant. As of December 31, 2020, the performance conditions were not achieved.

(9)	Time-based restricted stock award vests in three equal installments on each of January 1, 2019, January 1, 2020 and January 1, 2021.
(10)	Time-based restricted stock award vests in three equal installments on each of January 1, 2020, January 1, 2021 and January 1, 2022.
(11)	New hire RSU grant made to Mr. Thompson per his employment agreement; vests 50% on November 4, 2020 and 50% on November 4, 2021.
(12)
Performance-based restricted stock is earned based on the achievement of certain cumulative performance criteria determined as of the end of the three-year performance period. Performance-based restricted stock awards granted in 2019 are included assuming threshold performance was achieved.

Option Exercises and Stock Vested in 2020

	Stock Awards
Name and Principal Position	Number of Shares Acquired on Vesting(3)(#)	Value Realized on Vesting(4) ($)
Bradley M. Weston	0	$0
President and Chief Executive Officer
Todd E. Vogensen	0	$0
Chief Financial Officer
James M. Harrison	37,702	$88,223
Vice Chair
Sean C. Thompson	17,794	$38,079
Chief Commercial Officer
Denise M. Kulikowsky	1,603	$3,751
Chief Human Resources Officer
Michael A. Correale	2,460	$5,756
Former Chief Accounting Officer and Interim Chief Financial Officer
Michael P. Harrison	3,308	$7,741
Former Senior Vice President, General Manager, NACP Group
(1)
14,806 shares were withheld to cover the taxes related to the vesting of Mr. James Harrison’s restricted stock; 5,579 shares were withheld to cover the taxes related to the vesting of Mr. Thompsons’ RSUs; 967 shares were withheld to cover the taxes related to the vesting of Mr. Correale’s restricted stock; 1,300 shares were withheld to cover the taxes related to the vesting of Mr. Michael Harrison’s restricted stock.

(2)	Represents the product of the number of shares vested and the market value of Party City Holdings Inc. common stock on the vesting date.
No Named Executive Officer exercised options during 2020.
Potential Payments upon Termination or Change in Control for 2020

During 2020, the employment agreements of each Named Executive Officer provided for severance benefits upon a termination of employment under certain circumstances (including, in certain cases, in connection with a change in control). For a discussion regarding the benefits see “—Employment Agreement with Mr. Weston”, “—Employment Agreement with Mr. Vogensen”, “—Employment Agreement with Mr. James Harrison”, “—Employment Agreement with Mr. Thompson”, “—Employment Agreement with Ms. Kulikowsky”, “—Employment Agreement with Mr. Correale” and “—Separation
Agreement with Mr. Michael Harrison” below. Furthermore, a change in control (in some cases, only if accompanied by a qualifying termination of the Named Executive Officer’s employment) or a termination of employment would also, in certain cases, result in the accelerated vesting of our restricted stock, and time-based options and would have certain effects on our performance-based options. See “—Effect of Change of Control and Qualifying Termination on Equity Awards” below.
The following table presents the potential post-employment severance and bonus payments payable to each of our Named
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Executive Compensation Program Overview
Executive Officers, and the potential effect of a change in control on stock–based awards held by our Named Executive Officers, in each case, as of December 31, 2020, the last business day of our fiscal year. The table also assumes that the triggering event took place on December 31, 2020. Amounts shown in the table do not include (i) accrued but unpaid salary, (ii) annual cash bonuses for the first half of fiscal 2020 (which, as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, were not earned for 2020), (iii) vested benefits, including the value of time-based restricted stock that vested by its terms on December 31, 2020, or (iv) other benefits earned or accrued by the Named Executive Officer during his or her employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers. For Mr. Michael Harrison, the amounts in the table represent the actual amounts that he received in connection with his termination of employment. Mr. Correale terminated his active employment on September 3, 2020 and continues to provide consulting services to the Company. He was not eligible for severance in accordance with his termination of employment.
Name	Benefit	Termination of Employment Without Cause or for Good Reason	Termination of Employment without Cause or for Good Reason within six months prior to or 24 months following a Change in Control
Bradley M. Weston	Severance (1)	$2,100,000	$4,217,972
	Vesting of Time-Based Options (2)	$0	$0
	Vesting of Time-Based RSUs (3)	$0	$4,407,502
	Vesting of Performance-Based RSUs (4)	$0	$2,004,507
	TOTAL	$2,100,000	$10,629,981
Todd E. Vogensen	Severance (1)	$625,000	$2,159,308
	Vesting of Time-Based RSUs (3)	$512,501	$1,025,002
	Vesting of Performance-Based RSUs (4)	$466,164	$466,164
	TOTAL	$1,603,665	$3,650,474
James M. Harrison (5)	Severance	$750,000	$750,000
	Vesting of Time-Based Options	$630,000	$630,000
	Vesting of Time-Based Restricted Stock	$369,258	$369,258
	Vesting of Performance-Based Restricted Stock	$1,236,521	$1,236,521
	TOTAL	$2,985,780	$2,985,780
Sean C. Thompson	Severance (1)	$625,000	$2,151,501
	Vesting of Time-Based RSUs (3)	$596,341	$1,083,255
	Vesting of Performance-Based RSUs (4)	$489,505	$489,505
	TOTAL	$1,710,846	$3,724,261
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Executive Compensation Program Overview
Name	Benefit	Termination of Employment Without Cause or for Good Reason	Termination of Employment without Cause or for Good Reason within six months prior to or 24 months following a Change in Control
Denise M. Kulikowsky	Severance (1)	$425,000	$1,292,972
	Vesting of Time-Based Options	$0	$0
	Vesting of Time-Based RSUs	$0	$404,098
	Vesting of Performance-Based RSUs (4)	$0	$1,197,493
	TOTAL	$425,000	$2,894,562
Michael P. Harrison (6)	Severance	$970,731	n/a
	Vesting of Time-Based Options	$0	n/a
	Vesting of Time-Based RSUs	$0	n/a
	Vesting of Performance-Based RSUs	$0	n/a
	TOTAL	$970,731	n/a
(1)
As of December 31, 2020, all Named Executive Officers listed are entitled to severance under the terms of their employment agreements, as described below. Severance above does not include a pro rata bonus amount.

(2)
Under the terms of his employment agreement as in effect on December 31, 2020, if Mr. Weston’s employment had been terminated without cause or he resigned for good reason, his sign-on options would have accelerated by 24 months and, in connection with a Qualifying Termination, all of his sign-on options would have accelerated in full. However, no value is shown related to Mr. Weston’s sign-on options, as the exercise price exceeded the closing price of a share of our common stock on December 31, 2020.

(3)
Under the terms of their employment agreements as in effect on December 31, 2020, if Messrs. Vogensen or Thompson had been terminated without cause or resigned for good reason, their unvested time-based RSUs would have accelerated by 12 months and, in connection with a Qualifying Termination, all unvested time-based RSUs held by each NEO except for Mr. James Harrison and Mr. Michael Harrison as of December 31, 2020 would vest in full. Amounts shown are based on the Company’s closing stock price on December 31, 2020 of $6.15.

(4)
Under the terms of their employment agreements as in effect on December 31, 2020, in connection with a Qualifying Termination, all performance-based RSUs held by Messrs. Weston, Vogensen and Thompson as of December 31, 2020 for which the performance period had not ended would be treated as earned at target levels and would pro rata vest based on the elapsed portion of the performance period as of the date of the Qualifying Termination. The amounts above represent a 15% pro-ration for performance-based RSUs granted in 2020 based on the portion of the applicable performance period that has elapsed as of December 31, 2020. Under the terms of her agreement as in effect as of December 31, 2020, in connection with a Qualifying Termination, all of Ms. Kulikowsky’s outstanding and unearned performance-based RSUs as of December 31, 2020 would be treated as earned at target levels and accelerate and vest in full as of the date of termination. In all cases, 2020, values are based on the closing price of the Company’s stock on December 31, 2020 of $6.15.

(5)
As of December 31, 2020, Mr. James Harrison is entitled to severance under the terms of his employment agreement, as described below. Severance above does not include a pro rata bonus amount. Under the terms of his agreement, if we terminated Mr. James Harrison’s employment without cause or if he resigned for good reason, his outstanding equity awards would continue to vest as though he remained employed through each applicable vesting date.

(6)
Upon Mr. Michael Harrison’s termination of employment on March 31, 2021 and in accordance with his employment agreement, he was entitled to receive (i) salary continuation for a period of 18 months, (ii) COBRA coverage (with the Company covering the employer portion of premiums), each for a period of 18 months, and (iii) a payment of his earned bonus for the second half of 2020 performance period.

Employment Agreement with Mr. Weston. Under Mr. Weston’s amended and restated employment agreement as in effect on December 31, 2020, if we had terminated Mr. Weston’s employment other than for cause (as defined in Mr.  Weston’s employment agreement), or if Mr. Weston had terminated his employment for good reason (as defined in Mr. Weston’s employment agreement), we would have been obligated to pay Mr. Weston the following cash payments: (1) accrued unpaid salary, earned but unpaid annual bonus for any prior year and accrued but unpaid vacation pay (collectively, the “Accrued Obligations”); (2) a pro rata annual bonus for the year of termination, payable based on actual performance in the year of termination; (3) severance pay equal to two times his annual base salary, payable as salary continuation; and (4) with respect to the stock options he received as a sign-on award, accelerated vesting of the portion of the stock options that would have vested in the 24 month period immediately following his termination of employment had he remained employed with the Company. If such a
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Executive Compensation Program Overview
termination had occurred within six months prior to, or 24 months following, a change in control (a “Qualifying Termination”), the severance payment described above would have instead been equal to an amount equal to two times the sum of Mr. Weston’s then-current annual base salary and then-current target annual bonus, payable as a lump sum. Assuming Mr. Weston’s timely election to continue his “COBRA” coverage under the Company’s group health plan, for a period of 24 months following termination, he would have received a monthly amount equal to the Company’s portion of the monthly health premiums for such coverage as paid prior to termination.
In addition, the stock options he received as a sign-on award would accelerate and vest in full and, Mr. Weston’s remaining incentive equity awards (other than the stock options received as a sign-on award) that vest solely based on his continued service with the Company would have fully vested immediately upon the occurrence of a Qualifying Termination. Any such awards that are subject to performance-based vesting would have been earned and vested as follows: (i) if the full performance period has elapsed as of the date of the Qualifying Termination, based on actual achievement of the applicable performance goals without pro-ration and (ii) otherwise, based on assumed achievement of the applicable performance goals at 100% of the performance target, prorated based on the number of days of Mr. Weston’s actual employment with the Company prior to the Qualifying Termination during the full performance period.
Upon termination of Mr. Weston’s employment by the Company for cause, or by Mr. Weston without good reason, Mr. Weston would have only been entitled to the Accrued Obligations, and upon his termination of employment due to death or disability, Mr. Weston would have been entitled to the Accrued Obligations and a pro rata annual bonus for the year of termination. Payment of his pro rata bonus would be subject to Mr. Weston’s (or, in the case of his death, his beneficiary’s or estate’s) signing of a release of claims.
Mr. Weston’s employment agreement as in effect on December 31, 2020 also provided that during the term of the agreement and the Restriction Period (as defined below), Mr. Weston would be subject to certain non-competition and non-solicitation provisions, as described in the employment agreement. The Restriction Period is defined as the 24-month period immediately following a termination of employment other than a termination at the expiration of the employment period.
Employment Agreement with Mr. Vogensen. Under Mr. Vogensen’s employment agreement as in effect on December 31, 2020, if we had terminated Mr. Vogensen’s employment other than for cause (as defined in Mr. Vogensen’s employment agreement), or if Mr. Vogensen had terminated his employment for good reason (as defined in Mr. Vogensen’s employment agreement), we would have been obligated to pay Mr. Vogensen the following cash payments: (1) the Accrued Obligations; (2) a pro rata annual bonus for the year of termination, payable based on actual performance in the year of termination; and (3) severance pay equal to one times his annual base salary, payable as salary continuation. In addition, with respect to Mr. Vogensen’s incentive equity awards that vest solely based on his continued service with the Company, the portion of such awards that would have vested had he remained employed for the 364 days following the date of his termination of employment would accelerate and fully vest. Any of his outstanding awards that are subject to performance-based vesting would have been earned and vested as follows: (i) if the full performance period has elapsed as of the date of the Qualifying Termination, based on actual achievement of the applicable performance goals without proration and (ii) otherwise, based on assumed achievement of the applicable performance goals at 100% of the performance target, prorated based on the number of days of Mr. Vogensen’s actual employment with the Company prior to the Qualifying Termination during the full performance period.
Upon a Qualifying Termination, in addition to the entitlements described above, Mr. Vogensen’s severance payment would have instead been equal to an amount equal to two times the sum of Mr. Vogensen’s then-current annual base salary and then-current target annual bonus, payable as a lump sum. Assuming Mr. Vogensen’s timely election to continue his “COBRA” coverage under the Company’s group health plan, for a period of 24 months following termination, he would have received a monthly amount equal to the Company’s portion of the monthly health premiums for such coverage as paid prior to termination. Further, Mr. Vogensen’s incentive equity awards that vest solely based on his continued service with the Company would accelerate and fully vest.
Upon termination of Mr. Vogensen’s employment by the Company for cause, or by Mr. Vogensen without good reason, Mr. Vogensen would have only been entitled to the Accrued Obligations, and upon his termination of employment due to death or disability, Mr. Vogensen would have been entitled to the Accrued Obligations and a pro rata annual bonus for the year of termination. Payments of his pro rata bonus would be subject to Mr. Vogensen’s (or, in the case of his death, his beneficiary’s or estate’s) signing of a release of claims.
Mr. Vogensen’s employment agreement as in effect on December 31, 2020 also provided that during the term of the agreement and the Restriction Period (as defined below), Mr. Vogensen would be subject to certain non-competition and non-solicitation provisions, as described in the employment agreement. The Restriction Period is defined as the 12 month period immediately following a termination of employment other than a termination at the expiration of the employment period.
Employment Agreement with Mr. James Harrison. Under Mr. James Harrison’s amended and restated employment agreement
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Executive Compensation Program Overview
as in effect on December 31, 2020, if we had terminated Mr. James Harrison’s employment other than for cause (as defined in Mr. James Harrison’s employment agreement), or if Mr. James Harrison had terminated his employment for good reason (as defined in Mr. James Harrison’s employment agreement), we would have been obligated to pay Mr. James Harrison the following cash payments: (1) the Accrued Obligations; and (2) his annual base salary for the remainder of his employment period (i.e., until December 31, 2021 or, if terminated after such date, through the end of any applicable one-year renewal period, in each case, payable in substantially equal installments). In addition, Mr. James Harrison’s option award granted in fiscal year 2020 and all other unvested stock options held by Mr. James Harrison would continue to vest as though he remained employed through each applicable vesting date, and any RSUs (including PSUs) held by Mr. James Harrison would remain outstanding and eligible to vest as though he remained employed through each applicable vesting date.
Upon termination of Mr. James Harrison’s employment by the Company for cause, by Mr. James Harrison without good reason, or due to his death or disability, Mr. James Harrison would have only been entitled to the Accrued Obligations. The extended vesting period of his stock options, as described above, would no longer apply.
Executive Compensation Program Overview
Mr. James Harrison’s employment agreement as in effect on December 31, 2020 also provided that during the term of the agreement and the Restriction Period (as described below), Mr. James Harrison would be subject to certain non-competition and non-solicitation provisions, as described in the employment agreement. The Restriction Period would be 24 months from the date on which Mr. James Harrison’s employment was terminated for any reason.
Employment Agreement with Mr. Thompson. Under Mr. Thompson’s employment agreement in effect on December 31, 2020, if we had terminated Mr. Thompson’s employment other than for cause (as defined in Mr. Thompson’s employment agreement), or if Mr. Thompson had terminated his employment for good reason (as defined in Mr. Thompson’s employment agreement), we would have been obligated to pay Mr. Thompson the following cash payments: (i) the Accrued Obligations, and (ii) severance pay equal to one times his annual base salary, payable as salary continuation. In addition, with respect to his sign-on incentive equity award, the portion of the RSUs that would have vested had he remained employed for the 12 months following the date of his termination would accelerate and fully vest, and his sign-on performance-based RSUs would remain outstanding and eligible to vest for 12 months following the date of his termination.
Upon a Qualifying Termination, in addition to the entitlements described above, Mr. Thompson’s severance payment would have instead been equal to an amount equal to two times the sum of Mr. Thompson’s then-current annual base salary and then-current target annual bonus, payable as a lump sum. Assuming Mr. Thompson’s timely election to continue his “COBRA” coverage under the Company’s group health plan, for a period of 24 months following termination, he would have received a monthly amount equal to the Company’s portion of the monthly health premiums for such coverage as paid prior to termination. With respect to Mr. Thompson’s sign-on incentive equity award, his RSUs would accelerate and fully vest as of the date of termination, and his performance-based RSUs would have been earned and vested based on assumed achievement of the applicable performance goals at 100% of the performance target, prorated based on the number of days of Mr. Thompson’s actual employment with the Company prior to the Qualifying Termination during the full performance period. With respect to Mr. Thompson’s remaining incentive equity awards, such awards that vest solely based on his continued service with the Company would accelerate and fully vest. Any of his remaining outstanding awards that are subject to performance-based vesting would have been earned and vested as follows: (i) if the full performance period has elapsed as of the date of the Qualifying Termination, based on actual achievement of the applicable performance goals without pro-ration and (ii) otherwise, based on assumed achievement of the applicable performance goals at 100% of the performance target, prorated based on the number of days of Mr. Thompson’s actual employment with the Company prior to the Qualifying Termination during the full performance period.
Upon termination of Mr. Thompson’s employment by the Company for cause, or by Mr. Thompson without good reason, Mr. Thompson would have been entitled to the Accrued Obligations, and upon his termination of employment due to death or disability, Mr. Thompson would have been entitled to the Accrued Obligations and a pro rata annual bonus for the year of termination. Payments of his pro rata bonus would be subject to Mr. Thompson’s (or, in the case of his death, his beneficiary’s or estate’s) signing of a release of claims.
Mr. Thompson’s employment agreement as in effect on December 31, 2020 also provided that during the term of the agreement and the 12 month period immediately following a termination of employment (other than a termination at the expiration of the employment period), Mr. Thompson would be subject to certain non-competition and non-solicitation provisions, as described in the employment agreement.
Employment Agreement with Ms. Kulikowsky. Under Ms. Kulikowsky’s employment agreement in effect on December 31, 2020, if we had terminated Ms. Kulikowsky’s employment other than for cause (as defined in Ms. Kulikowsky’s employment agreement), or if Ms. Kulikowsky had terminated her
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Executive Compensation Program Overview
employment for good reason (as defined in Ms. Kulikowsky’s employment agreement), we would have been obligated to pay Ms. Kulikowsky the following cash payments: (1) the Accrued Obligations; (2) a pro rata annual bonus for the year of termination; and (3) severance pay equal to one times her annual base salary, payable as salary continuation. Upon termination of Ms. Kulikowsky employment by the Company for cause, or by Ms. Kulikowsky without good reason, Ms. Kulikowsky would have only been entitled to the Accrued Obligations, and upon her termination of employment due to death or disability, Ms. Kulikowsky would have been entitled to the Accrued Obligations and a pro rata annual bonus for the year of termination. Payment of her pro rata bonus would be subject to Ms. Kulikowsky (or, in the case of her death, her beneficiary’s or estate’s) signing of a release of claims.
Ms. Kulikowsky’s employment agreement as in effect on December 31, 2020 also provided that during the term of the agreement and the 12 month period immediately following a termination of employment (other than a termination at the expiration of the employment period), Ms. Kulikowsky would be subject to certain non-competition and non-solicitation provisions, as described in the employment agreement.
Consulting Agreement with Mr. Correale. In connection with Mr. Correale’s resignation from the Company on September 3, 2020, he did not receive any severance entitlements pursuant to his previous employment agreement. In connection with his termination of employment, Mr. Correale entered into a consulting agreement with the Company pursuant to which he is entitled to a monthly consulting fee equal to $20,000. Under his consulting agreement, Mr. Correale’s unvested time-based stock options and RSUs will continue vesting through the term of the consulting agreement.
Separation Agreement with Mr. Michael Harrison. Under Mr. Michael Harrison’s Separation and General Release, dated February 3, 2021, in connection with his termination of employment on March 31, 2021, he was entitled to the following: (i) his then-current annual base salary of $450,000 for a period of 18 months commencing April 1, 2021, (ii) any earned but unpaid annual bonus for the period prior to January 1, 2021; (iii) reasonable expenses associated with executive-level outplacement assistance until the earlier of (1) nine months following the date of his termination of employment and (2) his becoming employed by another employed; and (iv) subsidized COBRA benefits for 18 months.
Effect of Change of Control and Qualifying Termination of Employment on Equity Awards. With respect to performance-based stock options granted in 2013, if THL or its affiliates receive “deferred proceeds” (which are generally defined to include rights to contingent payments, deferred payments and similar payments) in connection with a change of control, any unvested performance-based options will generally remain outstanding and eligible to vest until the earlier of (i) the date THL and its affiliates no longer hold any equity or other securities of the Company or any deferred proceeds and (ii) the tenth anniversary of the date of grant (the earlier date, the “Final Vesting Date”).
A change of control does not automatically accelerate the vesting of the stock options that were granted subsequent to fiscal 2013. However, if the executive’s employment is terminated by us without cause within one year following a change of control, stock options granted to our Named Executive Officers in fiscal 2015 and 2016 would fully vest. If a termination of the executive’s employment by the Company without cause occurred other than within one year following a change of control, stock options granted in fiscal 2015 and 2016 would accelerate by 12 months.
For our Named Executive Officers with an employment agreement containing provisions regarding a Qualifying Termination as of December 31, 2020, those Qualifying Termination provisions described above would apply to outstanding shares of restricted stock issued to them in 2018 and 2019. The effect of a termination by us without cause or a resignation by Mr. Weston or Mr. Thompson for good reason, including a Qualifying Termination, on each of Mr. Weston’s and Mr. Thompson’s sign-on incentive equity awards are described above under “Employment Agreement with Mr. Weston” and “Employment Agreement with Mr. Thompson”, respectively.
Restrictive Covenants in Stock Option Agreements. The stock option agreements for the stock options granted in 2013 held by Messrs. James Harrison, Michael Harrison and Correale contain certain restrictive covenants, including non-competition and non-solicitation provisions that apply during the Named Executive Officer’s employment and the 18-month period following a termination of his employment with the Company.
Compensation Committee Interlocks and Insider Participation

There were no interlocks or insider participation between any member of the Board of Directors or Compensation Committee and any member of the Board of Directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.
Chief Executive Officer Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the following information explains the relationship of the annual total compensation of our median employee to the annual total compensation on an annualized basis of Mr. Weston, our CEO as of the determination date for our median employee.
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Executive Compensation Program Overview
For 2020, our last completed fiscal year:
•	Our median employee was a part time sales associate working in one of our retail stores in the United States;
•	The total annual compensation of our median employee was $10,176;
•	The total annual compensation of Mr. Weston, on an annualized basis (see below), was $5,299,305; and
•	The ratio of the median employee’s pay to that of Mr. Weston was approximately 521 to 1.
Mr. Weston’s total annual compensation for the 2020 fiscal year was $5,164,463, as reflected in the Summary Compensation Table above. Using this total compensation amount and the total annual compensation of our median employee for 2020 of $10,176, the ratio of the median employee’s pay to that of Mr. Weston was approximately 508 to 1.
To annualize Mr. Weston’s compensation for the 2020 fiscal year, we calculated annual base salary as if he served as our Chief Executive Officer for a full year (to $1,050,000, and further adjusted his annual incentive payout value to reflect a payout as if he were Chief Executive Officer for the full year (to $1,050,000). After applying these adjustments, Mr. Weston’s total annual compensation for 2020, on an annualized basis, was $5,299,305.
For fiscal year 2020, we identified a new median employee since we last identified our median employee in 2017. To identify the median employee and determine his or her annual total compensation, we used the following methodology:
•	We selected November 1, 2020 as the determination date, two months before the end of our fiscal year.
•
As of the determination date, we had 16,242 employees working in nine countries. This figure excludes 40 employees in Australia, 80 in Hong Kong, 2 in India, 3 in Indonesia, 20 in Ireland and 15 in Vietnam. This group of excluded non-U.S. employees is fewer than 5% of our total workforce and therefore was excluded from our analysis using the de minimis exemption.

•
We utilized total cash compensation as our consistently applied compensation measure to identify the median employee, including annualized base salary (except for employees in temporary or seasonal positions), overtime, bonuses, sales incentives and commissions, as compiled from our payroll records. We converted compensation for employees paid in currencies other than USD ($) into USD ($) based on exchange rates as of the end of fiscal year 2020.

•
We examined a small group of employees for whom total cash compensation was clustered within a few dollars around the median. From this group we selected an individual we determined to be reasonably representative of our median employee.

•
For purposes of the pay ratio, both the CEO’s and the median employee’s annual total compensation were calculated in accordance with the methodology used to report annual total compensation in the Summary Compensation Table, except that we annualized Mr. Weston’s compensation as described above since he did not serve as CEO for the full fiscal year.

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Proposal 2	APPROVAL OF OUR PROPOSED AMENDMENT TO AND RESTATEMENT OF THE AMENDED AND RESTATED 2012 OMNIBUS EQUITY INCENTIVE PLAN
We are asking our stockholders to approve the Party City Holdco Inc. Amended and Restated 2012 Omnibus Equity Incentive Plan (the “Incentive Plan”) to amend and restate our existing Amended and Restated 2012 Omnibus Equity Incentive Plan (referred to as the “Prior Plan”). The material terms and features of the Incentive Plan are described under “Summary of the Incentive Plan” below.
If stockholders do not approve this Proposal 2, the Incentive Plan will not become effective and the Prior Plan will remain in effect in accordance with its current terms. If stockholders do approve this Proposal 2, the Incentive Plan will be the only equity incentive plan under which equity awards will be granted to our employees, non-employee directors and consultants.
Reasons to Vote for this Proposal

Equity awards are an essential part of our compensation program
We believe that equity compensation is an essential element to our ability to attract and retain key executives, employees and other service providers and to achieve future success. Our business has faced significant challenges recently, including due to issues related to the COVID-19 pandemic, and we consider it critical that we have sufficient equity under our Incentive Plan to motivate key talent to invest their efforts in improving the Company’s performance. We believe that equity awards have been, and will continue to be, an essential part of our compensation program.
Equity awards incentivize retention and increases in stockholder value
Our equity-based compensation program primarily has consisted of performance- and time-based restricted stock, time-based restricted stock units (“RSUs”), performance-based restricted stock units (“PSUs”) and stock options. Time-based restricted stock and RSUs primarily serve as a retention tool because they require continued employment over a specified vesting schedule, typically three to five years, to fully vest in the award. Performance-based restricted stock and PSUs granted in 2019 are generally eligible to be earned and vest based on our cumulative adjusted earnings per share (“EPS”) and free cash flow (“FCF”) over a three-year performance period. PSUs granted in 2020 are generally eligible to be earned and vest based on the volume weighted average fair market value per share (“VWAP”) for a period of not less than ninety (90) consecutive calendar days over a three-year performance period, as described in the Compensation Discussion and Analysis above. PSUs serve as both a retention tool and also are an important element of our performance-based compensation program. These awards generally will not vest pursuant to their terms unless our cumulative EPS, FCF or VWAP, as applicable, exceeds pre-established goals that we believe will drive our growth. Stock options provide value only if our stock price increases after the stock options are granted. We believe that equity awards play an important role in incentivizing employees and other service providers across our Company to drive increases in stockholder value and are important to the Company’s ability to achieve future success.
The Incentive Plan is consistent with principles of good corporate governance
Our Board believes that our Incentive Plan will promote the interests of stockholders and is consistent with principles of good corporate governance, including:
•	No Evergreen Share Pool. The plan does not include an “evergreen” share pool that would increase the number of shares available without stockholder approval.
•
No Discounted Stock Options or Stock Appreciation Rights. All stock option and stock appreciation rights (“SAR”) awards under the plan must have an exercise or grant price that is not less than the closing price of a share of our common stock on the date of grant (or on the immediately preceding day on which trades of shares of common stock were made if none were made on the date of grant).

•
No Repricing or Certain Similar Transactions. Other than in connection with a corporate transaction affecting the Company, the plan prohibits any repricing (or certain similar transactions) of stock options or SARs without stockholder approval.

•	No Automatic “Single-Trigger” Accelerated Vesting. The Incentive Plan does not provide for automatic accelerated vesting of awards upon a change in control or other corporate transaction.
•
Limits on Awards. The plan limits the number of stock options, SARs and other awards that may be granted to plan participants in a given year. It also contains a separate limit on the amount of compensation payable to non-employee directors in any year.

•	No Reload Awards. The Incentive Plan prohibits the grant of “reload” awards.
Additional shares are necessary in order for us to meet our anticipated equity compensation needs
As of April 12, 2021, there were 4,117,335 shares remaining available for issuance under the Prior Plan. If stockholders do not approve the Incentive Plan, our ability to grant equity awards to our existing employees, potential new hires and other service providers will be limited, which would place us at a significant competitive disadvantage at a time when our business needs talented and motivated executives, employees and other service providers to drive our performance and our transformation.
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Proposal 2
In determining the number of shares that would be available under the Incentive Plan, our Board considered the number of equity awards we granted or that were earned, as applicable during the past three fiscal years, as well our anticipated needs in the future. The table below summarizes the number of shares underlying our equity awards that were granted or earned, as applicable, during each of fiscal 2020, 2019 and 2018. As described above in our Compensation Discussion & Analysis, our performance-based restricted stock, and PSU awards granted in 2018 and 2019 provide that at maximum performance levels those awards would be settled at 200% of the target number of shares underlying those awards. Beginning in 2020, the Company granted PSU awards based on the achievement of the volume weighted average fair market value per share of Company common stock (“VWAP”) of $2.50, $5.00, $7.50 and $10.00, in each case, over a period of not less than ninety (90) consecutive calendar days during the three-year performance period beginning on the date of grant. Unlike the 2018 and 2019 awards, the 2020 PSU awards provide that upon achievement of a VWAP of $10.00, 100% of the PSUs would be earned.
	2020	2019	2018
Stock Option Awards Granted	300,000	337,000	187,080
Restricted Stock/RSU Awards Granted	614,939	192,550	201,270
Performance Stock/PSU Awards Earned(1)	1,624,429	0	0
Weighted-Average Common Stock Outstanding	100,804,944	93,295,692	96,133,144
Burn Rate	2.52%	0.57%	0.40%
3-year Average Burn Rate			1.16%
(1)
To the extent earned, the burn rate is calculated using the number of shares actually earned pursuant to the performance stock and/or PSU award agreement rather than the maximum number of potential shares.

Based on the foregoing, our three-year average burn rate is 1.16%, which we believe is reasonable. The weighted average term and per share price for our outstanding stock options are 4.51 years and $12.47, respectively.
After a review of our historical practices and our anticipated future growth, we are currently estimating that the shares that would be available under the Incentive Plan if this Proposal 2 is approved would only enable us to continue to grant equity awards for our 2021 grant cycle. However, in light of the volatility in our stock price, and market conditions generally, in recent months, it is difficult to accurately predict the number of shares that will be needed to facilitate appropriate and attractive equity awards in the near term. Nonetheless, we believe that having this additional number of shares available is vital to our ability to attract and retain talent, which we balance with potential stockholder dilution.
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Proposal 2
.
Prior Plan Information

As of April 12, 2021, there were 11,294,073 shares subject to outstanding equity awards under the Prior Plan and, as of this same date, the shares subject to outstanding equity awards and available for issuance under the Prior Plan represented approximately 10.2% of our 111,268,696 outstanding shares (commonly referred to as the “overhang”), in each case, assuming maximum performance for awards that were subject to performance-based vesting. The table below includes aggregate information regarding equity awards outstanding and the number of shares available for future awards under the Prior Plan as of April 12, 2021, and the number of shares that would be available for issuance under the Incentive Plan if this Proposal 2 is approved by stockholders.
	Number of Shares	As a percentage of stock outstanding (as of April 12, 2021)
Outstanding stock options under the Prior Plan(1)	2,807,895	2.5%
Outstanding RSUs under the Prior Plan	682,126	0.6%
Outstanding PSUs under the Prior Plan (measured at maximum performance)	6,709,390	6.0%
Outstanding time-based restricted stock under the Prior Plan	22,340	0.02%
Outstanding performance-based restricted stock under the Prior Plan (measured at maximum performance)	1,072,322	1.0%
Total shares subject to outstanding equity awards under the Prior Plan(2)	11,294,073	10.2%
Total shares available for future issuance under the Prior Plan(3)	4,182,364	3.8%
Total new shares proposed to be available for issuance under the Incentive Plan(4)	3,500,000	3.1%
Total shares that may be available for issuance under the Incentive Plan, including shares subject to outstanding equity awards and available for issuance under the Prior Plan and shares proposed to be available for issuance under the Incentive Plan(5)	18,976,437	17.1%
Total shares subject to outstanding equity awards, available for future issuance and proposed to be available for issuance(6)	18,195,590	16.4%
(1)	The weighted average term and per share price for our outstanding stock options are 4.51 years and $12.47, respectively.
(2)	Assuming maximum performance for awards that were subject to performance-based vesting.
(3)	Excluding shares subject to outstanding equity awards that may become available again for issuance under the Prior Plan.
(4)	New shares proposed to be available under the Incentive Plan, without regard to any shares subject to outstanding equity awards or available for future issuance under the Prior Plan.
(5)
Maximum number of shares proposed to be available under the Incentive Plan, including shares subject to outstanding equity awards or available for future issuance under the Prior Plan. Share counting provisions, including adjustments to the number of shares available under the Incentive Plan and recycling of shares issued or available under the Prior Plan, are described below under “Authorized Shares” and “Adjustments.”

(6)	Includes shares subject to outstanding equity awards and available for future issuance under the Prior Plan and new shares proposed to be available for issuance under the Incentive Plan.
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Proposal 2
Summary of the Incentive Plan

The following is a brief summary of the material terms and features of the Incentive Plan. A copy of the Incentive Plan is attached as Annex B to this Proxy Statement, and we urge our stockholders to read it in its entirety. The following description of certain terms and features of the Incentive Plan is qualified in its entirety by reference to the full text of the Incentive Plan.
Administration

The Incentive Plan will be administered by our Compensation Committee, which will have full power to interpret and administer the plan and full authority to:
•	select directors, employees and consultant to whom awards will be granted;
•	determine the type and amount of awards to be granted to each such director, employee or consultant and the terms and conditions of such awards;
•	interpret, clarify, construe or resolve any ambiguity in any provision of the plan;
•	accelerate or waive the vesting or restriction periods of awards and exercisability of awards;
•	extend the term or period of exercisability of any awards;
•	waive any terms or conditions applicable to any award, subject to limitations set forth in the plan;
•	make awards in assumption of, or in substitution for, outstanding awards previously granted by the Company or an affiliate or in connection with a corporate transaction; and
•	adopt rules, forms, instruments and guidelines for administering the plan.
The Compensation Committee may delegate to one or more of its members, one or more officers of the Company or any subsidiary, or one or more agents or advisors such administrative duties or powers as it may deem advisable, consistent with the requirements of applicable law.
Eligibility to Receive Awards

Participants will consist of such employees, directors and consultants and advisors of the Company and its affiliates as the Compensation Committee determines and whom the Compensation Committee may designate from time to time to receive awards under the plan, subject to certain limitations on granting stock options and SARs under U.S. tax laws.
As of April 12, 2021, we estimate that approximately 100 employees and eleven directors would be eligible to participate in the Incentive Plan. No consultants or advisors are eligible to participate in the Incentive Plan.
Authorized Shares

Subject to adjustment as described below, the maximum number of shares of common stock that may be issued to participants in satisfaction of awards under the Incentive Plan will be 7,682,364 shares (the “Share Pool”). Up to the total number of shares issuable for awards from the Share Pool may be issued in satisfaction of ISOs but nothing will be construed as requiring that any, or any fixed number of ISOs be awarded under the plan.
The following rules will apply in respect of the Share Pool:
•
The Share Pool will be reduced by the number of shares of common stock withheld by the Company as part or full payment for the purchase price, the stock option exercise price or grant price of an award or in satisfaction of tax withholdings with respect to an award any portion of which is settled in shares of common stock.

•
Any remaining portion of the Share Pool as of an applicable time will be increased by any shares underlying any portion of an award (whether granted before or after the effective date) that is settled in cash or that expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance (or retention, in the case of restricted or unrestricted stock) of shares of common stock (e.g., any shares of common stock underlying any portion of an award subject to performance criteria that is not earned).

•
If an award (or a portion thereof) is settled in cash (i.e., the participant receives cash rather than stock) without any election by the participant, the shares of common stock underlying such award (or portion thereof) will not reduce the Share Pool, and the Share Pool will be increased upon the settlement in cash to the extent it had been previously reduced by the number of shares of common stock issuable under such award (or portion thereof).

•
Shares issued under awards of an acquired company that are assumed or substituted under the plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, will not reduce the Share Pool. However, any forfeiture, termination, repurchase or cash settlement of such an assumed award or an award substituted for such an award will not increase the Share Pool.

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Proposal 2
Shares that may be issued under the Incentive Plan may be authorized but unissued shares of our common stock, treasury stock or previously issued shares of our common stock that are acquired by us. The closing price of our common stock as reported on NYSE on April 12, 2021 was $5.93 per share.
Annual Individual Limits
No person may be granted awards of the specified type in excess of the limits listed below under the Incentive Plan in any calendar year:
(a)	Stock Options: 8,000,000 Shares.
(b)	SARs: 8,000,000 Shares.
(c)	Restricted Stock: 8,000,000 Shares.
(d)	Unrestricted Stock: 8,000,000 Shares.
(e)	Other Stock-Based Awards: 8,000,000 Shares.
In addition, the maximum grant-date fair value of awards granted or paid to any non-employee director with respect to any fiscal year, including awards granted under the Incentive Plan and cash fees or other compensation paid by us, in each case, for service as a director, may not exceed $500,000, computed in accordance with FASB ASC Topic 718 (or any successor provision) to the extent applicable and assuming maximum payout levels (if applicable). This limit does not apply to any compensation paid by the Company or any of its subsidiaries to any director for services performed or to be performed as an employee, consultant or in any capacity other than as a director.
Types of Awards

The Plan provides for the grant of stock options, SARs, restricted and (subject to the limitations described below) unrestricted stock and other awards that are valued, in whole or in part, by reference to (or otherwise based on the fair market value of shares of common stock), including RSUs and PSUs, which we refer to collectively as other stock-based awards. Dividends or dividend equivalents relating to an award that, at the dividend payment date, remains subject to vesting or a substantial risk of forfeiture (whether service-based or performance-based), to the extent they are authorized by the Committee with respect to any award, shall be subject to vesting and/or forfeiture conditions that are no less restrictive than those that apply to the underlying award.
The Compensation Committee may grant stock options intended to qualify as ISOs, stock options not intended to so qualify and SARs. For each stock option or SAR granted under the Incentive Plan, the Compensation Committee determines the number of shares covered by the stock option or SAR, the exercise price or grant price from which appreciation is measured and the terms and conditions of the award. The exercise price of a stock option
(or grant price of a SAR) granted under the Incentive Plan must be no less than 100% of the closing price of a share of our common stock on the date of grant (or on the immediately preceding day on which trades of shares of common stock were made if none were made in the date of grant) (110% in the case of certain ISOs), except in the case of certain substitute awards. Announcements or developments shortly following a grant date may cause the market price of a share of our common stock to rise. The Incentive Plan will be administered based on closing prices on the dates of grants (or on the immediately preceding days, as described above), which may differ substantially from market prices shortly following the grants. Other than in connection with certain corporate transactions, we may not, without obtaining stockholder approval, reduce the exercise price or grant price of any outstanding stock option or SAR, cancel outstanding stock options or SARs in exchange for stock options or SARs with a lower exercise price or grant price, or cancel stock options or SARs that have an exercise price or grant price that is greater than the fair market value of a share of our common stock on the date of such cancellation in exchange for cash or other consideration. No stock option or SAR may be granted for a term in excess of ten years (or five years, in the case of certain ISOs).
Vesting and Other Terms and Conditions of Awards

The Compensation Committee will determine the terms and provisions of all awards granted under the Incentive Plan, including the time or times an award will vest (or a forfeiture condition will lapse), become exercisable and remain exercisable, and may at any time accelerate or waive the vesting, restriction period or exercisability of an award, extend the exercisability of any award, subject to the limitations set forth in the Incentive Plan. No award issued after the date the Incentive Plan is approved by our shareholders may be scheduled to vest, in whole or in part, prior to the date that is one year following the date the award is granted; however, awards that result in the issuance of an aggregate of up to five percent of the Share Pool may be granted after the date the Incentive Plan is approved by our shareholders without regard to such one-year minimum vesting period. In addition, no term of an award will provide for automatic “reload” grants of additional awards or an increase in the number of shares of common stock subject to an award upon exercise of a stock option or SAR.
No Repricing or Buyout of Underwater Options or Stock Appreciation Rights

Subject to the Compensation Committee’s authority to make adjustments in connection with certain corporate transactions or changes in the Company’s capitalization, the Company may not, without first obtaining stockholder approval, amend the terms of outstanding stock options or SARs to reduce the option price or
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Proposal 2
grant price of the right, as applicable; cancel outstanding stock options or SARs in exchange for stock options or SARs that have an option price or grant price of the right that is less than the option price or grant price of the right of the original stock options or SARs; (iii) cancel outstanding stock options or SARs that have a option price or grant price of the right greater than the fair market value of a share of the Company’s common stock on the date of such cancellation in exchange for a cash payment or one or more other awards, or take any other action with respect to outstanding stock options or SARs that is treated as a repricing under generally accepted accounting principles.
Termination of Employment or Other Status

Unless otherwise provided in an award agreement or by the Compensation Committee:
•
in the event that a participant’s service is terminated for cause or the Compensation Committee determines that a participant’s acts or omissions constitute cause, all outstanding awards held by the participant will terminate and be forfeited without consideration, effective on the date the participant’s service is terminated for cause or the date the action the act or omission constituting cause is determined to have occurred, as applicable;

•
in the event a participant’s service is terminated due to death or permanent disability (and cause does not exist as of such date) all unvested awards held by the participant will terminate and be forfeited without consideration, effective as of the date the participant’s service is terminated and all vested stock options and SARs may be exercised by the participant or, as applicable, the participant’s beneficiary or estate and will terminate on the earlier of one year following the termination of service and the expiration of the term of such awards; and

•
in the event a participant’s service is terminated for any reason other than as described above (and cause does not exist as of such date): (a) all unvested awards held by the participant will terminate and be forfeited without consideration, effective as of the date the participant’s service is terminated, and (b) all vested stock options and SARs will terminate on the earlier of 90 days following the termination of service and the expiration of the term of such awards.

Transferability of Awards

Unless otherwise determined by the Compensation Committee, an award will not be transferable or assignable by the participant except in the event of his or her death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any affiliate. No transfer shall be permitted for value or consideration.
Corporate Transactions

Upon the occurrence of or in connection with a change of control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless otherwise the Compensation Committee specifies otherwise in an award agreement, the Compensation Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding awards (with it being understood that the Committee is under no obligation to make uniform determinations with respect to different awards or portions thereof), including without limitation: (i) the continuation or assumption of awards; (ii) substitution by the surviving company or corporation or its parent of equity, equity-based and/or cash awards with substantially the same terms for outstanding awards (excluding the consideration payable upon settlement of the awards); (iii) accelerated exercisability, vesting and/or lapse of restrictions under outstanding awards immediately prior to the occurrence of such event, and/or deeming or determining that performance criteria have been achieved at any specified level; (iv) upon written notice, provide that any outstanding awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event or such other period as determined by the Compensation Committee (contingent upon the consummation of the event), and at the end of such period, such awards shall terminate to the extent not so exercised within the relevant period; and (v) cancellation of all or any portion of outstanding awards for fair value (in the form of cash, shares of common stock, other property or any combination thereof) as determined in the sole discretion of the Compensation Committee and which value may be zero; and (vi) cancellation of all or any portion of outstanding unvested and/or unexercised awards for no consideration.
Adjustments

In the event of any corporate event or transaction involving the Company, a subsidiary and/or an affiliate (including, but not limited to, a change in the shares of common stock of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares of common stock, exchange of shares of common stock, dividend in kind, extraordinary cash dividend, amalgamation, or other like change in capital structure (other than normal cash dividends to stockholders of the Company), or any
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Proposal 2
similar corporate event or transaction, the Compensation Committee, to prevent dilution or enlargement of participants’ rights under the plan, shall substitute or adjust, in its sole discretion, the number and kind of shares of common stock or other property that may be issued under the plan or under particular forms of awards in the aggregate or to individual participants, the number and kind of shares of common stock or other property subject to outstanding awards, the individual limits described above, the exercise price, grant price or purchase price applicable to outstanding awards and/or other value determinations (including performance criteria) applicable to the plan or outstanding awards.
Clawback; Certain Limitations on Awards

The Compensation Committee may cancel, rescind, withhold or otherwise limit or restrict any award at any time if the participant is not in compliance with all applicable provisions of the award agreement and the Incentive Plan, or if the participant breaches any agreement with the Company or its affiliates with respect to non-competition, non-solicitation, confidentiality or any other restrictive covenant. Each participant, by accepting or being deemed to have accepted an award under the Incentive Plan, will agree (or will be deemed to have agreed) that the Company and its affiliates may recover awards made under the Incentive Plan and payments under or gain in respect of any award in accordance with any applicable clawback, recoupment or similar policy of the Company or its affiliates, as such policy may be amended and in effect from time to time (including the Company’s Recoupment Policy dated April 12, 2020), which applies to all officers of the Company, or as otherwise required by law or applicable stock exchange listing standards.
Amendment or Termination

Subject to the terms of the Incentive Plan, the Compensation Committee may amend, alter, suspend, discontinue or terminate the Incentive Plan or any portion thereof or any award thereunder at any time, subject to the participant’s consent if it would adversely affect in any material respect the rights granted to any Participant under the outstanding awards and subject to any applicable stockholder approval requirements.
Term

No awards shall be granted under the Incentive Plan after the completion of ten years from the date on which the Incentive Plan is approved by our stockholders, but awards previously granted may extend beyond that time.
Certain Federal Income Tax Consequences of the Incentive Plan

This following is a summary of certain U.S. federal income tax consequences associated with awards granted under the Incentive Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the Incentive Plan, nor does it cover state, local or non-U.S. taxes.
Stock Options (other than ISOs)

In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.
ISOs

In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company, subject to the limitations set forth in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.
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Proposal 2
SARs

The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code.
Unrestricted Stock Awards

A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code.
Restricted Stock Awards

A participant who is awarded or purchases shares subject to a substantial risk of forfeiture (including time- and performance-based vesting conditions) generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company, subject to the limitations set forth in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.
For purposes of determining capital gain or loss on a sale of shares awarded under the Incentive Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.
Restricted Stock Units

The grant of a restricted stock unit (including RSUs and PSUs) does not itself generally result in taxable income. Instead, the participant is taxed upon vesting (and a corresponding deduction is generally available to the Company, subject to the limitations set forth in the Code), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.
New Plan Benefits

No awards under the Incentive Plan have been granted to date. Because future awards under the Incentive Plan will be granted in the discretion of the Administrator, the type, number, recipients, and other terms of such awards cannot be determined at this time.
The following table sets forth the awards that were granted to our named executive officers for 2020, our current executive officers (as of April 12, 2021) as a group, our current non-executive officer directors (as of April 12, 2021) as a group, and our other employees (who are not executive officers), as of April 12, 2021, as a group under the Prior Plan for the fiscal year ended December 31, 2020. The number of performance-based restricted shares and PSUs listed in the table below is based on the maximum number of shares of common stock subject to the awards, assuming the applicable performance conditions are achieved at maximum levels of achievement. Other than as described below, no other awards were issued to any person under our Prior Plan for the fiscal year ended December 31, 2020.
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Proposal 2
Name and Position	Number of Options	Number of Time- Based Restricted Shares or RSUs (Units)	Number of Performance- Based Restricted Shares or PSUs (Units)
Bradley M. Weston, President, Chief Executive Officer and Director	0	0	2,866,667
Todd E. Vogensen, Chief Financial Officer	0	0	666,667
James M. Harrison, Vice Chair	200,000	0	0
Sean C. Thompson, Chief Commercial Officer	0	35,587	683,381
Denise M. Kulikowsky, Chief Human Resources Officer	0	0	250,000
Michael A. Correale, Former Interim Chief Financial Officer and Chief Accounting Officer	0	0	0
Michael P. Harrison, Former Senior Vice President and General Manager, NACP Group	0	0	280,000
Current Executive Officer Group	200,000	35,587	4,746,715
Current Non-Executive Officer Director Group	0	330,000	0
Current Non-Executive Officer Employee Group	0	219,352	1,893,284
Vote Required

The affirmative vote of a majority of votes cast at the 2020 Annual Meeting online or by proxy and entitled to vote is required to approve the Incentive Plan.
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO AMENDED AND RESTATED 2012 OMNIBUS INCENTIVE PLAN INCENTIVE PLAN.

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Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 12, 2021 for:
•	each person whom we know beneficially owns more than five percent of our common stock;
•	each of our directors;
•	each of our Named Executive Officers; and
•	all of our directors and executive officers as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
Shares of common stock that may be acquired within 60 days following April 12, 2021 pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such holder but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.
Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Party City Holdco Inc., 80 Grasslands Road, Elmsford, New York 10523.
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% or greater stockholders:
Funds affiliated with CAS Investment Partners, LLC(1)	15,986,623	14.44%
Morgan Stanley Investment Management, Inc.(2)	9,183,381	8.29%
Directors and named executive officers:
James M. Harrison(3)	1,053,699	*
Norman S. Matthews(4)	988,078	*
William S. Creekmuir(5)	135,022	*
Bradley M. Weston	100,000	*
Lisa K. Klinger(6)	66,961	*
Michael P. Harrison(7)	48,664	*
Joel Alsfine(8)	38,413	*
Jennifer Carter Fleiss(8)	37,211	*
Steven J. Collins(9)	36,111	*
James G. Conroy	30,991	*
Sarah Dodds-Brown(8)	30,000	*
Michelle Millstone-Shroff	19,667	*
John A. Frascotti	14,309	*
Sean C. Thompson	12,215	*
Denise M. Kulikowsky(10)	9,783	*
Todd E. Vogensen	—	—
All directors and executive officers as a group (16 persons)(11)	2,621,124	2.36%
*	Represents beneficial ownership of less than 1%.
Party City Holdco Inc. | 2021 Proxy Statement |	55

(1)
Based on a Schedule filed with the SEC on February 16, 2021 by CAS Investment Partners, LLC (“CAS”), Sosin Master, LP, CSWR Partners, LP and Clifford Sosin reported shared voting power and shared dispositive power over 15,263,623 shares owned by the Fund. In addition, Mr. Sosin reported sole voting power and sole dispositive power over 606 shares. CAS is the investment manager of the Fund, and Mr. Sosin is the managing member of CAS. The address for CAS Investment Partners, LLC is 135 E 57th Street, New York, New York 10022.

(2)
Based on a Schedule 13G filed with the SEC on February 12, 2021 by Morgan Stanley and Morgan Stanley Investment Management Inc. reported shared voting power over 9,183,081 shares and shared dispositive power over 9,183,381 shares. The address for each of these owners is 1585 Broadway, New York, NY 10036 and 522 5th Avenue 6th Floor New York, NY 10036, respectively.

(3)	Includes shares held by James M. Harrison and in a limited liability company and 741,200 shares which could be acquired by Mr. Harrison within 60 days of April 12, 2021 upon exercise of options.
(4)	Includes shares held by Mr. Matthews and in a trust and 18,680 shares which could be acquired by Mr. Matthews within 60 days of April 12, 2021 upon exercise of options.
(5)	Includes 11,778 shares which could be acquired by Mr. Creekmuir within 60 days of April 12, 2021 upon exercise of options.
(6)
Includes 42,930 shares which could be acquired by Ms. Klinger within 60 days of April 12, 2021 upon exercise of options and vesting of RSUs. Upon the expiration of her term on June 10, 2021, which date is prior to the date upon which 30,000 of the RSUs awarded to Ms. Klinger in 2020 would otherwise have vested in full by their terms, the Board has accelerated the vesting of such RSUs in full effective as of the date of such Term expiration, contingent upon her continued service to the Board through such date.

(7)	Includes 23,684 shares which could be acquired by Mr. Michael Harrison within 60 days of April 12, 2021 upon exercise of options.
(8)	Includes 30,000 shares which could be acquired by Mr. Alsfine and Mses. Fleiss and Dodds-Brown within 60 days of April 12, 2021 upon vesting of RSUs.
(9)	Includes 2,080 shares which could be acquired by Mr. Collins within 60 days of April 12, 2021 upon exercise of options.
(10)	Includes 4,000 shares which could be acquired by Ms. Kulikowsky within 60 days of April 12, 2021 upon exercise of options.
(11)	Includes 120,000 shares of common stock and 814,352 shares which could be acquired within 60 days of April 12, 2021 upon exercise of options.
56	| 2021 Proxy Statement | Party City Holdco Inc.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transactions Policy

In accordance with the charter of our Audit Committee and our policy with respect to related person transactions, our Audit Committee is responsible for reviewing and approving related person transactions.
The policy with respect to related person transactions applies to transactions, arrangements and relationships (or any series of similar transactions, arrangements or relationships) where the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, and where we (or our subsidiaries) are a participant and in which a related person has or will have a direct or indirect material interest. A related person is: (1) any person who is, or at any time since the beginning of our fiscal year was, a director or executive officer of the Company, or a nominee for director or executive officer of the Company; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member of the foregoing persons; and (4) any firm, corporation or other entity in which any of the foregoing persons has a position or relationship, or in which such person, together with his or her immediate family members, has a 10% or greater beneficial ownership.
In the course of its review and approval of related person transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy with respect to related person transactions requires our Audit Committee to consider, among other factors it deems appropriate:
•	the benefits to the Company;
•	the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director has a position or relationship;
•	the availability of other sources for comparable products or services;
•	the terms of the transaction; and
•	the terms available to unrelated third parties or to employees generally.
The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.
In addition, the Audit Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include (i) employment as an executive officer, if the related compensation is approved (or recommended to the Board of Directors for approval) by the Compensation Committee; (ii) any compensation paid to a director if the compensation is consistent with the Company’s director compensation policies and is required to be reported in the Company’s proxy statement under applicable compensation disclosure requirements; (iii) any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer) or director or beneficial owner of less than 10% of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenue; (iv) any charitable contribution, grant or endowment by the Company or a charitable foundation created by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of such charitable organization’s total annual receipts; (v) any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis, such as dividends; (vi) any transaction involving a related person where the rates or charges involved are determined by competitive bids; and (vii) any service provided by the Company to any related person, provided that such service is in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable services provided to non-related persons.
Party City Holdco Inc. | 2021 Proxy Statement |	57

Certain Relationships and Related Person Transactions
Agreements with Management

We have previously entered into employment agreements with certain of our executive officers. See “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements.”
Consulting Agreement

On March 15, 2017, we entered into a Transition and Consulting Agreement, as amended and restated, (the “Transition and Consulting Agreement”) with Gerald Rittenberg, a director of the Company. Pursuant to the Consulting Agreement, since January 1, 2020 we paid Mr. Rittenberg $480,000 in consulting fees.
On March 21, 2019, we entered into a Consulting Agreement (the “Consulting Agreement”) with Michael Correale, former Chief Accounting Officer and Interim Chief Financial Officer of the Company. Pursuant to the Consulting Agreement, since January 1, 2020 we paid Mr. Correale $60,000 in consulting fees.
Other Transactions

Michael Harrison, the son of our former Chief Executive Officer, was employed as our Senior Vice President and General Manager of the North American Consumer Products Group through March 2021. See “Executive Compensation — Summary Compensation Table for 2020, 2019 and 2018” for amounts paid to Mr. Michael Harrison in fiscal year 2020.
58	| 2021 Proxy Statement | Party City Holdco Inc.

Audit Committee Matters
Audit and Other Fees

The aggregate fees that Party City paid for professional services rendered by E&Y for the fiscal years ended December 31, 2020 and 2019 were (amounts in millions):
	2020	2019
Audit Fees(1)	$3.9	$4.8
Audit Related Fees(2)	$0.1	$0.1
Tax Fees(3)	$0.4	$0.3
All Other Fees	—	—
Total	$4.4	$5.2
(1)
Audit fees in both fiscal 2020 and 2019 include professional services rendered for the audits of our consolidated financial statements (including reviews of all associated quarterly financial statements), assistance with documents filed with the Securities and Exchange Commission, audit fees related to financing transactions and audits of statutory financial statements incremental to the audit of the consolidated financial statements.

(2)
Audit related fees principally include the audits of our employee benefit plans, due diligence services and attestation services related to financial reporting that are not required by statute or regulation.

(3)	Tax fees were for services related to tax compliance, tax advice and tax planning.
The Company also paid minimal subscription fees for access to the Ernst & Young Global Accounting and Auditing Information Tool.
The Audit Committee pre-approves all audit services and all permitted non-audit services by E&Y, including engagement fees and terms.
The Audit Committee’s policies prohibit Party City from engaging E&Y to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser or investment banking services or human resource consulting. In addition, the Audit Committee evaluates whether Party City’s use of E&Y for permitted non-audit services is compatible with maintaining E&Y’s independence. The Audit Committee concluded that E&Y’s provision of non-audit services, all of which the Audit Committee approved in advance, was compatible with its independence.
Audit Committee Pre-Approval Policy

The Audit Committee approves all engagements of the independent registered public accounting firm in advance including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments), which specifies projects and the approved levels of fees for each. All audit and non-audit services, other than non-audit services subject to the de minimis exception set forth in Section 10A of the Exchange Act, provided by the independent registered public accounting firm must be approved by the Audit Committee, through its Chair.
Party City Holdco Inc. | 2021 Proxy Statement |	59

Audit Committee Matters
Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors. In accordance with this charter, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to the integrity of Party City’s financial statements and internal control system. The Board of Directors has determined in its business judgment that all members of the Audit Committee are “independent”, as is required by the listing standards of NYSE and under SEC rules.
Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and compliance with applicable laws and regulations. E&Y, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing its opinions thereon. The Audit Committee is responsible for the oversight of management and the independent auditors in connection with these processes. In addition, the Audit Committee is responsible for monitoring the independence of and risk assessment procedures used by the independent auditors, selecting and retaining the independent auditors and overseeing compliance with various laws and regulations.
In discharging its oversight responsibilities in 2020, the Audit Committee:
•	reviewed and discussed with management and E&Y the unaudited quarterly financial statements included in each Quarterly Report on Form 10-Q filed with the SEC;
•	periodically reviewed and discussed with management and E&Y the Company’s earnings press releases and earnings guidance;
•
received updates on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness thereof;

•
discussed with E&Y, the Company’s internal control assessment process, management’s assessment with respect thereto and E&Y’s evaluation of the Company’s system of internal control over financial reporting;

•
considered the Company’s critical accounting policies and procedures and significant judgments and estimates, and changes in the Company’s accounting practices, principles, controls or methodologies, or in its financial statements, and discussed with E&Y any critical audit matters arising from the current period audit;

•	reviewed with management and E&Y significant risks and exposures identified by management and the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs;
•	reviewed and discussed Party City’s audited financial statements with management and E&Y;
•
discussed with E&Y all other communications required by the PCAOB and SEC, including E&Y’s perspective on the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments made by management, and the disclosures in the audited consolidated financial statements, including the disclosures relating to critical accounting policies;

•
received the written disclosures and letter from E&Y required by the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence and has discussed E&Y’s independence with them; and

•	reviewed the audited consolidated financial statements of Party City as of December 31, 2020 and for fiscal 2020 with management and E&Y.
Based on these reviews and discussions with management and E&Y, the Audit Committee recommended to the Board of Directors that Party City’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2020 for filing with the SEC. The Audit Committee also appointed E&Y to serve as the Company’s independent registered public accounting firm for fiscal 2021.
Audit Committee
William S. Creekmuir, Chair
Joel Alsfine
Sarah Dodds-Brown
John A. Frascotti
Lisa K. Klinger
60	| 2021 Proxy Statement | Party City Holdco Inc.

Proposal 3	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021
The Audit Committee of our Board has appointed E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2021. We are asking stockholders to ratify this appointment. E&Y has served as the Company’s independent registered public accounting firm since 1998.
In determining that retaining E&Y for 2021 was in the best interests of the Company and its stockholders, our Audit Committee reviewed:
•	E&Y’s performance on the Company’s audit and non-audit work for 2020 and recent prior years, and management’s assessment of such performance;
•	E&Y’s qualifications, independence, capabilities, and expertise, evident through its audit planning and reports, industry knowledge, resources and staffing, objectivity and professional skepticism;
•	results of recent PCAOB reports on E&Y and peer firms and improvements made from period to period;
•
The terms of the audit engagement, including the reasonableness of audit and non-audit fees charged taking into account the breadth and complexity of services provided, as well as the efficiency achieved in performing such services;

•	the quality of E&Y’s communications to and interactions with our Audit Committee at meetings and our Audit Committee Chair between meetings; and
•	the benefits of having a long-tenured auditor and the institutional knowledge gained from prior years of engagement.
Although stockholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment of E&Y under advisement if such appointment is not ratified. The Audit Committee may retain another independent registered public accounting firm at any time during the year if it concludes that such change would be in the best interest of the Company’s stockholders, even if the stockholders approve this proposal.
Representatives of E&Y will attend the Annual Meeting online, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the stockholders.
The ratification of the appointment of E&Y as the independent registered public accounting firm of the Company for fiscal 2021 requires the affirmative vote of a majority of the votes cast.
The Board of Directors unanimously recommends a vote FOR Proposal 3, Ratification of Appointment of Independent Registered Public Accounting Firm for fiscal 2021.

Party City Holdco Inc. | 2021 Proxy Statement |	61

OTHER INFORMATION
Stockholder Proposals for 2022 Annual Meeting

Proposals by stockholders pursuant to Rule 14a-8 of the Exchange Act for inclusion in our proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2022 should be addressed to the Corporate Secretary, Party City Holdco Inc., 80 Grasslands Road, Elmsford, New York 10523, and
must be received at this address no later than December 27, 2021. Upon receipt of a proposal, we will determine whether or not to include the proposal in the proxy statement and form of proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail, return receipt requested.
Annual Meeting Advance Notice Requirements

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals (excluding Rule 14a-8 proposals) and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not earlier than the opening of business 120 days prior, and not later than the close of business 90 days before, the first anniversary date of the immediately preceding the Annual Meeting of Stockholders. Stockholders who wish to nominate persons for election to our
Board of Directors or propose other matters to be considered at our 2022 Annual Meeting of Stockholders must provide us advance notice no earlier than February 10, 2022 and no later than March 12, 2022. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Under our amended and restated bylaws, the Board of Directors may adopt by resolution the rules and regulations for the conduct of meetings. Except to the extent inconsistent with such rules and regulations adopted by the Board of Directors, the Chair of the meeting of stockholders will have the right to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.
Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials or this Proxy Statement and the fiscal 2020 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our Proxy Statement and fiscal 2020 Annual Report on Form 10-K to you if you write or call us at the following address or telephone number: Party City Holdco Inc.,
80 Grasslands Road, Elmsford, New York 10523, Attention: Party City Holdco Inc., 80 Grasslands Road, Elmsford, New York 10523, Attention: ICR, 203-682-8200, InvestorRelations@partycity.com. If you would like to receive separate copies of these materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.
62	| 2021 Proxy Statement | Party City Holdco Inc.

APPENDIX A
Reconciliation of GAAP and Non-GAAP Financial Measures

This proxy statement includes non-GAAP measures including Adjusted EBITDA. We present these non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by eliminating items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA: (i) as a factor in determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) because our credit facilities use Adjusted EBITDA to measure compliance with certain covenants. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the table below.
Fiscal Year Ended 2020 ($ in thousands)
Revenues:
Net sales	$ 1,843,444
Royalties and franchise fees	7,246
Total revenues	1,850,690
Net (loss) income	(528,457)
Interest expense, net	77,043
Income taxes	(156,653)
Depreciation and amortization	76,506
EBITDA	(531,561)
Store impairment and restructuring charges	39,323
Goodwill and intangibles impairment	581,380
Other restructuring, retention and severance	12,104
Deferred rent	(3,147)
Corporate development expenses	7,197
Foreign currency losses (gains)	(1,058)
Closed store expense	3,858
Stock option expense	8,643
Non-employee equity based compensation	1,033
Restricted stock units expense—time based	2,071
Restricted stock units expense—performance based	1,460
Non-recurring legal settlements/costs	7,843
(Gain) on debt refinancing	(273,149)
Loss on held for sale	73,948
Inventory disposal	88,358
COVID - 19	73,843
Other	3,388
Adjusted EBITDA	$ 95,534
Party City Holdco Inc. | 2021 Proxy Statement |	A-1

APPENDIX A
In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its core operations. Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.
A-2	| 2021 Proxy Statement | Party City Holdco Inc.

Appendix B
Party City Holdco Inc.
Amended And Restated 2012 Omnibus Equity Incentive Plan
Article 1. Establishment & Purpose
1.1 Establishment. Party City Holdco Inc., a Delaware corporation (the “Company”), established the 2012 Omnibus Equity Incentive Plan (this “Plan”) as of July 27, 2012, amended and restated as of March 24, 2015, again on May 20, 2019 and again on July 2, 2020. This Plan was further amended and restated as set forth herein effective as of June 10, 2021 (the “Effective Date”).
1.2 Purpose of this Plan. The purpose of this Plan is to attract, retain and motivate the officers, directors, employees and consultants of the Company and its Subsidiaries and Affiliates, and to promote the success of the Company’s business by providing them with appropriate incentives and rewards either through a proprietary interest in the long-term success of the Company or compensation based on fulfilling certain performance goals.
Article 2. Definitions
Capitalized terms used and not otherwise defined herein shall have the meanings set forth below.
2.1 “Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise). Unless otherwise specifically indicated, when used herein the term Affiliate shall refer to an Affiliate of the Company.
2.2 “Award” means any Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, or Other Stock-Based Award that is granted under this Plan.
2.3 “Award Agreement” means either (a) a written agreement (which may be in an electronic format) entered into (including, in any case, by electronic signature) by the Company and a Participant setting forth the terms and provisions applicable to an Award, or (b) a written statement (which may be in an electronic format) signed (including by electronic signature) by an authorized officer of the Company to a Participant describing the terms and provisions of the actual grant of such Award.
2.4 “Board” means the Board of Directors of the Company.
2.5 “Cause”, unless otherwise specified in the Award Agreement, shall have the meaning set forth below, except with respect to any Participant who is employed by the Company or one of its Subsidiaries pursuant to an effective written employment agreement, if any, between the Company and/or one of its Subsidiaries and such Participant in which there is a definition of “Cause” (or a similar term), in which event the definition of “Cause” (or such similar term) as set forth in such employment agreement shall be deemed to be the definition of “Cause” herein solely for such Participant and only for so long as such employment agreement remains effective. In all other events, the term “Cause” shall mean that the Committee or its designee has determined, in its reasonable judgment, that any one or more of the following has occurred: (a) the Participant has been convicted of, indicted for, or shall have pleaded guilty or nolo contendere to, any felony, indictable offense or any crime involving fraud, dishonesty or moral turpitude or which materially impairs the Participant’s ability to perform his or her duties with the Company and/or its Subsidiaries; (b) the Participant has committed any fraud, theft, embezzlement, misappropriation of funds, breach of fiduciary duty, unauthorized use or destruction of any asset of the Company, act of dishonesty or other violation of the Company’s or an Affiliate’s (if applicable) written policies, rules or practices (including any employment, Service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Company and/or one of its Subsidiaries and the Participant); (c) the Participant has breached in any material respect any of the provisions of any agreement between the Participant and the Company or its Affiliates; (d) the Participant has engaged in conduct likely to make the Company or any of its Affiliates subject to criminal liabilities other than those arising from the Company’s normal business activities; (e) the Participant has willfully engaged in any other conduct that involves a breach of fiduciary obligation on the part of the Participant or otherwise could reasonably be expected to have a material adverse effect upon the business, interests or reputation of the Company or any of its Affiliates; or (f) the Participant’s failure or refusal (other than due to Permanent Disability) to substantially perform the duties reasonably assigned to the Participant by the Board or the Participant’s direct supervisor; provided, however, that, the Participant has first been given written notice by the Company or its Affiliate, as applicable, of such failure or refusal and such conduct remains uncured for a period of ten (10) business days after such notice to the Participant.
Party City Holdco Inc. | 2021 Proxy Statement |	B-1

Appendix B
2.6 “Change of Control”, unless otherwise specified in the Award Agreement, means any transaction or a series of related transactions as a result of which any Person or Persons acting as a group, shall (A) acquire (whether by purchase, exchange, tender offer, merger, consolidation, recapitalization, redemption, reorganization, issuance of capital stock or otherwise) beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of directly or indirectly more than 50% of the voting power (entitling the beneficial owner to vote generally in the election of directors to the Board) of the Company or more than 50% of Shares that were issued and outstanding immediately prior to such transaction or series of transactions, or (B) acquire assets constituting all or substantially all of the assets of the Company (by merger, consolidation or otherwise); provided, that, to the extent necessary to comply with Section 409A of the Code with respect to the payment of deferred compensation, “Change of Control” shall be limited to a “change in control event” as defined in the Treasury Regulations Section 1.409A-3(i)(5) prescribed pursuant to Section 409A of the Code.
2.7 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
2.8 “Committee” means the Compensation Committee of the Board. The full Board may perform any function of the Committee hereunder or under any Award Agreement, in which case the term “Committee” shall refer to the Board.
2.9 “Consultant” means any person who provides bona fide services to the Company or any Affiliate or Subsidiary as a consultant or advisor, excluding any Employee or Director; provided, that the identity of such Person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8 under the Securities Act of 1933, as amended.
2.10 “Director” means a member of the Board who is not an Employee.
2.11 “Employee” means an officer or other employee of the Company or any Subsidiary or Affiliate, including a member of the Board who is such an employee.
2.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended
2.13 “Fair Market Value” means, as of any day, with respect to the Shares:
(a) if the Shares are immediately and freely tradable on a stock exchange or in an over-the-counter market, the closing price per Share on the day, or if no trades of Shares were made on such date, the immediately preceding day on which trades of Shares were made, on the primary market or exchange; or
(b) in the absence of such a market for the Shares, the fair value per Share as determined in good faith by the Committee and, for the purpose of determining the Option Price or grant price of an Award, or the repurchase or redemption price of Shares acquired upon exercise of an Option or Stock Appreciation Right, consistent with the principles of Section 409A and Section 422 of the Code.
2.14 “Good Reason”, unless otherwise specified in the Award Agreement, shall have the meaning set forth below, except with respect to any Participant who is employed by the Company or one of its Subsidiaries pursuant to an effective written employment agreement, if any, between the Company and/or one of its Subsidiaries and such Participant in which there is a definition of “Good Reason” (or a similar term), in which event the definition of “Good Reason” (or such similar term) as set forth in such employment agreement shall be deemed to be the definition of “Good Reason” herein solely for such Participant and only for so long as such employment agreement remains effective. In all other events, the term “Good Reason” shall mean the following: (a) a material diminution of Participant’s base salary, (b) a material diminution in the Participant’s duties or responsibilities (provided that a change in reporting relationships resulting from the direct or indirect control of the Company (or a successor corporation) by another corporation or other person(s) shall not be deemed to constitute “Good Reason”), or (c) the Company or any Subsidiary requiring the Participant to be based at any office or location that is more than one hundred (100) miles from the initial location of the Participant’s employment; provided, however, that, with respect to Awards granted prior to the Effective Date, “Good Reason” will be determined consistent with the Plan as amended and restated as of May 20, 2019.
2.15 “Incentive Stock Option” means an Option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option in accordance with Article 6 of this Plan.
2.16 “Insider” means an Employee, Director or other person whose transactions in Shares are subject to Section 16 of the Exchange Act.
2.17 “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.
B-2	| 2021 Proxy Statement | Party City Holdco Inc.

Appendix B
2.18 “Option” means any Option granted from time to time under Article 6 of this Plan.
2.19 “Option Price” means the purchase price per Share subject to an Option, as determined pursuant to Section 6.2 of this Plan.
2.20 “Other Stock-Based Award” means any Award granted under Article 9 of this Plan.
2.21 “Participant” means any eligible person as set forth in Section 4.1 to whom an Award is granted.
2.22 “Performance Criteria” or “Performance Criterion” means specified criteria, other than the mere continuation of employment or service or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards under the Plan, a Performance Criterion will mean a performance criterion determined by the Committee in its sole discretion, which may include, without limitation, a measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): net sales; system-wide sales; comparable store sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); adjusted operating income; adjusted net income; adjusted earnings per share; channel revenue; channel revenue growth; franchising commitments; manufacturing profit; manufacturing profit margin; store closures; pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and/or amortization); adjusted earnings or losses (including adjusted earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and/or amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; customer satisfaction; customer growth; employee satisfaction; supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); points of distribution; gross or net store openings; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities, factoring transactions, sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally, or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; and recruiting and maintaining personnel. A Performance Criterion and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss. The Committee may establish, in its sole discretion, that one or more of the Performance Criteria applicable to any Award will be adjusted at any time in a manner to reflect such events or circumstances as to which it deems an adjustment necessary or desirable (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period that affect the applicable Performance Criterion or Criteria; provided, however, that, with respect to Awards granted prior to January 1, 2019, such adjustments must be consistent with the Plan as amended and restated as of March 24, 2015.
2.23 “Permanent Disability”, unless otherwise specified in the Award Agreement, shall have the meaning set forth below, except with respect to any Participant who is employed by the Company or one of its Subsidiaries pursuant to an effective written employment agreement, if any, between the Company and/or one of its Subsidiaries and such Participant in which there is a definition of “Permanent Disability” (or a similar term), in which event the definition of “Permanent Disability” (or such similar term) as set forth in such employment agreement shall be deemed to be the definition of “Permanent Disability” herein solely for such Participant and only for so long as such employment agreement remains effective. In all other events, the term “Permanent Disability” shall mean: a determination by an independent competent medical authority (selected by the Company) that the Participant is unable to perform his duties and in all reasonable medical likelihood such inability shall continue for a consecutive period of 90 days or for a period in excess of 120 days in any 365 day period. Notwithstanding the foregoing, however, in the case of any Award that is subject to Section 409A and is payable upon a Participant’s Permanent Disability, the Participant shall be treated as having a Permanent Disability only if the Participant’s condition also satisfies the definition of “disability” in Treasury Regulation 1.409A-3(i)(4).
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2.24 “Person” means any natural person, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, governmental authority, or any other organization, irrespective of whether it is a legal entity and includes any successor (by merger or otherwise) of such entity.
2.25 “Restricted Stock” means any Award granted under Article 8 of this Plan.
2.26 “Restriction Period” means the period during which Restricted Stock awarded under Article 8 of this Plan is restricted.
2.27 “Service” means service as an Employee, Director or Consultant, provided, however, that the effect of a Participant’s “break in service” on a Participant’s outstanding Awards, if any, shall be determined by the Committee in its sole discretion.
2.28 “Share” means a share of common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities resulting from the application of Article 11 of this Plan.
2.29 “Stock Appreciation Right” means any right granted under Article 7 of this Plan
2.30 “Stockholders Agreement” means that certain Stockholders Agreement dated July 27, 2012 entered into by and among the Company and the stockholders listed on the signature pages thereto, as may be amended from time to time.
2.31 “Subsidiary” with respect to any entity (the “parent”) means any corporation, limited liability company, partnership, limited partnership, company, firm, association or trust of which such parent, at the time in respect of which such term is used, (i) owns directly or indirectly more than fifty percent (50%) of the equity, membership interest or beneficial interest, on a consolidated basis, or (ii) owns directly or controls with power to vote, directly or indirectly through one or more Subsidiaries, shares of the equity, membership interest or beneficial interest having the power to elect more than fifty percent (50%) of the directors, trustees, managers or other officials having powers analogous to that of directors of a corporation. Unless otherwise specifically indicated, when used herein the term Subsidiary shall refer to a direct or indirect Subsidiary of the Company.
2.32 “Ten Percent Shareholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary or Affiliate.
2.33 “Unrestricted Stock” means an Award of Shares not subject to restrictions and granted under Article 8 of the Plan.
Article 3. Administration
3.1 Authority of the Committee. This Plan shall be administered by the Committee, which shall have full power to interpret and administer this Plan and full authority to select the Directors, Employees and Consultants to whom Awards will be granted and determine the type and amount of Awards to be granted to each such Director, Employee or Consultant, and the terms and conditions of such Awards, subject only to any express limitations set forth herein or in an applicable Award Agreement. Without limiting the generality of the foregoing, the Committee may, in its sole discretion, interpret, clarify, construe or resolve any ambiguity in any provision of this Plan or any Award Agreement, accelerate or waive the vesting or Restriction Period of Awards and exercisability of Awards, extend the term or period of exercisability of any Awards, or waive any terms or conditions applicable to any Award, subject to the limitations set forth in Section 12.2 of this Plan. Awards may, in the discretion of the Committee, be made under this Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or an Affiliate or a company acquired by the Company or an Affiliate or with which the Company or an Affiliate combines. The Committee shall have full and exclusive discretionary power to adopt rules, forms, instruments and guidelines for administering this Plan as the Committee deems necessary or proper. All actions taken and all interpretations and determinations made by the Committee or by the Board (or any other committee or sub-committee thereof), as applicable, shall be final and binding upon the Participants, the Company and all other interested individuals.
3.2 Delegation. The Committee may delegate to one or more of its members, one or more officers of the Company or any Subsidiary, or one or more agents or advisors such administrative duties or powers as it may deem advisable, consistent with the requirements of applicable law. To the extent permitted by applicable law, the Committee may, in its discretion, delegate to a committee comprised of one or more officers of the Company the authority to grant one or more Awards of Options and/or Stock Appreciation Rights or other Awards, to the extent permitted by applicable law (“Delegated Awards”), without further approval of the Committee, to any Employee, other than a person who, at the time of such grant, is an Insider, and to exercise such other powers under the Plan as the Committee may determine; provided, however, that (a) the Committee shall fix the maximum number of Shares subject to Delegated Awards that
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may be granted by such officers, (b) each such Delegated Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Committee and shall conform to the provisions of the Plan and (c) each such Delegated Award shall conform to such other limits and guidelines as may established from time to time by the Committee.
Article 4. Eligibility and Participation
4.1 Eligibility. Participants will consist of such Employees, Directors and Consultants as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive Awards under this Plan; provided, however, that Options and Stock Appreciation Rights may only be granted to those Employees, Directors and Consultants with respect to whom the Company is an “eligible issuer” within the meaning of Section 409A of the Code. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.
4.2 Type of Awards. Awards under this Plan may be granted in any one or a combination of: (a) Options; (b) Stock Appreciation Rights; (c) Restricted Stock (and Unrestricted Stock); and (d) Other Stock-Based Awards. Awards granted under this Plan shall be evidenced by Award Agreements (which need not be identical) that provide additional terms and conditions associated with such Awards, including, without limitation restrictive covenants, as determined by the Committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of this Plan and any such Award Agreement, the provisions of this Plan shall prevail. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Committee. Notwithstanding anything herein to the contrary, no term of an Award shall provide for automatic “reload” grants of additional Awards or an increase in the number of Shares subject to an Award upon the exercise of an Option or Stock Appreciation Right. By accepting (or, under such rules as the Committee may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms and conditions of the Award Agreement and the Plan. Notwithstanding anything herein to the contrary, following the Effective Date, no Award may be scheduled to vest and no Restriction Period shall lapse, in whole or in part, prior to the date that is one year following the date the Award is granted; provided, however, that Awards that result in the issuance (as determined in accordance with the rules set forth in Section 4(a) above) of an aggregate of up to five percent (5%) of the maximum number of Shares under Section 5.1(a) may be granted under Awards issued after the Effective Date without regard to such one-year minimum vesting period (or Restriction Period, if applicable).
4.3 Restriction on Current Dividends. Dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to vesting or a substantial risk of forfeiture (in either case, whether the applicable vesting or forfeiture condition is service-based or performance-based), to the extent they are authorized by the Committee with respect to any Award, shall be subject to vesting and/or forfeiture conditions that are no less restrictive than those that apply to the underlying Award; provided that no dividends or dividend equivalents shall be payable with respect to Options or Stock Appreciation Rights, except to the extent payment of such amounts would not violate Section 409A. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A.
Article 5. Shares Subject to this Plan and Maximum Awards
5.1 Number of Shares Issuable for Awards.
(a) Shares. Subject to adjustment as provided in this Article 5 and Article 11 of the Plan, the maximum number of Shares that may be issued to Participants in satisfaction of Awards under the Plan shall be 21,216,000 (which, for the avoidance of doubt, shall include the 16,916,000 Shares that have been issued under the Plan prior to July 2, 2020, the most recent date the stockholders approved the Plan) (the “Share Pool”). Up to the total number of shares issuable for Awards to employee Participants may be issued in satisfaction of Incentive Stock Options, but nothing in this Section 5.1(a) will be construed as requiring that any, or any fixed number of Incentive Stock Options be awarded under the Plan. The Shares issuable under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. The limits set forth in this Section 4(a) will be construed to comply with the applicable requirements of Section 422.
(b) Share Counting Rules. For purposes of Section 5.1(a):
(i) The Share Pool will be reduced by the number of Shares withheld by the Company as part or full payment for the purchase price, the Option Price or grant price of an Award or in satisfaction of tax withholdings with respect to an Option or Stock Appreciation Right any portion of which is settled in Shares.
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(ii) Any remaining portion of the Share Pool as of an applicable time will be increased (i) by any Shares underlying any portion of an Award (whether granted before or after the Effective Date) that is settled in cash or that expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance (or retention, in the case of Restricted Stock or Unrestricted Stock) of Shares (e.g., any Shares underlying any portion of an Award subject to Performance Criteria that is not earned), and (ii) by any Shares withheld in payment of tax withholdings with respect to any Award other than an Option or a Stock Appreciation Right any portion of which is settled in Shares.
(iii) If an Award (or an portion thereof) is settled in cash (i.e., the Participant receives cash rather than stock) without any election by Participant, then the Shares underlying such Award (or portion thereof) shall not reduce the Share Pool (and, the Share Pool will be increased upon the settlement in cash to the extent it had been previously reduced by the number of Shares issuable under such Award or portion thereof).
(iv) If the Committee authorizes the assumption or substitution under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, of awards granted under another plan, such assumption or substitution shall not reduce the Share Pool; provided that any forfeiture, termination, repurchase or cash settlement of such an assumed award or an Award substituted for such an award will not increase the Share Pool.
5.2 Individual Limits. The following additional per-Participant limits will apply to Awards of the specified type granted, or in the case of Other Stock-Based Awards payable, to any person in any calendar year:
(a) Options: 8,000,000 Shares.
(b) Stock Appreciation Rights: 8,000,000 Shares.
(c) Restricted Stock: 8,000,000 Shares.
(d) Unrestricted Stock: 8,000,000 Shares.
(e) Other Stock-Based Awards: 8,000,000 Shares.
In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same calendar year will be aggregated and made subject to one limit; (ii) the limits applicable to Options and Awards of Stock Appreciation Rights refer to the number of Shares subject to those Awards; and (iii) the Share limit under clauses (c), (d) and (e) refer to the maximum number of Shares that may be delivered under these Awards assuming a maximum payout.
If an Option or Stock Appreciation Right is cancelled, the number of Shares subject to the cancelled Option or Stock Appreciation Right shall continue to be counted against and shall not again become available under the individual per-Participant limits of this Section 5.2; for this purpose, if the Option Price of an Option or the grant price of a Stock Appreciation Right is reduced after the date of grant, the Option and Stock Appreciation Right will be deemed to have been cancelled and reissued, with the number of Shares covered by both the cancelled and reissued Option and Stock Appreciation Right being counted against the Shares remaining available under the individual per-Participant limits of this Section 5.2.
5.3 Non-Employee Director Limits. In the case of a Director, an additional limit shall apply such that the maximum grant-date fair value of Awards granted under the Plan and other compensation provided by the Company and its Subsidiaries, in each case, for his or her services as a Director during any fiscal year of the Company shall be $500,000, computed in accordance with FASB ASC Topic 718 (or any successor provision) to the extent applicable and assuming maximum payout levels (if applicable). The foregoing additional limit related to Directors shall not apply to any Award or Shares granted pursuant to a Director’s election to receive an Award or Shares in lieu of cash retainers or other fees (to the extent such Award or Shares have a fair value equal to the value of such cash retainers or other fees). For the avoidance of doubt, the limits described in this Section 5.3 shall not apply to any compensation paid by the Company or any of its Subsidiaries to any Director for services performed or to be performed as an Employee, Consultant or in any capacity other than as a Director.
Article 6. Options
6.1 Grant of Options. The Committee is hereby authorized to grant Options to Participants. Each Option shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article 6 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan. Options shall be designated as either Incentive Stock Options or
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Nonqualified Stock Options; provided, that Options granted to Directors or Consultants shall be Nonqualified Stock Options. An Option granted as an Incentive Stock Option shall, to the extent it fails to qualify under the Code as an Incentive Stock Option, be treated as a Nonqualified Stock Option. Neither the Committee, the Company, any of its Subsidiaries or Affiliates, nor any of their employees or representatives shall be liable to any Participant or to any other Person if it is determined that an Option intended to be an Incentive Stock Option does not qualify under the Code as an Incentive Stock Option. Each Option shall be evidenced by an Award Agreement which shall state the number of Shares covered by such Option. Such Award Agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable.
6.2 Option Price. The Option Price shall be determined by the Committee at the time of grant, but shall not be less than one hundred percent of the Fair Market Value of a Share on the date of grant; provided, however, an Option may be granted with an exercise price lower than such minimum exercise price if granted pursuant to an assumption or substitution of another option in a manner that would meet the requirements of, or otherwise be exempt from, Section 409A or Section 424(a) of the Code, as applicable. In the case of any Incentive Stock Option granted to a Ten Percent Shareholder, the Option Price shall not be less than one hundred ten percent of the Fair Market Value of a Share on the date of grant. Except as contemplated by Article 11, the terms of outstanding Options may not be amended to reduce the Option Price of such Option other than in accordance with the stockholder approval requirements of the New York Stock Exchange.
6.3 Option Term. The term of each Option shall be determined by the Committee at the time of grant and shall be stated in the Award Agreement, but in no event shall such term be greater than ten years (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, five years).
6.4 Time of Exercise. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve as set forth in each Award Agreement, which terms and restrictions need not be the same for each grant or for each Participant.
6.5 Method of Exercise. Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Article 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date full payment is received by the Company pursuant to clauses (a), (b), (c), (d), or (e) of the following sentence (including the applicable tax withholding pursuant to Section 14.3 of the Plan). The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant: (a) in cash or its equivalent (e.g., by cashier’s check); (b) to the extent permitted by the Committee, in Shares (whether or not previously owned by the Participant) that are unrestricted and nonforfeitable having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; (c) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (b) above); (d) to the extent permitted by the Committee, by reducing the number of Shares otherwise deliverable upon the exercise of the Option by the number of Shares having a Fair Market Value equal to the aggregate Option Price; or (e) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. The Committee may prescribe any other method of payment that it determines to be consistent with applicable law and the purpose of the Plan.
6.6 Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to employees of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) at the date of grant. The aggregate Fair Market Value (generally determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the Company and of any “parent corporation” or “subsidiary corporation” shall not exceed one hundred thousand dollars (determined consistent with Section 422 of the Code), or the Option shall be treated as a Nonqualified Stock Option, but only to the extent of that portion of the Option in excess of the limit. For purposes of the preceding sentence, unless otherwise designated by the Company, Incentive Stock Options will be taken into account in the order in which they are granted. Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.
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Article 7. Stock Appreciation Rights
7.1 Grant of Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants. Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of: (a) the Fair Market Value of a Share on the date of exercise over (b) the grant price of the right as specified by the Committee on the date of the grant. Such payment may be in the form of cash, Shares, other property or any combination thereof, as the Committee shall determine in its sole discretion. Except as contemplated by Article 11, the terms of outstanding Stock Appreciation Rights may not be amended to reduce the grant price of the right from which appreciation under such Stock Appreciation Rights are to be measured other than in accordance with the stockholder approval requirements of the New York Stock Exchange.
7.2 Terms of Stock Appreciation Right. Each Stock Appreciation Right grant shall be evidenced by an Award Agreement which shall state the grant price (which shall not be less than one hundred percent of the Fair Market Value of a Share on the date of grant), term, methods of exercise, methods of settlement, and such other provisions as the Committee shall determine. No Stock Appreciation Right shall have a term of more than ten years from the date of grant.
Article 8. Restricted Stock
8.1 Grant of Restricted Stock. The Committee is hereby authorized to grant Restricted Stock to Participants. An Award of Restricted Stock is a grant by the Committee of a specified number of Shares to the Participant, which Shares are subject to forfeiture upon the occurrence of specified events. Participants shall be awarded Restricted Stock in exchange for consideration not less than the minimum consideration required by applicable law. Restricted Stock shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable.
8.2 Terms of Restricted Stock Awards. Each Award Agreement evidencing a Restricted Stock grant shall specify the Restriction Period(s), the number of Shares of Restricted Stock subject to the Award, the purchase price, if any, of the Restricted Stock, the performance, employment, or other conditions (including the termination of a Participant’s Service whether due to death, disability or other reason) under which the Restricted Stock may be forfeited to the Company and such other provisions as the Committee shall determine. Any Restricted Stock granted under the Plan shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates (in which case, the certificate(s) representing such Shares shall, unless otherwise determined by the Committee, be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period). At the end of the Restriction Period, the restrictions imposed hereunder and under the Award Agreement shall lapse with respect to the number of Shares of Restricted Stock as determined by the Committee, and, except as provided in Section 14.6, the legend required by this Section 8.2 shall be removed and such number of Shares delivered to the Participant (or, where appropriate, the Participant’s legal representative).
8.3 Voting and Dividend Rights. Subject to Section 4.3, the Committee shall determine whether or not a Participant holding Restricted Stock granted hereunder shall have the right to exercise voting rights with respect to the Restricted Stock during the Restriction Period (the Committee may require a Participant to grant an irrevocable proxy and power of substitution) and/or have the right to receive dividends on the Restricted Stock during the Restriction Period (and, if so, on what terms).
8.4 Performance Goals. The Committee may condition the grant of Restricted Stock or the expiration of the Restriction Period upon the Participant’s achievement of one or more performance goal(s) or Performance Criterion or Criteria specified in the Award Agreement. If the Participant fails to achieve the specified performance goal(s) or Performance Criterion or Criteria, the Committee shall not grant the Restricted Stock to such Participant or the Participant shall forfeit the Award of Restricted Stock to the Company, as applicable.
8.5 Unrestricted Stock. The Committee is hereby authorized to grant Unrestricted Stock to Participants, subject to the last sentence of Section 4.2. An Award of Unrestricted Stock is a grant by the Committee of a specified number of Shares, which Shares are not subject to forfeiture upon the occurrence of specified events. Participants shall be awarded Unrestricted Stock in exchange for consideration not less than the minimum consideration required by applicable law. Any Unrestricted Stock granted under the Plan shall be evidenced in such manner as the Committee may deem appropriate, including an Award Agreement, but in any event a grant of Unrestricted Stock shall conform to the provisions of the Plan and any other terms consistent therewith determined by the Committee.
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Article 9. Other Stock-Based Awards
The Committee, in its sole discretion, may grant Awards of Shares and Awards that are valued, in whole or in part, by reference to, or are otherwise based on the Fair Market Value of, Shares, including without limitation, restricted stock units, dividend equivalent rights, and other phantom awards. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of Service, the occurrence of an event, and/or the attainment of performance objectives or Performance Criterion or Criteria. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable). Each Other Stock-Based Award grant shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable.
Article 10. Compliance with Sections 409A of the Code
10.1 General. The Company intends that the Plan and all Awards be construed to avoid the imposition of additional taxes, interest, and penalties pursuant to Section 409A of the Code (together with all regulations, guidance, compliance programs, and other interpretative authority thereunder, “Section 409A”). Notwithstanding the Company’s intention, in the event any Award is subject to such additional taxes, interest or penalties pursuant to Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt the Plan and/or any Award from the application of Section 409A, (b) preserve the intended tax treatment of any such Award, or (c) comply with the requirements of Section 409A, including without limitation any such regulations, guidance, compliance programs, and other interpretative authority that may be issued after the date of the grant.
10.2 Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the day that immediately follows the end of such six-month period or as soon as administratively practicable thereafter. Any remaining payments of nonqualified deferred compensation shall be paid without delay and at the time or times such payments are otherwise scheduled to be made.
10.3 Separation from Service. A termination of Service shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A (after giving effect to the presumptions contained therein) and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” “termination of service,” or like terms shall mean “separation from service.”
Article 11. Adjustments
11.1 Adjustments in Authorized Shares. In the event of any corporate event or transaction involving the Company, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, extraordinary cash dividend, amalgamation, or other like change in capital structure (other than normal cash dividends to stockholders of the Company), or any similar corporate event or transaction, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in its sole discretion, the number and kind of Shares or other property that may be issued under the Plan or under particular forms of Awards in the aggregate or to individual Participants, the number and kind of Shares or other property subject to outstanding Awards, the individual limits contained in Section 5.2, the Option Price, grant price or purchase price applicable to outstanding Awards and/or other value determinations (including Performance Criteria) applicable to the Plan or outstanding Awards. For the avoidance of doubt, the purchase of Shares or
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Appendix B
other equity securities of the Company by a stockholder of the Company or any third party from the Company shall not constitute a corporate event or transaction giving rise to an adjustment described in this Section 11.1. References in the Plan to Shares will be construed to include any stock or securities resulting from an adjustment pursuant to this Article 11.
11.2 Change of Control. Upon the occurrence of or in connection with a Change of Control after the Effective Date, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall specify otherwise in the Award Agreement, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards (with it being understood that the Committee is under no obligation to make uniform determinations with respect to different Awards or portions of single Awards), including without limitation the following (or any combination thereof): (a) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (b) substitution by the surviving company or corporation or its parent of equity, equity-based and/or cash awards with substantially the same terms for outstanding Awards (excluding the consideration payable upon settlement of the Awards); (c) accelerated exercisability, vesting and/or lapse of restrictions under outstanding Awards immediately prior to the occurrence of such event, and/or deeming or determining that Performance Criteria have been achieved at any specified level; (d) upon written notice, provide that any outstanding Awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Awards shall terminate to the extent not so exercised within the relevant period; (e) cancellation of all or any portion of outstanding Awards for fair value (in the form of cash, Shares, other property or any combination thereof) as determined in the sole discretion of the Committee and which value may be zero, provided, that, in the case of Options and Stock Appreciation Rights or similar Awards, the fair value may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Awards (or, if no such consideration is paid, Fair Market Value of the Shares subject to such outstanding Awards or portion thereof being canceled) over the aggregate Option Price or grant price, as applicable, with respect to such Awards or portion thereof being canceled, or if no such excess, zero; and (f) cancellation of all or any portion of outstanding unvested and/or unexercisable Awards for no consideration.
11.3 No Repricing or Buyout of Underwater Options or Stock Appreciation Rights. Without limiting the application of Section 11.1 or Section 11.2 above, the Company may not, without first obtaining stockholder approval, (i) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the Option Price or grant price of the right, as applicable; (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights that have an Option Price or grant price of the right that is less than the Option Price or grant price of the right of the original Option or Stock Appreciation Right; (iii) cancel outstanding Options or Stock Appreciation Rights that have a Option Price or grant price of the right greater than the Fair Market Value of a Share on the date of such cancellation in exchange for a cash payment or one or more other Awards, or (iv) take any other action with respect to outstanding Options or Stock Appreciation Rights that is treated as a repricing under generally accepted accounting principles.
Article 12. Duration; Amendment, Modification, Suspension and Termination
12.1 Duration of Plan. Unless sooner terminated as provided in Section 12.2, this Plan shall terminate on the tenth (10th) anniversary of the Effective Date.
12.2 Amendment, Modification, Suspension and Termination of Plan. Subject to the terms of the Plan, the Committee may amend, alter, suspend, discontinue or terminate this Plan or any portion thereof or any Award (or Award Agreement) hereunder at any time, in its sole discretion, provided, that no action taken by the Committee shall adversely affect in any material respect the rights granted to any Participant under any outstanding Awards (other than pursuant to Article 10, Article 11, or as the Committee deems necessary to comply with applicable law, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) without the Participant’s written consent. Notwithstanding the foregoing, no amendment affecting Incentive Stock Options requiring shareholder approval under Section 422 shall be made without obtaining requisite shareholder approval under said provisions.
Article 13. Forfeiture of Awards Upon Termination of Service
13.1 Termination of Service for Cause. Unless otherwise provided in an Award Agreement, in the event (a) a Participant’s Service is terminated for Cause, or (b) the Committee determines that a Participant’s acts or omissions constitute Cause, all outstanding Awards held by the Participant shall terminate and be forfeited without consideration, effective on the date the Participant’s Service is terminated for Cause or the date the act or omission constituting Cause is determined to have occurred, as applicable.
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Appendix B
13.2 Termination of Service Due to Death or Permanent Disability. Unless otherwise provided in an Award Agreement, in the event a Participant’s Service is terminated due to death or Permanent Disability (and Cause does not exist as of such date): (a) all unvested Awards held by the Participant shall terminate and be forfeited without consideration, effective as of the date the Participant’s Service is terminated and (b) all vested Options and Stock Appreciation Rights may be exercised by the Participant or, as applicable, the Participant’s beneficiary or estate and shall terminate on the earlier of (i) one (1) year following the termination of Service and (ii) the expiration of the term of such Awards.
13.3 Termination of Service for Reason Other than Cause or Death or Permanent Disability. Unless otherwise provided in an Award Agreement, in the event a Participant’s Service is terminated for any reason other than pursuant to Section 13.1 or Section 13.2 above (and Cause does not exist as of such date): (a) all unvested Awards held by the Participant shall terminate and be forfeited without consideration, effective as of the date the Participant’s Service is terminated and (b) all vested Options and Stock Appreciation Rights shall terminate on the earlier of (i) ninety (90) days following the termination of Service and (ii) the expiration of the term of such Awards.
Article 14. General Provisions
14.1 No Right to Service or Award. The granting of an Award under the Plan shall impose no obligation on the Company, any Subsidiary or any Affiliate to continue the Service of a Participant and shall not lessen or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate the Service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated). The loss of existing or potential profit in an Award will not constitute an element of damages in the event of the termination of a Participant’s employment or service for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.
14.2 Settlement of Awards. Each Award Agreement shall establish the form in which the Award shall be settled, which may be in cash, Shares, other property or a combination thereof. The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be issued, rounded, forfeited, or otherwise eliminated.
14.3 Tax Withholding. The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or any payment of any kind otherwise due to a Participant from the Company or its Affiliates, or require a Participant to remit to the Company such amount as may be required by law or regulation, including federal, state and local taxes, domestic or foreign laws or regulations, to be withheld with respect to any taxable event arising as a result of the Plan. The Committee, in its sole discretion, may permit Participants to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory total tax that could be imposed in connection with any such taxable event.
14.4 Additional Restrictions; Recoupment. The Committee may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, or if the Participant breaches any agreement with the Company or its Affiliates with respect to non-competition, non-solicitation, confidentiality or any other restrictive covenant. Without limiting the generality of the foregoing, each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) that the Company and its Affiliates may recover Awards made under the Plan and payments under or gain in respect of any Award in accordance with any applicable clawback, recoupment or similar policy of the Company or its Affiliates, as such policy may be amended and in effect from time to time (including the Company’s Recoupment Policy dated April 12, 2020), which applies to all persons who are “officers” of the Company under Rule 16a-1(f) under the Exchange Act, or as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. Each Participant further agrees (or will be deemed to have further agreed) to cooperate fully with the Company, and to cause any and all permitted transferees of the Participant to cooperate fully with the Company, to effectuate any forfeiture or disgorgement described in this Section 14.4. Neither the Committee nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 14.4.
14.5 No Guarantees Regarding Tax Treatment; No Gross Up Entitlements. Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. Neither the Committee nor the Company or its Affiliates or any of their
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Appendix B
employees, directors, officers or agents, nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection herewith. The Committee and the Company make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A, Section 457A of the Code, Section 4999 of the Code or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.
14.6 Non-Transferability of Awards. Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant except in the event of his or her death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate. No transfer shall be permitted for value or consideration. An Award exercisable after the death of a Participant may be exercised by the heirs, legatees, personal representatives or distributees of the Participant. Any permitted transfer of the Awards to heirs, legatees, personal representatives or distributees of the Participant shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.
14.7 Stockholders Agreement; Conditions and Restrictions on Shares. Shares received in connection with Awards granted hereunder prior to an IPO (as defined in the Stockholders Agreement), or as otherwise specifically required by the Committee, shall be subject to all of the terms and conditions of the Stockholders Agreement, including all transfer restrictions, repurchase rights and “take along” rights set forth therein. As a condition to receiving, exercising or settling such an Award, if not already fully bound by the terms set forth in the Stockholders Agreement, each Participant shall sign a joinder agreement pursuant to which such Participant shall become fully bound by the terms set forth in the Stockholders Agreement, to the extent then applicable. The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, requirements that the Participant: (a) hold the Shares received for a specified period of time or (b) represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.
14.8 No Registration Required. Shares and Awards shall not be issued under this Plan unless the issuance and delivery of such Shares and any Awards comply with (or are exempt from) all applicable requirements of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any Shares or any Awards under this Plan, and accordingly any certificates for Shares or documents granting Awards may have an appropriate legend or statement of applicable restrictions endorsed thereon. If the Company deems it necessary to ensure that the issuance of securities under this Plan is not required to be registered under any applicable securities laws, each Participant to whom such security would be purchased or issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company reasonably requires.
14.9 Awards to Non-U.S. Persons. To comply with the laws in countries other than the United States in which the Company or any Subsidiary or Affiliate operates or has Employees, Directors or Consultants, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries or Affiliates shall be covered by the Plan; (b) determine which Employees, Directors or Consultants outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Employees, Directors or Consultants outside the United States to comply with applicable foreign laws; (d) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals; and (e) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.
14.10 Rights as a Stockholder. Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.
14.11 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the
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Appendix B
Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.
14.12 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other Person. To the extent that any Person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.
14.13 No Constraint on Corporate Action. Nothing in the Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate.
14.14 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
14.15 Waiver of Jury Trial. By accepting an Award under this Plan, to the extent permitted by applicable law that cannot be waived, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder. For the avoidance of doubt, each party hereunder shall bear its own legal costs in connection with any such action, proceeding, counterclaim or dispute, whether tried before a court or as submit to binding arbitration as set forth herein.
14.16 Governing Law. This Plan and each Award Agreement and all claims or causes of action or other matters (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Plan or any Award Agreement or the negotiation, execution or performance of this Plan or any Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.
14.17 Jurisdiction. By accepting an Award, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the Southern District of New York; and (c) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.
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Party City Holdco Inc. | 2021 Proxy Statement |	B-13

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 9, 2021 for shares held directly and by 11:59 p.m. Eastern Time on June 7, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PRTY2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 9, 2021 for shares held directly and by 11:59 p.m. Eastern Time on June 7, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D48500-P50314

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PARTY CITY HOLDCO INC.

The Board of Directors recommends you vote FOR ALL of the Nominees listed in proposal 1:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Joel Alsfine
02) Steven J. Collins
03) James G. Conroy
04) William S. Creekmuir
05) Sarah Dodds-Brown
06) Jennifer Fleiss
07) John A. Frascotti
08) James M. Harrison
09) Norman S. Matthews
10) Michelle Millstone-Shroff
11) Bradley M. Weston

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To approve an amendment and restatement of the Party City Holdco Inc. Amended and Restated 2012 Omnibus Incentive Plan.	☐	☐	☐
3. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for fiscal 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

D48501-P50314

PARTY CITY HOLDCO INC.
Annual Meeting of Stockholders
June 10, 2021 8:30 AM, ET
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Bradley M. Weston and Ian R. Heller, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PARTY CITY HOLDCO INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, ET on June 10, 2021, via a live audio webcast at www.virtualshareholdermeeting.com/PRTY2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side